Exhibit 10.8

Execution Version

LEASE

BETWEEN

PDM UNIT 850, LLC

AND

ALKERMES, INC.

FOR PREMISES LOCATED AT

850 AND 852 WINTER STREET

RESERVOIR WOODS, WALTHAM, MASSACHUSETTS

TABLE OF CONTENTS

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LEASE

LEASE dated as of April 22, 2009, by and between PDM 850 Unit, LLC, a Delaware limited liability company (hereinafter called “Landlord”), and Alkermes, Inc., a Pennsylvania corporation (hereinafter called “Tenant”).

Article 1.

Premises — Term of Lease

Section 1.01 Premises. Upon and subject to the conditions and limitations hereinafter set forth, Landlord does hereby lease and demise unto Tenant on an “as is” basis (except as otherwise expressly set forth herein) a portion of each of the lower level, first (including the main lobby and entryway serving the Premises), second, and third floors of a building with an address of 850 and 852 Winter Street, Waltham, Massachusetts and constructed substantially in accordance with the specifications attached as Exhibit 1.01-3, subject to reasonably equivalent substitutions for materials described therein (such building being referred to herein as the “Building”), as such demised premises is more particularly described on Exhibit 1.01-1 (the “Premises”), together with the right to use, in common with others, the walkways, driveways, parking areas, loading areas, and utility lines (including telecommunications lines) serving the Premises. The parties agree that the rentable area for the Premises is 100,235 rentable square feet, as measured in accordance with the measurement standard described on Exhibit 1.01-4, attached.

The Building is a condominium unit within the Reservoir Woods Primary Condominium (the “Condominium”), a condominium created by Master Deed dated February 26, 2007, recorded in Book 49037, Page 229 of the Middlesex South Registry of Deeds, as amended. The Building and its undivided interest in the common elements of the Condominium are referred to herein as the “Property” and are more particularly described on Exhibit 1.01-2. This Lease, and Tenant’s leasehold interest in the Premises, are subject to the terms, covenants and conditions of agreements, easements and restrictions of record applicable to the Property, all of which Tenant shall perform and observe insofar as the same are applicable to the Premises; provided, however, that Tenant shall not be bound by any easements or restrictions made after the date of this Lease that materially and adversely affect Tenant’s rights and obligations under this Lease unless and until Landlord has obtained Tenant’s prior written consent. Landlord hereby represents and warrants that none of the existing agreements, easements and restrictions of record prohibit or restrict use of the Premises for the Permitted Uses.

The Premises exclude common areas and facilities of the Building, including without limitation exterior walls, roofs, the common stairways and stairwells, the parking garage, elevators and elevator wells, fan rooms, electric and telephone closets (other than those exclusively serving the Premises, if any), janitor closets, freight elevators, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Property (exclusively or in common) and other common areas and facilities from time to time designated as such by Landlord; provided that, in any event, the designation of such common areas and facilities does not adversely affect the Premises, Tenant’s use of the Premises, or access to the Premises in more than a de minimis manner. If the Premises include less than the entire rentable area of any floor, then the Premises also exclude the common corridors, common elevator lobby and common toilets located on such floor.

Section 1.02 Special Appurtenant Rights.

(a) Tenant shall, subject to reasonable closures for repairs and the like, casualty, and condemnation, have the appurtenant, non-exclusive right, in common with others, to use the common fitness center (subject only to nominal charges for use of basic services) and cafeteria (with associated patio area) located at the Building, in each case subject to reasonable rules established by Landlord from time to time pursuant to Section 5.04 of this Lease, and which services shall, subject to the matters set forth above, be available throughout the term of this Lease (the facilities referred to in this paragraph, collectively, the “Amenities”).

Landlord and Tenant acknowledge that Landlord intends to retain a third-party vendor for the operation of the cafeteria in the Building. If the service provided by any third-party vendor operating the cafeteria from time to time is inconsistent with first-class standards for a suburban office, laboratory and research and development park in more than a de minimus manner, Tenant shall have the right to give Landlord written notice of such event with sufficient detail for Landlord to investigate the complaint. At the written request of Tenant, Landlord shall exercise its right to terminate the contract of such vendor, in which event Landlord shall use reasonable efforts to replace the applicable vendor with a substitute vendor experienced in operating similar facilities in first class suburban office, laboratory and research and development buildings, subject to Tenant’s rights under the immediately preceding paragraph. Landlord shall consult with Tenant in the process of making menu selections for the cafeteria.

(b) So long as Landlord or an entity controlled by, under common control with, or controlling Landlord is the owner of the property known as 840 Winter Street, Waltham, Massachusetts (also known as “Healthpoint”), Tenant shall be entitled to the benefit of any discounted rates for the fitness facilities located at Healthpoint, if any, that are negotiated between Landlord and the owner of Healthpoint for the benefit of tenants at the Building.

(c) Tenant shall have the appurtenant, non-exclusive right, in common with others, to reasonably access any Building communication system serving the Premises (which access shall be reasonably coordinated and facilitated by Landlord) and the exclusive right and obligation to use and maintain the heating, ventilation and air-conditioning units installed on the roof and exclusively serving the second and third floors of the Premises, together with the rights to use the roof further described in Article 21, below.

(d) Landlord shall cooperate with Tenant during Tenant’s design of the Finish Work to identify an appropriate portion or portions of the parking garage beneath the Building in which Tenant may install a pH neutralization system and other lab equipment and systems serving the Premises (such areas collectively being referred to as the “PH Rooms”). In no event shall the PH Rooms exceed 750 square feet in gross floor area in the aggregate. Landlord and Tenant shall enter into a written instrument identifying the location of the PH Rooms upon determining their location, in which event such areas shall be deemed to be appurtenant to the Premises and available for Tenant’s exclusive use. If the location of the PH Rooms, as agreed to by Landlord, results in the loss of one or more parking spaces serving the Building, then such eliminated parking space(s) shall be counted towards Tenant’s parking allocation under Section 20.10 of this Lease.

(e) Tenant shall, subject to reasonable closures for maintenance and repairs (for which Landlord shall provide Tenant with reasonable prior notice where feasible), casualty, and condemnation, have the appurtenant, exclusive right to use the two (2) elevators identified as “Tenant Exclusive Elevators” on Exhibit 1.01-1 for access and egress to the Premises. Notwithstanding the foregoing, except for casualty or condemnation and subject to the provisions of Section 3.02, at least one of the Tenant Exclusive Elevators shall be available 24 hours per day, 365 days per year during the Term.

Section 1.03 Term Commencement. Tenant and Landlord acknowledge and agree that the Premises shall be delivered by Landlord in two phases: the first and third floor of the Premises and associated basement areas (the “Office Portion”) shall be delivered first, and the second floor of the Premises and associated basement areas shall be delivered second (the “Lab Portion”; either the Office Portion or the Lab Portion being referred to herein as a “Portion”).

(a) The term of this Lease for each Portion of the Premises shall commence on the earlier of (i) the Delivery Date (as defined below), or (ii) the date Tenant enters into possession of all or any substantial portion of such Portion for the conduct of its business (for the purposes of this Section 1.03, “conduct of its business” shall not include installation of furniture, fixtures, equipment, or the like). The date of commencement for each Portion as so determined is hereinafter referred to as the “Commencement Date.” The term shall expire at 11:59 p.m. on the date (the “Expiration Date”) that is the last day of the calendar month in which the 10th anniversary of the initial Rent Commencement Date (as defined in Section 2.01) occurs, unless extended or sooner terminated as hereinafter provided and shall include the period between the Commencement Date and the initial Rent Commencement Date. Landlord will provide Tenant with at least fourteen (14) days prior notice of each Delivery Date. If the Delivery Date designated in such notice does not occur on the initially designated date, Landlord shall keep Tenant informed of the anticipated Delivery Date and shall be required to give Tenant at least two (2) business days prior notice of the applicable Delivery Date as so extended.

The “Delivery Date” shall mean the date on which Landlord Substantially Completes the Landlord Work (as defined in Exhibit 7.02) for a Portion of the Premises and delivers such Portion to Tenant. The “Estimated Delivery Date” means December 1, 2009, with respect to the Office Portion and February 1, 2010, with respect to the Lab Portion, as such dates are extended for Tenant Delay and matters described in Section 20.14. Landlord’s failure to Substantially Complete the Finish Work and deliver the Premises on or before the applicable Estimated Delivery Date, for any reason, shall not give rise to any liability of Landlord hereunder, shall not constitute a Landlord’s default, shall not affect the validity of this Lease, and shall have no effect on the beginning or end of the term of this Lease as otherwise determined hereunder or on Tenant’s obligations associated therewith except that:

(i) if the Commencement Date for the Office Portion occurs more than 30 days after the Estimated Delivery Date for the Office Portion as it may be extended, then, as liquidated damages Tenant shall receive an abatement of Base Rent allocable to the Office Portion equal to (x) one day for each day following such 30-day period through the 60th day following the Estimated Delivery Date with respect to the Office Portion, and (y) two days for each day thereafter until the Commencement Date for the Office Portion occurs.

(ii) if the Commencement Date for the Lab Portion occurs more than 60 days after the Estimated Delivery Date for the Lab Portion as it may be extended, then, as liquidated damages Tenant shall receive an abatement of Base Rent allocable to the Lab Portion equal to (i) one day for each day following such sixty-day period through the 90th day following the Estimated Delivery Date with respect to the Lab Portion, and (ii) two days for each day thereafter until the Commencement Date for the Lab Portion occurs; and

(iii) Notwithstanding the foregoing, in the event that the Commencement Date for the Office Portion fails to occur within 135 days after the Estimated Delivery Date for the Office Portion, then Tenant shall have the one-time option to elect either to (A) terminate this Lease or (B) complete all of the Landlord Work at its sole cost and expense (except as set forth below) and in compliance with Article 8 hereof, in either case upon thirty (30) days prior written notice to Landlord; provided, however, that if the Commencement Date for the Office Portion occurs within such thirty (30) day period, then such election shall be of no force or effect. Notwithstanding anything to the contrary herein, if Tenant makes the election set forth in clause (B), above, then Tenant may apply any unused Finish Work Allowance towards any work undertaken pursuant to clause (B) pursuant to (and subject to the provisions of) Exhibit 7.02 and shall, to the extent not reimbursed through use of the Finish Work Allowance, have the right to reimbursement by Landlord (on 30 days prior notice) for Tenant’s reasonable third party costs and expenses to complete such Landlord Work to the extent exceeding the amount of Excess Finish Work costs that Tenant would otherwise have incurred in the completion of such Landlord Work by Landlord; and

(iv) Notwithstanding the foregoing, in the event that the Commencement Date for the Lab Portion fails to occur within 135 days after the Estimated Delivery Date for the Lab Portion, then Tenant shall have the one time option to elect either to (A) terminate this Lease solely with respect to the Lab Portion of the Premises, or (B) complete the Landlord Work for the Lab Portion at its sole cost and expense (except as set forth below) and in compliance with Article 8 hereof, in either case upon thirty (30) days prior written notice to Landlord; provided, however, that if the Commencement Date for the Lab Portion occurs within such thirty (30) day period, then such election shall be of no force or effect. In the event that Tenant makes the election set forth in (A), above, then the Lab Portion (which the parties agree consists of 33,443 rentable square feet) shall be deemed to be removed from the Premises and the Base Rent, Tenant’s Pro Rata Share, Finish Work Allowance and any other rights under this Lease that are expressly derived on a per-square-foot basis shall be adjusted accordingly. Notwithstanding anything to the contrary herein, if Tenant makes the election set forth in clause (B), above, then Tenant may apply any unused Finish Work Allowance towards any work undertaken pursuant to clause (B) to the extent elected by Tenant pursuant to (and subject to the provisions of) Exhibit 7.02 and shall, to the extent not reimbursed through use of the Finish Work Allowance, have the right to reimbursement by Landlord (on 30 days prior notice) for Tenant’s reasonable third party costs and expenses to complete such Landlord Work to the extent exceeding the amount of Excess Finish Work costs that Tenant would otherwise have incurred in the completion of such Landlord Work by Landlord.

(v) In connection with the exercise of this Lease, Landlord has provided Tenant with a guaranty from The Prudential Insurance Company of America, acting solely on behalf of or for the benefit of its insurance company separate account PRISA II, in the form attached as Exhibit 1.03.

The remedies set forth in this Section 1.03(a) are Tenant’s sole and exclusive remedies, at law or in equity, with respect to Landlord’s timely delivery of the Premises and timely Substantial Completion of the Landlord Work.

(b) Tenant and Landlord agree to execute an agreement in recordable form identifying the actual Commencement Dates, the Rent Commencement Dates, and the Expiration Date, but a failure to execute such an agreement shall not affect the commencement or expiration of the term of this Lease.

THIS LEASE IS MADE UPON THE COVENANTS, AGREEMENTS, TERMS, PROVISIONS, CONDITIONS AND LIMITATIONS SET FORTH HEREIN, ALL OF WHICH TENANT AND LANDLORD EACH COVENANT AND AGREE TO PERFORM AND COMPLY WITH, EXCEPTING ONLY AS TO THE COVENANTS OF THE OTHER:

Article 2.

Rent

Section 2.01 Base Rent. (a) The “Rent Commencement Date” shall mean, respectively, (x) the date that is six months after the Commencement Date for the Office Portion and (y) the date that is five months month after the Commencement Date for the Lab Portion. Beginning on the Rent Commencement Date for the applicable Portion, and on the first day of each month thereafter, the Tenant shall pay the Landlord base rent (“Base Rent”) in equal monthly installments, in advance, pursuant to the following schedule:

Period	Annual Base Rent for the entire Premises	Annual Base Rent Per Rentable Square Foot	Monthly Base Rent for the entire Premises
From the Rent Commencement Date through the last day of the 42nd calendar month	$2,505,875.00	$25.00	$208,822.92
From the first day of the 43rd calendar month through the last day of the 78th calendar month	$2,706,345.00	$27.00	$225,528.75
From the first day of the 79th calendar month through the expiration of the term of this Lease	$2,936,885.50	$29.30	$244,740.46

*

In the event that the Office Portion and Lab Portion Rent Commencement Dates do not occur on the same day, the Annual Base Rent and Monthly Base Rent shall be apportioned accordingly (e.g. 66.6% of the Annual Base Rent is allocable to the Office Portion and 33.4% is allocable to the Lab Portion).

If any Rent Commencement Date is other than the first day of the month, then, with respect to the partial month following such Rent Commencement Date, Tenant shall pay to Landlord on the applicable Rent Commencement Date a pro-rated share of the Base Rent that would have otherwise been payable for such month (based on the number of days remaining in such month) had such Rent Commencement Date occurred on the first day of such month.

Section 2.02 Additional Rent for Operating Expenses and Taxes.

(a) Commencing on the Commencement Date for each Portion of the Premises, Tenant shall pay as Additional Rent to Landlord Tenant’s Pro Rata Share of Taxes (as defined below) and Tenant’s Pro Rata Share of all Operating Expenses (as defined below). If at any time within any calendar year, less than 95% of the rentable space of the Building or Property is leased and occupied under agreements for which the lease term has commenced, Operating Expenses that vary with such occupancy for that calendar year during the term of this Lease shall be computed and adjusted upward so that Operating Expenses shall at all times equal the greater of (i) actual Operating Expenses or (ii) an amount extrapolated as if the Building or Property, as applicable, were ninety-five (95%) leased.

Additional Rent computed under this Section 2.02 shall be prorated should this Lease commence or terminate before: (i) the end of any fiscal tax year for that portion related to Taxes; or (ii) the end of any calendar year for that portion related to Operating Expenses. Tenant shall make monthly payments of Additional Rent, in advance, on the applicable Commencement Date and the first of each month thereafter equal to one-twelfth (1/12) of the annual amount of such Additional Rent reasonably projected by Landlord to be due from Tenant (pro-rated for any partial month at the beginning or end of the term) from time to time. Tenant’s monthly payments may be reasonably revised by Landlord from time to time so that Tenant’s aggregate monthly payments shall equal the Additional Rent then projected to be due for the year in question. A final accounting and payment for each real estate tax and operating period shall be made within thirty (30) days after written notice from Landlord of the exact amount of such Additional Rent for the fiscal tax year or calendar year in question (each, a “Reconciliation Notice”), which notice Landlord shall endeavor to deliver to Tenant within ninety (90) days after the end of each fiscal tax year or calendar year, as applicable, and, in any event, Landlord shall deliver within 270 days after the end of each fiscal tax year or calendar year, as applicable. Landlord’s statements of Additional Rent for Operating Expenses and Taxes shall be conclusive and binding on Tenant unless disputed within six months after the respective year-end statements are issued. In the event that the Additional Rent due with respect such period is finally determined to be less than the Additional Rent paid by Tenant on account of Landlord’s projection of Additional Rent, Landlord shall credit the difference against the next installment of Rent coming due under this Lease or, if no such installment is coming due, then Landlord shall promptly refund such difference. In the event Taxes for the Premises, based upon which Tenant shall have paid Additional Rent, are subsequently reduced or abated, Tenant shall be entitled to receive its allocable share of the amount abated, provided that the amount of the rebate allocable to Tenant shall in no event exceed the amount of Additional Rent paid by Tenant for such fiscal year on account of Taxes under this Section 2.02, and further provided the rebate allocable to Tenant shall be reduced by its allocable share of the reasonable cost of obtaining such reduction or abatement not otherwise paid by Tenant. The obligations of this paragraph shall survive the expiration of the Lease.

“Tenant’s Pro Rata Share” is calculated by dividing the rentable square foot area of the Premises by the rentable square foot area of the Building, as of the date of the computation. Tenant’s Pro Rata Share is initially 37.1% for the Office Portion and 55.7% for the entire Premises and is subject to adjustment if the rentable square footages of the Premises changes on account of any amendment to the Lease or the Building changes on account of any remeasurement, reconstruction or expansion by Landlord. The Building consists of 180,039 rentable square feet, subject to adjustment pursuant to the immediately preceding sentence.

(b) “Operating Expenses” for the purpose of this Section shall mean:

(1) All expenses incurred by the Landlord or its agents which shall be directly related to employment of day and night supervisors, janitors, handymen, engineers, mechanics, electricians, plumbers, porters, cleaners, accounting and management personnel, and other personnel (including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen’s compensation, insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on the Landlord or its agents pursuant to any collective bargaining agreement), for services in connection with the operation, management, repair, maintenance, cleaning and protection of the Property and appurtenant common areas and facilities serving the Premises in a manner customarily provided to first class suburban mixed use office, laboratory and research and development parks in the suburban Boston area including without limitation repair and maintenance and providing the services required by this Lease, and, subject to clause (c)(1) below, personnel engaged in supervision of any of the persons mentioned above (collectively the “Operation of the Property”);

(2) The cost of services, materials and supplies furnished or used in the Operation of the Property;

(3) The cost of replacements for tools and equipment used in the Operation of the Property;

(4) Commercially reasonable management fees paid to managing agents and for reasonable legal and other professional fees relating to the Operation of the Property, but excluding legal and other professional fees paid in connection with negotiation, administration or enforcement of leases; provided, however, that so long as an affiliate of the Landlord manages the Property, management fees for the Property shall not exceed the greater of $75,000 or three percent (3%) of the gross income from tenants of the Property (including Base Rent and all Additional Rent) computed on an annual basis plus reimbursements;

(5) Insurance premiums in connection with the Operation of the Property, including without limitation for such insurance coverages and amounts as Landlord or its mortgagees may require from time to time;

(6) The costs of plowing and snow removal, maintaining landscaping and storm water drainage systems, maintaining parking garages, other parking areas, driveways, roadways, light poles, entry areas, and loading docks in good repair reasonably free of snow and ice (costs for shared facilities shall be allocated as set forth in clause 8 below), and the cost to provide the shuttle services described in Exhibit 3.02;

(7) Amounts paid to independent contractors for services, materials and supplies furnished for the Operation of the Property;

(8) Condominium assessments and charges;

(9) All other expenses incurred in connection with the Operation of the Property, including expenditures for maintenance and repairs that are classified as capital expenditures in accordance with generally accepted accounting principles, consistently applied, and for capital improvements and replacements that (A) will, in Landlord’s reasonable estimate, result in a reduction in Operating Expenses payable by Tenant (but only to the extent of such reduction) or (B) are required by changes in law occurring after the first Delivery Date to occur or enforcement of laws not generally occurring on such Delivery Date) to the extent not otherwise excluded as Operating Expenses, phone charges, travel (to the extent related to the performance of services included in Operating Expenses), costs of customary waste and recyclables removal, security and life safety systems testing, common area electricity and cleaning, and utilities, any expenses in the nature of common area charges for operation, maintenance and repair of driveways, parking garages, if any, and other facilities or services shared with other buildings or premises, and any condominium common expenses assessed against a condominium unit comprising the Premises. Any capital expenditures included in Operating Expenses pursuant to this paragraph shall be amortized on a straight line basis over the useful life of the item in question, as determined by Landlord using generally accepted accounting principles, consistently applied, together with interest at Landlord’s actual interest rate incurred in financing such capital improvements, or, if no part of such expenditure is financed, at an imputed interest rate equal to the prime rate of interest as reported by Bank of America, N.A., plus three (3%) percent; and

(10) Costs incurred in connection with the operation of the common fitness room and cafeteria, except to the extent covered by fees for use of such facilities.

(c) Operating Expenses shall be computed on an accrual basis and shall be determined in accordance with generally accepted accounting principles consistently applied. They must be actually incurred, but may be incurred directly or by way of reimbursement, and shall include taxes applicable thereto. The following shall be excluded from Operating Expenses:

(1) Salaries and related benefits or any portion thereof for officers and executives of the Landlord or Landlord’s managing agent above the level of property manager.

(2) Depreciation of the Premises or any improvements thereon.

(3) Interest and amortization on indebtedness (except as expressly provided above).

(4) Expenses for which the Landlord, by the terms of this Lease or otherwise, makes a separate charge.

(5) The cost of any electric current or other utilities or services paid for by the Tenant or by other tenants as a separate charge.

(6) Leasing fees or commissions.

(7) Repairs or other work occasioned by the exercise of right of eminent domain.

(8) Renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants or vacant tenant space, other than maintenance and repairs required by this Lease and work in common areas.

(9) Landlord’s costs of utilities and other services sold separately to tenants for which Landlord is entitled to be reimbursed by such tenants as a separate charge over and not as part of the base rent, operating expense, or other rental amounts payable under the lease with such tenant.

(10) Expenses in connection with services or other benefits of a type which Tenant is not entitled to receive under the Lease but which are provided to another tenant or occupant.

(11) Expenses, including rental, created under any ground or underlying leases.

(12) Any particular items and services for which a tenant otherwise reimburses Landlord by direct payment over and above the base rent, operating expenses and other rental amounts payable under the applicable lease.

(13) Any expense for which Landlord is compensated through proceeds of insurance, condemnation or otherwise.

(14) Expenses for periods of time not included within the term of this Lease.

(15) Expenses that are considered capital improvements and replacements under generally accepted accounting principles, except to the extent expressly permitted pursuant to clause (b)(9), above.

(16) Cost of rebuilding after casualty or taking, other than insurance deductibles.

(17) All Operating Expenses shall be reduced by the amount (net of collection costs) of any insurance reimbursement, discount or allowance received by the Landlord in connection with such costs.

(18) Costs incurred in the acquisition and development of the Property including the correction of any defective Base Building Work.

(19) Environmental testing, and the cost of complying with applicable federal, state and local laws, regulations and rules dealing with handling, storage and disposal of Hazardous Materials (other than those ordinarily found or used in the customary operation of first class office buildings), including clean up costs, and any related matters, except in each case to the extent caused by Tenant or any party for whom Tenant is legally responsible.

(20) That portion of employee expenses allocable to work that is not for the benefit of the Property or common areas and facilities serving the same; if employees work at more than one location, their compensation and other labor costs shall be properly allocated.

(21) Administrative fees and compensation for Landlord’s and managing agent’s general administrative staff, to the extent not directly attributable to the management, operation, maintenance and repair of the Property or common areas and facilities serving the Property (other than the management fee referred to in subsection (b)(4), above).

(22) Franchise or income taxes imposed on Landlord.

(23) Costs incurred by Landlord as a result of any violation by Landlord or any other tenant of the terms and conditions of any lease of space.

(24) Costs related to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, or costs incurred by Landlord relative to any debt that encumbers the Property (by example these costs shall include, but not be limited to income tax return preparation, filing costs, legal costs, etc.).

(25) Costs arising from Landlord’s charitable contributions not to exceed $500 per year (such amount to be increased, but never decreased, annually in proportion to any increase in the Consumer Price Index — All Urban Consumers for the Boston Metropolitan area published by the U.S. Department of Labor or a comparable index reasonably selected by Landlord (such index being referred to herein as the “CPI”)).

(26) Costs for reserves of any kind.

(27) Costs incurred in connection with Building events for tenants, including, but not limited to, tenant parties, holiday gifts and tenant welcoming gifts.

(28) Costs for any services to the Premises that are assumed by Tenant pursuant to Section 3.03 of this Lease, whether provided to Tenant or to other tenants of the Building in their premises.

(29) Costs of audited financial statements, but only to the extent the same is in excess of $15,000 in any single lease year (such amount to be increased, but never decreased, annually in proportion to any increase in the CPI).

(d) “Taxes” means all taxes, assessments, betterments, excises, user fees imposed by governmental authorities, and all other governmental charges and fees of any kind or nature, or impositions or agreed payments in lieu thereof or voluntary payments made in connection with the provision of governmental services or improvements of benefit to the Building or the Property), assessed or imposed against the Building or the Property (including without limitation any personal property taxes levied on such property or on fixtures or equipment used in connection therewith), other than a federal or state income tax of general application. Notwithstanding anything to the contrary herein, Taxes shall exclude (a) any land acquisition costs, and any other fee, cost or tax (other than increases in real property taxes resulting from reassessments of the Property) associated with the development or construction of the Property and (b) any interest or penalties for late payments to the extent relating to a period in which Tenant was not in default of its obligations to pay Tenant’s Pro Rata Share of Taxes, and (c) any income, capital levy, transfer, capital stock, gift, estate or inheritance tax. The amount of any special taxes, special assessments and agreed or governmentally imposed “in lieu of tax” or similar charges shall be included in Taxes for any year but shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax, special assessment or such charge required to be paid during or with respect to the year in question. Betterments and assessments, whether or not paid in installments, shall be included in Taxes in any tax year as if the betterment or assessment were paid in installments over the longest period permitted by law, together with the interest thereon charged by the assessing authority for the payment of such betterment or assessment in installments.

If during the term of this Lease the present system of ad valorem taxation of property shall be changed so that, in lieu of or in addition to the whole or any part of such ad valorem tax there shall be assessed, levied or imposed on such property or on Landlord any kind or nature of federal, state, county, municipal or other governmental capital levy, income, sales, franchise, excise or similar tax, assessment, levy, charge or fee (as distinct from the federal and state income tax in effect on the date of this Lease) measured by or based in whole or in part upon building valuation, mortgage valuation, rents, services or any other incidents, benefits or measures of real property or real property operations, then any and all of such taxes, assessments, levies, charges and fees shall be included within the term of Taxes, but only to the extent that the same would be payable if the Property were the only property of Landlord. Taxes shall also include expenses, including reasonable fees of attorneys, appraisers and other consultants, incurred in connection with any efforts to obtain abatements or reduction or to assure maintenance of Taxes for any year wholly or partially included in the term of this Lease, whether or not successful and whether or not such efforts involved filing of actual abatement applications or initiation of formal proceedings.

(e) Tenant shall have the right for a period of ninety (90) days (the “Audit Period”) following its receipt of Landlord’s statement of Additional Rent due on account of Operating Expenses to examine and copy Landlord’s books and records concerning Operating Expenses for the calendar year covered by such statement in the offices of the property manager or another location reasonably designated by Landlord in the greater Boston area, so long as Tenant pays any amount billed by Landlord on account of Additional Rent without protest (but subject to Tenant’s right to recover any overpayments pursuant to this paragraph). Tenant’s audit may be conducted by its employees or its designated accountants, provided that the accountants must be employed on a regular fee for services basis and not on a contingency fee basis. If, by notice to Landlord given after such examination but during the Audit Period (which notice shall be accompanied by documentation evidencing the results of Tenant’s audit to Landlord’s reasonable satisfaction), Tenant disputes the amount of Additional Rent for Operating Expenses shown on the statement, then Tenant may request that the amount of Additional Rent for Operating Expenses for the year in question be determined by an audit conducted by a certified public accountant reasonably selected by both parties, provided that if the parties are unable so to agree on an accountant within ten (10) days after receipt of Tenant’s notice, then within twenty (20) days after Tenant’s notice is given Tenant may submit the dispute for determination by an arbitration conducted by a single arbitrator in the Boston Office of the American Arbitration Association (“AAA”) in accordance with the AAA’s Commercial Arbitration Rules. The arbitrator shall be selected by the AAA and shall be a certified public accountant with at least ten (10) years of experience in auditing mixed use office, laboratory and research and development buildings in the suburban Boston area. The cost of the accountant selected by both parties, and the arbitrator, if applicable, shall be shared equally by the parties. Tenant and each person reviewing Landlord’s books and records or participating in the arbitration shall agree in an instrument prepared by Landlord that all information obtained from Landlord’s books and records shall be kept confidential and used only for the purpose of determining amounts properly due under this Lease. If the Additional Rent due is finally determined to be less than the Additional Rent paid by Tenant on account of Landlord’s calculation of Operating Expenses, Landlord shall either promptly refund to Tenant the difference or credit same against Rent next due from Tenant. If the Additional Rent due was less than ninety-five percent (95%) of the Additional Rent paid by Tenant on account of Landlord’s calculation of Operating Expenses, Landlord shall reimburse Tenant for the reasonable third-party costs of reviewing Landlord’s books and records, but in any event not to exceed $4,000 (such amount to be increased, but never decreased, annually in proportion to any increase in the CPI).

(f) Operating Expenses which are incurred jointly for the benefit of the Building and another building or premises shall be allocated between the Building and the other building or premises in accordance with the ratio of their respective rentable areas calculated using a consistent methodology, unless Landlord reasonably determines that the other building or premises is used for a purpose materially different than the Building or that the Operating Expense in question results from a service provided or used in a materially disproportionate manner, in which case the affected cost items shall be allocated on a reasonable basis by Landlord. Landlord may elect to allocate Operating Expenses separately among tenants with different use categories in the Building from time to time based on such factors as the Landlord reasonably determines (rather than on a proportionate basis based on square feet) if Landlord reasonably determines it is necessary to fairly allocate the Operating Expenses. If the Building and the land appurtenant thereto are not assessed as a separate tax parcel, then real estate taxes shall be allocated between the Building and the balance of the tax parcel based on the factors taken into account by the municipal tax assessor or such other reasonable method as Landlord may elect, which may be based on the relative square footages of the buildings and their use or may be in accordance with the ratio of their respective fair market values. In the event of a dispute concerning the allocation of Operating Expenses or Taxes, then the matter shall be submitted by Landlord and Tenant for resolution by arbitration in accordance with the procedures set forth in Section 2.02(e).

Section 2.03 Payment of Rent. The term “Additional Rent” shall mean all amounts due under Section 2.02 for Operating Expenses and Taxes, and all other amounts (except Base Rent) to be paid by Tenant to Landlord in accordance with the terms of this Lease, including without limitation payments to Landlord for reimbursement of any costs expended upon an Event of Default by Tenant. The term “Rent” shall mean Base Rent and Additional Rent. All payments of Rent shall be made without set-off, deduction or offset except as expressly provided in this Lease. All payments of Rent shall be made to the Landlord at c/o Davis Marcus Management, One Appleton Street, Boston, Massachusetts 02116, Attn: Larry Lenrow, or as may be otherwise directed by the Landlord in writing, which may include a direction to pay by wire transfer to an account specified by Landlord. Without limiting the foregoing, Tenant’s obligation to pay Rent shall be absolute, unconditional, and independent and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or, except as provided in Article 11, any casualty or taking, or any failure by Landlord to perform or other occurrence; and, except as expressly provided in this Lease, Tenant assumes the risk of the foregoing and waives all rights now or hereafter existing to quit or surrender the Premises or any part thereof, to terminate or cancel this Lease, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Subject to the provisions of this Lease, however, Tenant shall have the right to injunctive relief or to seek judgments for direct money damages occasioned by Landlord’s breach of its Lease covenants.

Section 2.04 Rent from Real Property. It is intended that all Rent payable by Tenant to Landlord, which includes all sums, charges, or amounts of whatever nature to be paid by Tenant to Landlord in accordance with the provisions of this Lease, shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). If Landlord, in its sole discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Code and the Regulations, Tenant agrees (i) to cooperate with Landlord by entering into such amendment or amendments to this Lease as Landlord reasonably deems necessary to qualify all Rent as “rents from real property,” and (ii) to permit an assignment of this Lease; provided, however, that any adjustments required under this section shall be made so as to produce the equivalent (in economic terms) Rent as payable before the adjustment.

Section 2.05 Security Deposit. On or before April 27, 2009, Tenant shall deliver to Landlord as security for the performance of the obligations of Tenant hereunder a letter of credit in the initial amount of $1,000,000 (the “Letter of Credit Amount”) in accordance with this Section 2.05 (as renewed, replaced, increased and/or reduced pursuant to this Section 2.05, the “Letter of Credit”). Tenant’s failure to timely deliver the Letter of Credit to Landlord, or increase the amount of the Letter of Credit as required under this Section 2.05, at any time pursuant to this Section 2.05 shall constitute an Event of Default under this Lease, without any notice or cure period under Article 14. The Letter of Credit (i) shall be irrevocable and shall be issued by a commercial bank reasonably acceptable to Landlord that has an office for presentment in the City of Waltham or City of Boston, in the form attached as Exhibit 2.05 or such other substantially similar form as is reasonably acceptable to Landlord, (ii) shall require only the presentation to the issuer of a certificate of the holder of the Letter of Credit stating that Landlord is entitled to draw on the Letter of Credit pursuant to the terms of this Lease, (iii) shall be payable to Landlord or its successors in interest as the Landlord and shall be freely transferable without cost to Landlord, any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease, (iv) shall be for an initial term of not less than one year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least 45 days prior to the scheduled expiration date, give Landlord notice of such non-renewal, and (v) shall otherwise be in form and substance reasonably acceptable to Landlord. Landlord acknowledges that, as of the date of this Lease, Bank of America is an approved issuer of the Letter of Credit. Notwithstanding the foregoing, the term of the Letter of Credit for the final period shall be for a term ending not earlier than the date sixty (60) days after the last day of the Term. Tenant acknowledges that Landlord may be required to pledge the proceeds of the Letter of Credit to any lender holding a collateral assignment of Landlord’s interest in the Lease and agrees to provide Landlord with such documentation as Landlord may reasonably request, and to cooperate with Landlord as is necessary, to evidence the consent to such pledge by the issuer of the Letter of Credit.

(a) The Letter of Credit Amount shall be increased by Tenant (via amendment to the then-existing Letter of Credit or by supplying Landlord with a replacement Letter of Credit) by the amount of $1,500,000 if Tenant fails, at any time during the term of this Lease, to meet the Financial Test (as hereinafter defined). The “Financial Test” shall mean that Tenant has unrestricted cash and cash equivalents, as determined in accordance with generally accepted accounting principles, consistently applied, equal to at least $50,000,000 in United States dollars. If, at any time after the Letter of Credit is increased pursuant to the foregoing, Tenant subsequently meets the Financial Test for three complete calendar quarters in a row and reasonably evidences the same to Landlord, then, provided that Tenant is not then in default beyond applicable notice or cure periods and no Bankruptcy Event (as defined below) is then in effect, Tenant shall be entitled to reduce the Letter of Credit by the amount of $1,500,000 (but to an amount equal to no less than $1,000,000) until such time, if any, that Tenant subsequently fails to meet the Financial Test. A “Bankruptcy Event” shall mean that Tenant files a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, shall file any petition or answer seeking any reorganization, arrangement, composition, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or shall seek, or consent, or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant of all or any substantial part of their respective properties, or of the Premises, or shall make any general assignment for the benefit of creditors; or any court enters an order, judgment or decree approving a petition filed against Tenant seeking any reorganization, arrangement, composition, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors.

Landlord shall be entitled to draw upon the Letter of Credit in part or for its full amount, as Landlord may elect (i) if an Event of Default is then continuing (or if Tenant has failed to timely pay rent or perform any of its other obligations under the Lease and transmittal of a default notice or running of any cure period is barred or tolled by applicable law), (ii) if, not less than 30 days before the scheduled expiration of the Letter of Credit, Tenant has not delivered to Landlord a new Letter of Credit in accordance with this Section 2.05 (which failure shall be deemed a default without notice or cure period) or (iii) if the credit rating of the long-term debt of the issuer of the Letter of Credit (according to Moody’s or similar national rating agency) is downgraded to a grade below investment rate), or if the issuer of the Letter of Credit shall enter into any supervisory agreement with any governmental authority, or if the issuer of the Letter of Credit shall fail to meet any capital requirements imposed by applicable law. Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to cure an Event of Default under the Lease and/or make any payments due to Landlord hereunder on account of such Event of Default including without limitation any unpaid Rent, any damages arising from a termination of this Lease in accordance with its terms, and for any damages arising from any rejection of this Lease in a bankruptcy proceeding commenced by or against Tenant. Any amount drawn in excess of the amount applied by Landlord pursuant to the immediately preceding sentence shall be held by Landlord as a security deposit for the performance by Tenant of its obligations hereunder. Said security deposit may be mingled with other funds of Landlord, and no fiduciary relationship shall be created with respect to such deposit, nor shall Landlord be liable to pay Tenant interest thereon. If Tenant shall fail to perform any of its obligations under this Lease, Landlord may, but shall not be obliged to, apply the security deposit to the extent necessary to cure the Event of Default and/or make any payments due to Landlord hereunder on account of such Event of Default. After any such application by Landlord of the Letter of Credit or security deposit, Tenant shall reinstate the Letter of Credit to the amount then required to be maintained hereunder, upon demand (and, upon such reinstatement, Landlord shall return any cash security deposit then being held by Landlord to Tenant). Within forty-five (45) days after the expiration or sooner termination of the Term the Letter of Credit and any security deposit, to the extent not applied, shall be returned to the Tenant, without interest. For purposes of this Section 2.05, an Event of Default shall also include any default that is prevented or delayed from ripening into an Event of Default due to Landlord’s inability to give any required notice or the tolling of any grace or cure period caused by any stay or injunction arising from the bankruptcy of Tenant.

In the event of a sale of the Property or lease, conveyance or transfer of the Property, Landlord shall have the right to transfer the security to the transferee (“New Landlord”) and Landlord shall thereupon be released by Tenant from all liability for the return of such security; and Tenant agrees to look to the New Landlord solely for the return of said security. The provisions hereof shall apply to every transfer or assignment made of the security to a New Landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Letter of Credit or the monies deposited herein as security, and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance

Article 3.

Utility Services

Section 3.01 Electricity. From and after the Commencement Date for each Portion of the Premises, Tenant agrees to pay, or cause to be paid, as Additional Rent, all charges for electricity consumed in the applicable Portion of the Premises (or by any special facilities serving the Premises). Tenant will comply with all contracts relating to any such services. Tenant’s charges for such utility usage shall be based upon Tenant’s actual usage as determined by Landlord’s reading of check-meters serving the Premises provided as part of the Finish Work. Tenant shall make monthly payments of Additional Rent on account of electricity, in advance, on the applicable Commencement Date and the first of each month thereafter equal to one-twelfth (1/12) of the annual amount of such Additional Rent reasonably projected by Landlord, based upon prior usage at the relevant building or as projected by Landlord’s engineer, to be due from Tenant (pro-rated for any partial month at the beginning or end of the term) from time to time. Tenant’s monthly payments may be reasonably revised by Landlord from time to time so that Tenant’s aggregate monthly payments shall equal the Additional Rent then projected to be due for the year in question. Landlord shall provide Tenant with a statement showing Tenant’s actual usage of electricity based on the reading of Tenant’s check-meters no less often than annually. If the Additional Rent due for electricity is less than the Additional Rent for electricity paid by Tenant on account of Landlord’s calculation of estimated electrical charges, Landlord shall either promptly refund to Tenant the difference or credit same against Rent next due from Tenant. If the Additional Rent due for electricity is more than Landlord’s calculation of estimated electrical charges, Tenant shall pay such amount to Landlord within 30 days following receipt of the bill therefor. If such usage is not separately or check-metered from time to time, such usage and billing shall be based upon the reasonable estimate of Landlord’s consulting engineer. If Tenant is directed by Landlord to make payments directly to the utility company for separately metered electricity, then Tenant shall pay such bills directly to the utility company, Tenant shall contract directly for electric service, and shall pay all bills for such utility service as and when due. Tenant shall pay all costs associated with obtaining the electricity service, including costs for equipment installation, maintenance and repair; exit fees, stranded cost charges, and the like.

Section 3.02 Other Landlord Services. Landlord shall provide Tenant with access to the Premises, the Building and the parking areas serving the Building 24 hours per day, 365 days per year, subject to matters described in Section 20.14 and Landlord’s reasonable security measures, and subject to Landlord’s right to prohibit, restrict or limit access to the Building or the Premises in emergency situations if Landlord determines, in its reasonable discretion, that it is necessary or advisable to do so in order to prevent or protect against death or injury to persons or damage to property. Landlord agrees to furnish to the Premises the services, and for the periods, set forth on Exhibit 3.02 (Tenant paying for such services as Operating Expenses). All other services necessary for the use, occupancy or operation of the Premises, or to maintain the same in good condition and repair (except to the extent set forth in Section 7.01, below), shall be provided by Tenant. In the event of an unanticipated maintenance or repair cost that is incurred by Landlord as an Operating Expense, Landlord may notify Tenant upon determining the maintenance or repair is needed and, if requested by Landlord, Tenant shall pay the reasonable cost thereof to Landlord within thirty (30) days after request in addition to the estimated monthly payments for Operating Expenses under Section 2.02 and the additional payment shall be credited against the total amount of Operating Expenses due under Section 2.02 for the year in question. Landlord shall not be required to provide services which exceed the capacity of the building systems serving the Premises and shall not be required to act (or prevented from acting) in any manner which might create unsafe conditions, violate applicable legal requirements, or be inconsistent with standards for the operation of comparable institutionally-financed mixed use office, laboratory and research and development buildings. In any event, subject to Section 7.06 below, Landlord’s obligation to provide such services shall be subject to interruption due to any act or omission of Tenant (including a failure to pay for utilities), accident, to the making of repairs, alterations or improvements (other than those due to the willful misconduct of Landlord), to labor difficulties, to trouble in obtaining fuel, electricity, service or supplies from the sources from which they are usually obtained for such building, governmental restraints, or to any cause beyond the Landlord’s reasonable control. In the event of any such disruption or interruption (other than an act or omission of Tenant) prior to the time when Tenant is responsible for providing such services, Landlord will use diligent efforts to restore the services, or to cause the services to be restored, as promptly as reasonably possible. In no event shall Landlord be liable for any interruption or delay in any of the above services for any of such causes except as provided in Section 7.06.

Normal Building hours of operation are Monday through Friday, 8 a.m. to 6 p.m., and Saturday 8 a.m. to 1 p.m., exclusive of state and federal holidays and such other days as Landlord may reasonably designate as Building holidays (e.g. the day after Thanksgiving).

Section 3.03 Facilities Management Rights.

(a) So long as an Event of Default does not then exist, Tenant shall have the right to assume all or any portion of the on-site management services with respect to the Building systems serving the Premises described on Exhibit 3.03-1 commencing on a date no earlier than the initial Commencement Date. If Tenant desires to assume all or any portion of such on-site management responsibilities pursuant to this Section 3.03, Tenant shall notify Landlord in writing (a “Facilities Management Notice”) at least sixty (60) days prior to the first day of the month in which Tenant intends to assume such management responsibilities and identify by reference to Exhibit 3.03-1 the responsibilities to be assumed. In connection with any such change in management, the parties shall cooperate and coordinate with each other so as to effect a smooth transition and transfer of information and responsibility. During any period that Tenant is exercising its facilities management rights pursuant to this Section 3.03, the provisions of Exhibit 3.03-2 shall apply.

Tenant shall have the right voluntarily to terminate any portion of its management services under this Section 3.03 and to relinquish all or any portion of such services under this Section 3.03 upon sixty (60) days notice and may subsequently again exercise its management rights hereunder (in whole or in part) provided that the conditions set forth in this Section 3.03 are then satisfied and more than twelve (12) months have elapsed following the effective date of the termination of the applicable portion of its management services. If Landlord terminates Tenant’s management services pursuant to the provisions of Exhibit 3.03-2, then Tenant shall have no further right to manage any portion of the Building under this Section 3.03. In no event shall Tenant, in the exercise of its rights under this Section 3.03, be permitted to assume the management of areas or facilities of the Building serving tenants other than Tenant.

(b) During such time as Tenant is exercising its facilities management rights pursuant to this Section 3.03, Tenant will cooperate and work with Landlord to manage the same cooperatively with the remainder of the Property. In all events, Tenant shall be fully responsible for all costs and expenses of facilities management under this Section, subject to reimbursement for capital expenditures as set forth below. Tenant’s rights under this Section 3.03 shall be personal to the Tenant originally named hereunder. In no event may Tenant’s facilities management rights pursuant to this Section 3.03 be transferred to or exercised by any other transferee.

Notwithstanding anything in this Lease to the contrary, so long as Tenant is exercising its facilities management rights pursuant to this Section 3.03, Tenant will maintain, repair and replace, at its sole cost and expense (subject to reimbursement with respect to capital expenditures as set forth below) portions of the Building as further described on Exhibit 3.03-1 and designated in Tenant’s Facilities Management Notice (the “Self-Managed Components”) and Landlord shall, during such period, have no obligation to maintain, repair, or replace the Self-Managed Components. If any element of the Self-Managed Components cannot be fully repaired or restored, and Landlord authorizes replacement of such item or replacement, or such replacement item is included in an Approved Budget (as defined in Exhibit 3.03-2) Tenant shall replace it at Tenant’s cost even if the benefit or useful life of such replacement extends beyond the term of this Lease and Landlord shall reimburse Tenant for such costs to the extent that such costs are capital expenditures that would not have been includable in Operating Expenses payable by Tenant under this Lease. Landlord shall reimburse Tenant for the costs set forth in the preceding sentence by paying such costs within 30 days after receiving Tenant’s invoice therefor. If Landlord pays costs for capital expenditures when invoiced under this paragraph and Tenant subsequently exercises an option to extend the term in accordance with this Lease, Tenant shall reimburse Landlord for all such costs allocable to the extension term or terms (to the extent that such costs would have been includable in Operating Expenses payable by Tenant) within 30 days after written request by Landlord made at any time after Tenant exercises the applicable extension option. Landlord’s and Tenant’s obligations under the prior two sentences shall survive the expiration of the term.

Article 4.

Insurance

Section 4.01 Compliance with Property Insurance. The Tenant shall not permit any use of the Premises which will make voidable any insurance on the Property, or on the contents of said property, or which shall be contrary to any law or regulation from time to time established by the Insurance Services Office, or any similar body succeeding to its powers. The Tenant shall, on demand, reimburse the Landlord in full for its allocable share of any extra insurance premiums caused by the particular use or manner of use of the Premises by Tenant.

Section 4.02 Tenant’s Required Insurance. The Tenant shall maintain with respect to the Premises and the property of which the Premises are a part, the following insurance:

(a) Commercial general liability insurance, including Broad Form Project Damage and Contractual Liability, with respect to the Premises, their use, occupancy and operation, under which Tenant is the named insured and Landlord, Landlord’s managing agent, any mortgagee, the association of unit owners under the Reservoir Woods Primary Condominium, The Prudential Insurance Company of America, and any Landlord agents or contractors (provided that Landlord has identified such mortgagee, agents and/or contractors by notice to Tenant) are named as additional insureds with respect to their vicarious liability for covered claims arising from Tenant’s use or occupancy of the Premises or the Property. Such coverage shall be written on an occurrence basis, with the following minimum limits: General Aggregate $2,000,000.00; Products/Completed Operations Aggregate $2,000,000.00; Each Occurrence $1,000,000.00; Personal and Advertising Injury $1,000,000.00; Medical Payments $5,000.00 per person. In addition, Tenant shall maintain Umbrella/Excess Liability insurance on a following form basis with the following minimum limits: General Aggregate $5,000,000.00; Each Occurrence $5,000,000.00;

(b) Commercial property insurance on an “all risk” basis, and specifically including sprinkler leakages, vandalism, and malicious mischief and plate glass damage covering all property of every description owned or brought into the Premises by Tenant, its employees, agents, contractors, subtenants, or assignees including stock-in-trade, furniture, fittings, installations, alterations, additions, partitions and fixtures or anything in the nature of a leasehold improvement made or installed by or on behalf of the Tenant, including without limitation any Tenant Work and the Finish Work, in an amount of not less than one hundred percent (100%) of the full replacement cost thereof as shall from time to time be reasonably approved by Landlord in form satisfactory to Landlord in its reasonable discretion and plate glass insurance coverage covering all plate glass within the Premises. Landlord shall be named as loss payee on such property insurance to the extent of its interest;

(c) Policies of insurance against loss or damage arising from incidents relating to the air-conditioning and/or heating system, electrical systems, steam pipes, steam turbines, steam engines, steam boilers, other pressure vessels, high pressure piping and machinery, if any, installed in, or serving, the Premises in an amount satisfactory to Landlord in its reasonable discretion;

(d) Worker’s compensation and occupational disease insurance with statutory limits and Employer’s Liability insurance with the following limits: Bodily injury by disease per person $1,000,000.00; Bodily injury by accident policy limit $1,000,000.00; Bodily injury by disease policy limit $1,000,000.00;

(e) Business automobile liability insurance including owned, hired and non-owned automobiles, in an amount not less than One Million Dollars ($1,000,000) combined single limit per occurrence, with such commercially reasonable increases as Landlord may require from time to time;

(f) Business interruption insurance insuring interruption or stoppage of Tenant’s business at the Premises for a period of not less than twelve (12) months; and

(g) with increases in the foregoing limits, and any other form or forms of insurance as Landlord may reasonably require from time to time, with any other form(s) of insurance in amounts and for insurable risks (on commercially reasonable terms) against which a prudent tenant would protect itself to the extent landlords of comparable buildings in the vicinity of the Property require their tenants to carry such other form(s) of insurance.

Each policy of insurance required under this Section 4.02 shall be issued by companies rated not less than A-/X by Best’s Rating Service (or its successor) or otherwise acceptable to Landlord in the Landlord’s reasonable discretion and licensed to do business in The Commonwealth of Massachusetts, and shall be noncancellable with respect to Landlord and any mortgagee (provided that Landlord has identified such mortgagee by notice to Tenant), without thirty (30) days prior notice to Landlord and such mortgagee. Tenant shall deliver to Landlord and any mortgagee (provided that Landlord has identified such mortgagee by notice to Tenant) certificate(s) of insurance evidencing the coverage required hereunder upon commencement of the term of this Lease and no later than thirty (30) days prior to the expiration of the coverage evidenced by a prior certificate. All such insurance certificates shall provide that such policy shall not be canceled or reduced as to coverage or amount without at least thirty (30) days prior written notice to each insured named therein. Tenant’s liability insurance policy shall be primary with respect to all claims for which Tenant is to indemnify Landlord under Article 12. All furnishings, fixtures, equipment, effects and property of Tenant and of all persons claiming through Tenant which from time to time may be on the Premises or Property or in transit thereto or therefrom (“Tenant Property”) shall be at the sole risk of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord.

Section 4.03 Landlord’s Required Insurance. The Landlord shall maintain at least Seven Million ($7,000,000.00) Dollars of commercial general liability insurance (including so-called umbrella coverage) covering the Building. Landlord shall maintain physical damage and casualty insurance on an “all risk” basis on the Building (excluding furnishings, fixtures, equipment and other personal property of Tenant) in the amount of the full replacement cost of the Premises (other than Tenant Work and any Finish Work) as reasonably determined by

Landlord, and shall also maintain boiler and rent loss insurance in amounts required by Landlord’s mortgage lender or otherwise reasonably determined by Landlord. Landlord’s insurance shall be issued by companies rated not less than A-/X by Best’s Rating Service (or its successor) and licensed to do business in The Commonwealth of Massachusetts. Landlord shall cause the casualty insurance replacement cost coverage to be updated as reasonably necessary. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties. Landlord may maintain other coverages in such amounts as are required by Landlord’s mortgage lender or otherwise as reasonably determined by Landlord.

Section 4.04 Tenant Work Insurance. In addition, during the performance of any Tenant Work, in addition to the above coverage required to be maintained by Tenant, Tenant shall cause the general contractor performing any work in the Premises (and the general contractor shall cause its subcontractors) to carry: (a) workers’ compensation and occupational disease insurance in statutory amounts; (b) employer’s liability insurance with a limit of not less than One Million Dollars ($1,000,000); (c) commercial general liability insurance, including personal injury and property damage, on an occurrence basis in the amount of a combined single limit of not less than One Million Dollars ($1,000,000.00) for each occurrence, such limit to be increased to Five Million Dollars ($5,000,000.00) if the cost of the work exceeds One Million Dollars ($1,000,000.00); and (d) all risk installation floater insurance (on the complete value/full coverage form) to protect Landlord’s interest and that of Tenant, contractors and subcontractors during the course of the construction, with limits of not less than the total replacement cost of the completed improvements under construction. Such contractor insurance policies shall be endorsed to include Landlord, The Prudential Insurance Company of America, the condominium association, Landlord’s managing agent, any mortgagee, and any other third party providing services to the Building (provided that Landlord has identified such mortgagee and/or third parties by notice to Tenant) as additional insureds.

Section 4.05 Waiver of Subrogation. Any property insurance carried by either party under Sections 4.02(b), 4.02(c) or 4.03 shall, if it can be so written without additional premium or with an additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured hereunder prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by property insurance carried (or required to be carried) by the party suffering the injury or loss to the extent of the coverage provided (or to be provided) thereunder.

Section 4.06 Certificates of Insurance. Within fifteen (15) days of request, each party shall provide the other with certificates of all insurance maintained or required to be maintained under this Lease.

Article 5.

Use of Premises

Section 5.01 Permitted Use. The Tenant covenants and agrees to use the Premises only for the purposes of business and professional offices, research labs, and ancillary and subordinate uses customarily undertaken as accessory uses in connection therewith including without limitation an animal care facility not to exceed Tenant’s ACF Share (as defined below) of the Premises (measured in rentable square feet), and for no other purpose (the “Permitted Use”).

“Tenant’s ACF Share” shall mean the percentage of the Premises that is proportionate to the percentage of accessory animal care facility space permitted in the Building from time to time under applicable laws, codes and ordinances, which, as of the date hereof, is 20%. If Tenant is then utilizing all or substantially all of Tenant’s ACF Share, and provided that no Event of Default is then continuing, then, following the initial lease-up of the entire Building, upon Tenant’s reasonable request from time to time Landlord shall allocate any then-excess animal care facility rights at the Building (i.e. rights in excess of Tenant’s ACF Share not then allocated to other tenants) to Tenant as an increase in the foregoing limit so long as such use, as increased, remains an accessory use ancillary and subordinate to Tenant’s other activities in the Premises.

Section 5.02 Tenant’s Conduct; Hazardous Materials.

(a) Tenant will not make or permit any occupancy or use of any part of the Premises for any hazardous, offensive, dangerous, noxious or unlawful occupation, trade, business or purpose or any occupancy or use thereof which is contrary to any law, by-law, ordinance, rule, permit or license, and will not cause, maintain or permit any nuisance in, at or on the Premises; provided, however, that the Permitted Use, if conducted in conformance with the terms of this Lease, all applicable legal requirements, and customary standards for first class office, laboratory and research and development space, shall not be deemed to be a hazardous, offensive, dangerous, or noxious occupation, trade, business or purpose or a nuisance unless it adversely affects tenants or occupants outside the Premises. Tenant shall not conduct or permit any foreclosure or going out of business auctions, or sheriff’s sales, at the Property. Tenant shall not place any loads upon the floors, walls, or ceiling which endanger the structure, or place any Hazardous Materials in the drainage system of the Premises or Property (other than Hazardous Materials in compliance with Environmental Laws applicable to the drainage system of the Premises) or overload existing electrical or other mechanical systems. Tenant shall not use any machinery or equipment in the Premises that causes excessive noise or vibration perceptible from the exterior of the Premises, as reasonably determined by Landlord, or that unreasonably interferes with the use or enjoyment of the Property by other tenants or lawful occupants. No waste materials or refuse shall be dumped upon or permitted to remain outside of the Premises except in trash containers placed inside exterior enclosures designated by Landlord for that purpose. No sign, antenna or other structure or thing shall be erected or placed on the Premises or any part of the exterior of any building or on the land comprising the Property or erected so as to be visible from the exterior of the building containing the Premises except as expressly permitted pursuant to Section 20.12 of this Lease. Tenant will not cause or permit any waste, overloading, stripping, damage, disfigurement or injury of or to the Property, the Premises, or any part thereof.

(b) Tenant agrees not to generate, store or use any Hazardous Materials (as hereinafter defined) on or about the Premises, except (a) those used by Tenant in its general office operations and janitorial services, in both cases limited to such Hazardous Materials in such amounts as are customarily used in general office uses and for janitorial service provided to general office uses, and (b) those used in connection the Permitted Uses, and in each case only in compliance with any and all Environmental Laws (as defined below) and, in each of (a) and (b), in a manner consistent with the use and operation of a biotechnology laboratory below a so-called BL-3 level (or such lower level as is required pursuant to applicable Environmental Laws) in a mixed-use setting. Tenant shall provide Landlord, upon Landlord’s written request, with copies of all Material Safety Data Sheets (“MSDS”) for Hazardous Materials used or stored in the Premises. Following the initial occupancy of the Premises, Tenant agrees to notify Landlord prior to introducing any Hazardous Materials into the Premises that require special precautions or facilities materially different from Tenant’s initial operations in the Premises. In all events, Tenant agrees not to release or permit Tenant or Tenant’s contractors, subtenants, licensees, invitees, agents, servants or employees or others for whom Tenant is legally responsible (collectively, with Tenant, “Tenant Responsible Parties”) to release any Hazardous Materials on the Premises in violation of or that requires reporting under any Environmental Law, and not to dispose of Hazardous Materials (a) on the Premises or (b) from the Property to any other location except a properly approved disposal facility and then only in compliance with any and all Environmental Laws regulating such activity, nor permit any occupant of the Premises to do so. In all events Tenant shall comply with all applicable provisions of the standards of the U.S. Department of Health and Human Services as further described in the USDHHS publication Biosafety in Microbiological and Biomedical Laboratories as it may be further revised, or such nationally recognized new or replacement standards as may be reasonably selected by Landlord.

(c) For purposes of this Lease, “Hazardous Materials” shall mean any substance regulated under any Environmental Law, including those substances defined in 42 U.S.C. Sec. 9601(14) or any related or applicable federal, state or local statute, law, regulation, or ordinance, pollutants or contaminants (as defined in 42 U.S.C. Sec. 9601(33), petroleum (including crude oil or any fraction thereof), any form of natural or synthetic gas, sludge (as defined in 42 U.S.C. Sec. 6903(26A), radioactive substances, hazardous waste (as defined in 42 U.S.C. Sec. 6903(27)) and any other hazardous wastes, hazardous substances, contaminants, pollutants or materials as defined, regulated or described in any of the Environmental Laws. As used in this Lease, “Environmental Laws” means all federal, state and local laws relating to the protection of the environment or health and safety, and any rule or regulation promulgated thereunder and any order, standard, interim regulation, moratorium, policy or guideline of or pertaining to any federal, state or local government, department or agency, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund

Amendments and Reauthorization Act of 1986, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Marine Protection, Research, and Sanctuaries Act, the National Environmental Policy Act, the Noise Control Act, the Safe Drinking Water Act, the Resource Conservation and Recovery Act, as amended, the Hazardous Material Transportation Act, the Refuse Act, the Uranium Mill Tailings Radiation Control Act and the Atomic Energy Act and regulations of the Nuclear Regulatory Agency, Massachusetts General Laws Chapters 21C and 21E, and any other state and local counterparts or related statutes, laws, regulations, and order and treaties of the United States.

(d) Tenant shall permit Landlord and Landlord’s agents, representatives and employees, including, without limitation, legal counsel and environmental consultants and engineers, access to the Premises during the term upon at least twenty-four (24) hours’ prior notice (which may be verbal, and no such prior notice is necessary in the event of an emergency threatening life or property) to Don Reitano (Director of Corporate Operations) or such other employee of Tenant as Tenant may designate to Landlord from time to time for purposes of conducting environmental assessments; provided, however, that such assessments may only be conducted if (i) Landlord has reason to believe that there has been a release or threat of release of Hazardous Materials in a reportable quantity at the Premises or arising from Tenant’s activities at the Property or (ii) requested by an actual or prospective mortgage lender, purchaser or equity investor. Landlord shall permit Tenant or Tenant’s representatives to be present during any such assessment, and any investigation, testing or sampling. In making any such entry, Landlord shall avoid materially interfering with Tenant’s use of the Premises, and upon completion of Landlord’s assessment, investigation, and sampling, shall substantially repair and restore the affected areas of the Premises from any damage caused by the assessment. Such assessment shall be at Landlord’s expense, provided that if the assessment shows that a release of Hazardous Materials in violation of this Lease has occurred, then Landlord’s actual, reasonable, out-of-pocket costs relating to such assessment shall be reimbursed by Tenant. Tenant shall pay for all costs reasonably incurred by Landlord, for independent consultants or otherwise, in connection with inspections, investigations, and/or response actions concerning a release or threat of release of Hazardous Materials at the Premises.

(e) Tenant covenants to use best industry practices in the conduct of all laboratory operations and the storage, use, treatment, and disposal of Environmental Substances at the Premises. Tenant shall prepare a written environmental contingency plan sufficient to comply with applicable laws, regulations, codes and ordinances and good practice for first class laboratory space (“Tenant’s Environmental Contingency Program”) and shall revise the same from time to time as reasonably necessary because of changes in operations within the Premises, changes in applicable legal requirements, and changes in customary practice for environmental contingencies in first class laboratory space. Tenant shall implement the Environmental Contingency Program as necessary in accordance with the approved plan (as it may be revised) and shall, within 14 days after Landlord’s written request, provide Landlord with copies of all reports and documentation prepared in connection therewith. Within 14 days after Landlord’s written request, Tenant shall provide Landlord with copies of any routine safety audits conducted by Tenant in the ordinary course of Tenant’s business. Landlord may from time-to-time undertake an environmental audit to assess the compliance of Tenant with applicable Environmental Laws if Landlord reasonably believes that Tenant is not then in material compliance with such Environmental Laws or if there is any release of Hazardous Materials required to be reported under any Environmental Law that arises out of the use, operation, or occupancy of the Premises or Premises by Tenant or any Tenant Responsible Parties during the term of this Lease and any further period during which Tenant or any Tenant Responsible Party retains use, operation or occupancy of the Premises (a “Tenant’s Release”). Any such audit shall be at Tenant’s cost and expense if the results of such audit identify any such material non-compliance by Tenant or any Tenant’s Release. In addition, Tenant shall investigate, assess, monitor and report as required by applicable Environmental Law, at Tenant’s sole cost and expense, any Tenant’s Release. Further, Tenant shall remediate, in compliance with applicable Environmental Laws, at Tenant’s sole cost and expense, any Tenant’s Release requiring Response Action (as defined in 310 C.M.R. 40.0000). Tenant shall submit to Landlord for Landlord’s prior approval a work plan outlining in reasonable detail any Remedial Work to be performed by Tenant hereunder (the “Remedial Work Plan”). Landlord shall not unreasonably withhold or delay its approval of such Remedial Work Plan if (i) it complies with all applicable Environmental Laws; and (ii) the Remedial Work outlined therein reasonably appears sufficient to remediate the releases to the level provided for in this Section 5.02(d). If Tenant is obligated to remediate a Tenant’s Release under this Lease, Tenant shall be obligated to remediate the Tenant’s Release to a level that will permit the portion of the Property to be used for first class office, laboratory, and research and development uses under applicable laws, statutes, codes, and ordinances, whether now existing or hereafter enacted. Tenant shall make available to Landlord copies of drafts of any submittals to governmental authorities in connection with the Remedial Work for Landlord’s review and comment at least three (3) business days prior to such submittal, and Tenant shall consider in good faith and incorporate as Tenant reasonably deems appropriate Landlord’s comments thereon. Tenant shall sign any manifests or other documents as the waste generator for any Hazardous Materials it disposes of or sends off site or otherwise arising from a Tenant’s Release. This Subsection shall survive the term of this Lease and shall be subject to the provisions of Section 5.03. Tenant’s remediation obligation set forth in this Subsection shall not limit Landlord’s right to damages, if any, which Landlord may incur due to any unremediated Hazardous Materials resulting from a Tenant’s Release.

(f) Tenant shall pay for all costs reasonably incurred by Landlord, for independent consultants or otherwise, in connection with inspections, investigations, and/or response actions concerning a release of Hazardous Materials at the Premises (to the extent caused by Tenant, Tenant ’s agents, contractors or employees, or persons acting by, through or under Tenant ).

(g) Tenant may require that any representative of Landlord entering into a secured portion of the Premises identified by Tenant to Landlord in advance as containing proprietary information for the purposes set forth in this Section 5.02 execute a confidentiality agreement with respect to Tenant’s proprietary information, provided, however, that such agreement is subject to Landlord’s prior approval (not to be unreasonably withheld). Landlord agrees to hold any proprietary information identified by Tenant and supplied to Landlord pursuant to this Section 5.02(b)-(f) (“Confidential Information”) in confidence, subject to disclosures to the extent that such disclosure is required by law or court order or by discovery rules in any legal proceeding. Notwithstanding the foregoing, Landlord may disclose such Confidential Information to its lenders, attorneys, and consultants in connection with the financing or sale of the Property or Landlord’s review of such information provided that such lenders, attorneys and consultants are informed of Landlord’s obligations hereunder and do not disclose such Confidential Information in a manner that would not be permitted hereunder.

(h) Tenant shall have no right to use the area identified on Exhibit 1.01-1 as “Second Floor Common Lobby” for any purpose other than (x) code-required emergency access and egress to the Premises or (y) if a portion of the second floor of the Premises is subleased by Tenant as permitted by this Lease and requires use of the Second Floor Common Lobby as a primary entry for such subleased premises.

Section 5.03 Hazardous Materials Indemnity. Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord, Landlord’s managing agent and any mortgagee of the Premises, and any other Indemnitees (as defined in Section 12.01) fully harmless from and against any and all liability, loss, suits, claims, actions, causes of action, proceedings, demands, costs, penalties, damages, fines and expenses, including, without limitation, attorneys fees, consultants’ fees, laboratory fees and clean up costs, and the costs and expenses of investigating and defending any claims or proceedings, resulting from, or attributable to (i) the presence of any Hazardous Materials on the Property or the Premises arising from the action or negligence of Tenant, its officers, employees, contractors, and agents, or arising out of the generation, storage, treatment, handling, transportation, disposal or release by such party (or their respective officers, employees, contractors, agents or invitees) of any Hazardous Materials at or near the Property or the Premises, (ii) any violation(s) by Tenant or its officers, employees, contractors, agents or invitees of any applicable law regarding Hazardous Materials, and (iii) any breach by Tenant of the obligations set forth in Sections 5.02(b) and (d) of this Lease.

The provisions of this Section 5.03 shall survive the expiration or earlier termination of this Lease.

Section 5.04 Rules and Regulations. Rules and regulations delivered to Tenant in writing, provided the same are not inconsistent with or in limitation of the provisions of this Lease, which in the judgment of the Landlord are reasonable, shall be observed by the Tenant and its employees, and Tenant shall use reasonable efforts to cause its agents, contractors, customers and business invitees to comply therewith. Tenant acknowledges that the rules and regulations may include provisions necessary to comply with requirements of governmental approvals. Landlord agrees that the rules and regulations shall not be applied against Tenant in a discriminatory manner. Tenant agrees that Landlord shall not be liable to Tenant for the failure of other tenants to comply with the rules and regulations.

Article 6.

Compliance with Legal Requirements

Section 6.01 Compliance with Legal Requirements. Throughout the term of this Lease, Tenant, at its sole cost and expense, will promptly comply with all requirements of law, code, regulation or ordinance related in any way to its use and occupancy of the Premises, including without limitation any Tenant Work, and will procure and maintain all permits, licenses and other authorizations required with respect to the Premises, or any part thereof, for the lawful and proper operation, use and maintenance of the Premises or any part thereof. Notwithstanding the foregoing to the contrary, Tenant shall have no obligation to bring elements of the foundations, exterior walls, structural floors, and roof of the Building, and the portions of the electrical, heating, ventilation and air conditioning systems of the Building that serve other tenants, (collectively, the “Base Building”) into compliance with applicable laws, codes, regulations or ordinances except to the extent such compliance is required as a result of Tenant Work, Tenant’s particular use of the Premises, as opposed to the Permitted Use, generally, the exercise of Tenant’s facilities management rights pursuant to Section 3.03 of this Lease, Tenant’s negligence or willful misconduct (subject to the provisions of Section 4.05), or Tenant’s default under this Lease. Landlord shall have the obligation to bring elements of the Base Building into compliance with applicable laws (including, without limitation, Environmental Laws as hereinafter defined, but subject to the other provisions of this lease governing Tenant’s use of Hazardous Materials) except to the extent such compliance is required as a result of Tenant Work, Tenant’s particular use of the Premises, as opposed to the Permitted Use, generally, Tenant’s negligence or willful misconduct (subject to the provisions of Section 4.05), or Tenant’s default under this Lease.

Article 7.

Construction, Condition, Repairs and Maintenance of Premises

Section 7.01 Base Building Work. Landlord shall perform certain base building modifications to accommodate the demising of the Premises, as further described below, in a good and workmanlike manner, using new materials of first quality, and shall comply with applicable laws and all applicable ordinances, orders and regulations of governmental authorities. The work described in the immediately preceding sentence shall be performed in all material respects in accordance with the scope of work and schematic plan attached as Exhibit 7.01 (the “Base Building Work”), provided that Landlord may modify the design of the Base Building Work from time to time (subject to the provisions of the immediately following paragraph) so long as the modification (i) does not affect the utility, quality, or appearance of the Base Building Work in any material respect, (ii) does not materially increase the cost of the Finish Work (except as provided below), (iii) will not materially interfere with Tenant’s use of the Premises, (iv) does not involve a material reduction in the quality of materials to be incorporated in the Base Building Work, (v) will not result in any material diminution of the rentable area of the Premises, and (vi) will not materially and adversely affect the building service systems and equipment serving the Premises (collectively, the “Tenant Approval Not Required Standards”). In addition to the requirements described in Exhibit 7.01, Landlord’s Base Building Work shall be further described in final construction documents that shall be consistent with a first class suburban office building and the initial scope of work and schematic plan for the Base Building Work pursuant to the schedule for Landlord’s Deadlines set forth on Schedule 2 to Exhibit 7.02, attached. Landlord shall provide Tenant with copies of the construction documents for Tenant’s review and comment. Tenant shall review and comment on such plans within five (5) business days following the delivery of such plans to Tenant. If Tenant fails to review and comment on such plans within such five (5) business day period, then Tenant shall be deemed to have waived its right to comment.

From time to time during the construction of the Base Building Work directly affecting the Building and the Finish Work, Landlord shall allow Tenant’s authorized representatives to review and make copies of plans and specifications including all changes thereto and generally to review the progress of Landlord Work. Such reviews shall be scheduled so as not to interfere with the conduct of Landlord Work. Tenant shall be provided with copies of all changes or supplements to the construction plans for the Base Building Work when the same are given to Landlord’s contractor.

Section 7.02 Finish Work. Landlord shall construct Tenant’s initial improvements to prepare the Premises for Tenant’s occupancy in accordance with Exhibit 7.02, attached.

Section 7.03 Landlord Maintenance Obligations.

(a) Except as otherwise provided in this Lease, including without limitation if Tenant has assumed responsibility for such services pursuant to a Facilities Management Notice, throughout the term of this Lease, but subject to the terms of Article 11, Landlord shall make such repairs to the Base Building and the common areas of the Property, including all elevators (even the Tenant Exclusive Elevators), as may be necessary to keep them in good condition in accordance with standards for a first class office, laboratory and research and development building in the suburban Boston area, reasonable wear and tear excepted.

(b) Landlord shall prepare, or cause to be prepared, a written operations and maintenance plan for any heating, ventilation and air-conditioning systems serving the Premises in common with other parts of the Building from time-to-time and shall provide Tenant with a copy of such O&M Plan. Landlord may amend or modify the O&M Plan from time to time in consultation with Tenant. If, in Tenant’s good faith determination, the O&M Plan does not comply with standards for first class office, laboratory and research and development buildings in the suburban Boston area, Tenant may object to such O&M Plan with specific comments and suggestions for revisions given within 20 days following receipt of such plan from Landlord. If the parties are unable to resolve any disputes regarding whether the O&M Plan meets the applicable standard within 60 days thereafter, despite good faith efforts to do so, then either party may submit such dispute to arbitration in accordance with the last paragraph of Section 14.07(b) of this Lease (except that the arbitrator shall be a mechanical, engineering and plumbing engineer with at least 20 years’ experience in the design and operation of HVAC systems in first class office and laboratory buildings in the greater Boston area). In connection with the operation and repair of such systems, Tenant shall have the appurtenant right to monitor, access and inspect such systems to confirm that they are being operated and maintained as required hereunder.

Section 7.04 Tenant Maintenance Obligations. Throughout the term of this Lease, and except as provided in Section 7.01, but subject to the terms of Article 11, Tenant shall clean, maintain and repair the Premises, and any Tenant Work (including the Finish Work), the utility meters serving only the Premises, the heating ventilation and air-conditioning units located on the roof of the Building as of the date of this Lease and serving exclusively the second and third floors of the Premises, and any other Building systems to the extent exclusively serving the Premises, all in accordance with standards for a first class office, laboratory and research and development building in the suburban Boston area, reasonable wear and tear excepted.

Section 7.05 Landlord’s Right of Entry. Landlord, or agents or prospective investors, lenders or purchasers of Landlord, at reasonable times, reserves the right to enter upon the Premises to examine the condition thereof, to make repairs, alterations and additions as Landlord is required or permitted under the terms of this Lease, and at any reasonable time within twelve (12) months before the expiration of the term to show the Premises to prospective tenants. In connection with such access, Landlord shall not unreasonably interfere with the operation or work at the Premises and shall give Tenant reasonable prior written notice where practicable (except in the event of an emergency, in which event such notice shall be as prompt as possible under the circumstances and may be oral) of Landlord’s intent to access the Premises.

Section 7.06 Service Interruptions. In the event that there shall be an interruption, curtailment or suspension of any service required to be provided by Landlord pursuant to Exhibit 3.02 (and no reasonably equivalent alternative service or supply is provided by Landlord) (but not including any services that are then subject to Tenant’s facilities management rights pursuant to the exercise of Tenant’s rights under Section 3.03), or if Landlord fails to commence and diligently prosecute to completion any repair or maintenance required by Landlord under this Lease within applicable notice and cure periods, that shall materially interfere with Tenant’s use and enjoyment of a material portion of the Premises, and Tenant actually ceases to use the affected portion of the Premises (any such event, a “Service Interruption”), and if (i) such Service Interruption shall continue for five (5) consecutive business days following receipt by Landlord of written notice from Tenant describing such Service Interruption (the “Service Interruption Notice”), (ii) such Service Interruption shall not have been caused, in whole or in part, by matters described by Article 11 or by an act or omission in violation of this Lease by Tenant or by any negligence of Tenant, or Tenant’s agents, employees, contractors or invitees, and (iii) the cure of the condition giving rise to the Material Service Interruption is within Landlord’s reasonable control (a Service Interruption that satisfies the foregoing conditions being referred to hereinafter as a “Material Service Interruption”) then, as liquidated damages and Tenant’s sole remedy at law or equity, Tenant shall be entitled to an equitable abatement of Rent, based on the nature and duration of the Material Service Interruption, the area of the Premises affected, and the then current Rent amounts, for the period that shall begin on the commencement of such Service Interruption and that shall end on the day such Material Service Interruption shall cease.

Notwithstanding the foregoing, if (w) a Material Service Interruption continues for 180 days (provided that such 180 day period shall be extended for a period of up to an additional 90 days so long as Landlord is diligently prosecuting to cure such Material Services Interruption) following delivery of the Service Interruption Notice, (x) Tenant simultaneously delivered the Service Interruption Notice to any then-Mortgagee (as defined in Section 10.1), (y) such Mortgagee has not cured such Material Service Interruption within the period set forth in Section 10.3, and (z) such Material Service Interruption adversely interferes with Tenant’s operations in either (i) at least 25% of the Premises (measured in rentable square feet) or (ii) any portion of the Lab Portion such that there are material adverse consequences to critical laboratory operations of Tenant in progress or planned at the time such Material Service Interruption commenced, then following such period Tenant shall have the option to terminate this Lease upon thirty (30) days prior written notice to Landlord and such Mortgagee; provided, however, that if such Material Service Interruption shall cease prior to the expiration of such thirty (30) day period, then such termination notice shall be of no force or effect.

The provisions of this Section 7.06 shall not apply to matters arising out of any casualty or taking by eminent domain, which events are addressed by Article 11 of this Lease.

Article 8.

Alterations and Additions

Section 8.01 Tenant Work.

(a) The Tenant shall not make any additional alterations or additions, structural or non-structural, to the Premises without first obtaining the written consent of Landlord on each occasion, which consent shall not be unreasonably withheld, conditioned or delayed. Any such alterations or additions are referred to herein as “Tenant Work”. For non-structural alterations or additions valued at less than $100,000 which do not affect any of the exterior, lobbies, elevator, roof, structure, or building systems in or at the Building, Landlord’s consent shall not be required (“Minor Alterations”) provided, however, that (i) if such Minor Alteration requires a building permit from the applicable municipal authority, Landlord’s consent shall be required, provided that such consent shall not be unreasonably withheld, conditioned or delayed, and (ii) if Landlord’s consent was not obtained therefor, upon the expiration or termination of this Lease, Tenant shall readapt, repair and restore the affected portion of the Premises to substantially the condition the same were in prior to such Minor Alteration. Additionally, Tenant shall give prior written notice to Landlord of any Minor Alteration regardless of whether Landlord’s consent is required. Wherever consent is required, it shall include reasonable approval of plans and contractors and the insurance required under Section 4.04. Unless otherwise approved by Landlord, Tenant shall use the structural engineer employed by Landlord for the Building where Alterations affect Building structure. Tenant shall notify Landlord of all alterations or additions and provide Landlord with copies of any construction plans therefor whether or not Landlord’s consent is required. All such allowed alterations, including reasonable third-party costs of review in seeking Landlord’s approval, shall be made at Tenant’s expense by an Approved Contractor (as defined below), in compliance with all laws, and be of first class quality. Prior to commencing any work at the Property other than Minor Alterations or Alterations costing less than $1,000,000 (such amount decreasing to $250,000 at any time that Tenant fails to meet the Financial Test) in the aggregate, Tenant shall provide and record bonds or such other security as is reasonably satisfactory to Landlord sufficient to protect the interests of both Tenant and Landlord in the Property from any lien arising out of a failure to pay for work performed for Tenant, and all alterations and additions performed by Tenant, (but excluding Minor Alterations), shall be performed by an Approved Contractor. Upon the expiration or earlier termination of this Lease, Tenant shall assign to Landlord (without recourse) all warranties and guaranties then in effect for all work performed by Tenant at the Premises.

For purposes of this Section 8.01(a), an “Approved Contractor” shall mean a contractor or mechanic identified by Tenant in writing, who has been approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed).

(b) Except as set forth below, any alterations or additions made by, for or on behalf of the Tenant which are permanently affixed to the Premises or affixed in a manner so that they cannot be removed without defacing or damaging the Premises shall, except as expressly provided in this paragraph, become property of the Landlord at the termination of occupancy as provided herein. If Landlord notifies Tenant, in connection with any consent to alterations or additions requested by Tenant, or in connection with the review and approval of the plans for the Finish Work under Exhibit 7.02 that Tenant shall be required to remove such alterations or additions or Finish Work at the expiration of the term of the Lease, or if any such alterations or additions did not require Landlord’s consent pursuant to the terms hereof, then such alterations or additions or Finish Work, as applicable, shall be removed by Tenant, at its expense, with minimal disturbance to the Premises prior to the expiration of the term of the Lease. Notwithstanding the immediately preceding sentence to the contrary, Landlord may only require Tenant to remove items of Tenant Work or Finish Work that are above or otherwise inconsistent with the first class nature of the Building. Tenant’s trade fixtures and personal property and equipment, which are not affixed or that may be removed with minimal disturbance or repairable damage, may be removed by Tenant during the term of this Lease, and shall be removed prior to the expiration of the term of the Lease, provided such disturbance or damage is restored and repaired so that the Premises are left in at least as good a condition as they were in at the commencement of the term, reasonable wear and tear excepted. In no event shall any Finish Work funded by the Finish Work Allowance be deemed to be Tenant’s trade fixtures, personal property or equipment. The Premises shall otherwise be left in the same condition as at the commencement of the term or such better condition as it may thereafter be put, reasonable wear, tear and, to the extent Landlord is required to restore the same, damage by fire or other casualty or taking or condemnation by public authority excepted. Notwithstanding anything herein or otherwise in this Lease to the contrary, the Tenant emergency generators and nitrogen tanks paid for directly by Tenant, together with such other items that may be agreed upon by mutual written agreement of the parties from time to time, shall be and remain the personal property of Tenant, shall not be deemed to be Tenant Work, and Tenant shall have the right to remove the foregoing from the Premises at any time and from time to time during the term of this Lease.

Article 9.

Discharge of Liens

Section 9.01 No Liens. Tenant will not create or permit to be created or to remain, and within ten (10) days after notice from Landlord will discharge or bond off, at its sole cost and expense and to the reasonable satisfaction of Landlord and any mortgagee, any lien, encumbrance or charge (on account of any mechanic’s, laborer’s, materialmen’s or vendor’s lien, or any mortgage, or otherwise) made or suffered by Tenant which is or might be or become a lien, encumbrance or charge upon the Premises (including Tenant’s leasehold interest therein), Property or any part thereof, or the rents, issues, income or profits accruing to Landlord therefrom, and Tenant will not suffer any other matter or thing within its control whereby the estate, rights and interest of Landlord in the Property or Premises or any part thereof might be materially impaired. Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant in connection with any Tenant Work and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the estate or interest of Landlord in and to the Premises or the Property, and, upon Landlord’s request, to the maximum extent permitted by law, Tenant shall cause any contractor of Tenant to execute and deliver an acknowledgement confirming the same in such form as Landlord may from time to time reasonably prescribe.

Article 10.

Subordination

Section 10.01 Lease Subordinate to Mortgages.

(a) The interest of the Tenant hereunder shall be subordinate to the rights of any holder of a mortgage or holder of a ground lease of property which includes the Premises (any such holder, a “Mortgagee”), and executed and recorded subsequent to the date of this Lease, unless such Mortgagee shall otherwise so elect, subject to the provisions of Section 10.01(f), below; or

(b) If any Mortgagee shall so elect, this Lease, and the rights of the Tenant hereunder, shall be superior in right to the rights of such Mortgagee, with the same force and effect as if this Lease had been executed and delivered, and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage.

Any election as to Subsection (b) above shall become effective upon either notice from such Mortgagee to the Tenant in the same fashion as notices from the Landlord to the Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument, in which such Mortgagee subordinates its rights under such mortgage or ground lease to this Lease.

In the event any Mortgagee shall succeed to the interest of Landlord, whether by judicial or non-judicial foreclosure or otherwise, at the election of such Mortgagee, Tenant shall, and does hereby agree to attorn to such Mortgagee and to recognize such Mortgagee as its Landlord and Tenant shall promptly execute and deliver any instrument that such Mortgagee may reasonably request to evidence such attornment provided such document contains reasonably satisfactory non-disturbance provisions to allow Tenant to remain in occupancy pursuant to this Lease and exercise all of its other rights under this Lease as long as no Event of Default exists. The form of instrument attached as Exhibit 10.01 shall be deemed acceptable to Tenant. If requested by any such Mortgagee, Tenant further agrees to enter into a new lease for the balance of the term of this Lease (and otherwise upon the same terms and conditions of this Lease) in the event of a judicial or non-judicial foreclosure of a mortgage granted to any Mortgagee. Landlord will reimburse Tenant for all reasonable third party attorneys’ fees that Tenant incurs to review such agreement pursuant to the preceding sentence.

Upon such attornment, the Mortgagee shall not be: (i) liable in any way to the Tenant for any act or omission, neglect or default on the part of Landlord under this Lease except that the Mortgagee shall cure any continuing failure to perform maintenance or repair work (but shall not be liable for any damages arising prior to the attornment) and complete the Landlord Work in accordance with the Lease (ii) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant unless received by the Mortgagee, but it shall be liable for payment of any unpaid portion of the Finish Work Allowance being funded by the loan and to the extent not previously advanced by such Mortgagee; (iii) subject to any credit, counterclaim or setoff which theretofore accrued to Tenant against Landlord; (iv) bound by any modification of this Lease subsequent to such mortgage or by any previous prepayment of regularly scheduled monthly installments of Base Rent for more than (1) month, which was not approved in writing by the Mortgagee; (v) liable to the Tenant beyond the Mortgagee’s interest in the Property and the rents, income, receipts, revenues, issues and profits issuing from such Property; or (vi) liable for any portion of a security deposit not actually received by the Mortgagee.

(c) The covenant and agreement contained in this Lease with respect to the rights, powers and benefits of any such Mortgagee constitute a continuing offer to any person, corporation or other entity, which by accepting or requiring an assignment of this Lease or by entry of foreclosure assumes the obligations set forth in this Article 10 with respect to such Mortgagee.

(d) No assignment of this Lease and no agreement to make or accept any surrender, termination or cancellation of this Lease and no agreement to modify so as to reduce the Rent, change the term, or otherwise materially change the rights of the Landlord under this Lease, or to relieve the Tenant of any obligations or liability under this Lease, shall be valid unless consented to in writing by the Landlord’s Mortgagees, if any, to the extent that such consent is required pursuant to the terms of the applicable mortgage or ground lease.

(e) The Tenant agrees, within ten (10) business days following the request of the Landlord, to execute and deliver from time to time any agreement, in recordable form, which may reasonably be deemed necessary to implement the provisions of this Section 10.01, including, without limitation, the form of agreement attached as Exhibit 10.01. Landlord will reimburse Tenant for all reasonable third party attorneys’ fees that Tenant incurs to review such agreement under this subsection (e) if the form provided by Landlord is not substantially similar to Exhibit 10.01, provided that Landlord shall have no obligation to reimburse Tenant for any amount in excess of $4,000 in any one instance (such amount to be increased, but never decreased, annually in proportion to any increase in the CPI).

(f) Landlord agrees that any subordination of this Lease to any mortgage now or hereafter encumbering the Premises shall be conditioned upon Landlord delivering to Tenant a written, recordable Subordination, Non-Disturbance and Attornment Agreement from the ground lessor or mortgagee seeking to have this Lease subordinated to its interest substantially in the form attached as Exhibit 10.01 or in such other customary form as is required by Landlord’s mortgagee. Landlord shall provide Tenant with a non-disturbance agreement from Landlord’s current first mortgage lender, Bank of America, N.A., simultaneously with the execution and delivery of this Lease.

Section 10.02 Estoppel Certificates. Each party agrees to furnish to the other, within ten (10) business days after request therefor (or, with respect to Tenant, if requested of Tenant by any Mortgagee) from time to time, a written statement setting forth the following information:

(a) Whether and when Tenant accepted possession of the Premises, and the commencement and expiration dates of the term of this Lease,

(b) The applicable Rent then being paid, including all Additional Rent based upon the Additional Rent most recently established;

(c) That, if true, the Lease is current and the party providing the statement is not aware of any uncured breach of this Lease or specifying any breach;

(d) That, if true, the party providing the statement is not aware of any current claims or offsets against the other party, or specifically listing any such claims;

(e) The date through which Base Rent and Additional Rent has then been paid;

(f) Whether Tenant then meets the Financial Test;

(g) Such other information relevant to the Lease as the requesting party may reasonably request;

(h) A statement that any prospective Mortgagee and/or purchaser may rely on all such information.

Without limiting the generality of the foregoing, Tenant has approved the statement form attached as Exhibit 10.02.

Section 10.03 Notices to Mortgagees. After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with the Landlord, as ground Tenant, which includes the Premises as a part of the mortgaged premises, no notice from the Tenant to the Landlord shall be effective against such Mortgagee unless and until a copy of the same is given to such Mortgagee, and the curing of any of the Landlord’s defaults by such Mortgagee shall be treated as performance by the Landlord. Accordingly, no act or failure to act on the part of the Landlord which would entitle the Tenant under the terms of this Lease, or by law, to be relieved of the Tenant’s obligations hereunder, to exercise any right of self-help or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) the Tenant shall have first given written notice to such Mortgagee of the Landlord’s act or failure to act which could or would give basis for the Tenant’s rights; and (ii) such Mortgagee, after receipt of such notice, has failed or refused to correct or cure the condition complained of within the applicable cure period afforded Landlord under this Lease or such longer period of time as may be reasonably required by Mortgagee to cure such default with due diligence (including such time as may be necessary for Mortgagee to obtain possession or title to the Property, if required to cure the default, but in no event shall such longer period of time exceed, in the aggregate, 180 days).

Section 10.04 Assignment of Rents. With reference to any assignment by the Landlord of the Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the a Mortgagee, the Tenant agrees:

(a) That the execution thereof by the Landlord, and the acceptance thereof by the Mortgagee, shall never be treated as an assumption by such Mortgagee of any of the obligations of the Landlord hereunder, unless such Mortgagee shall, by notice sent to the Tenant, specifically make such election; and

(b) That, except as aforesaid, such Mortgagee shall be treated as having assumed the Landlord’s obligations hereunder only upon foreclosure of such Mortgagee’s mortgage or the taking of possession of the Property, or, in the case of a ground lessor, the termination of the ground lease.

Article 11.

Fire, Casualty and Eminent Domain

Section 11.01 Rights to Terminate the Lease. The Landlord, at its sole option, may elect to terminate this Lease, provided that Landlord is then also terminating the lease of any other tenant that is similarly affected in the Building, if (i) all or substantially all of the Premises or at least 50 percent of the Building (not including the Premises) is damaged by a casualty not insured by the coverage required to be carried hereunder (whether or not such insurance is actually carried), or is taken by eminent domain, (ii) the Building is damaged by an fire or other casualty (whether or not insured) such that the same cannot, in ordinary course, reasonably be expected to be restored within 270 days from the time that such restoration work would commence, or (iii) the Premises or Building is damaged by a fire or other casualty, or is taken by eminent domain, at a time when no more than 18 months then remain in the term of this Lease, and the time reasonably estimated by Landlord’s general contractor pursuant to Section 11.01(b), below, to restore the Premises or Building, as applicable, will take longer than 50% of the then-remaining term of the Lease (unless, within 21 days after receipt of Landlord’s termination notice, Tenant exercises any then-remaining right to extend the term of this Lease pursuant to Article 22 hereof). When fire or other unavoidable casualty or taking renders any portion of the Premises substantially unsuitable for its intended use (including, without limitation, by causing damage to such portions of the common areas and facilities of the Building as are necessary to provide reasonably safe access to the Premises and to provide those building services, such as utilities and HVAC service, that Landlord is required to provide hereunder), a just and proportionate abatement of rent shall be made for so long as such interference shall continue, and the Tenant may elect to terminate this Lease if:

(a) The Landlord fails, within ten (10) days following written notice from Tenant of such failure, to give written notice sixty (60) days after such casualty of its intention to restore the Premises (and such portions of the common areas and facilities of the Building as are necessary to provide reasonably safe access to the Premises and to provide those building services, such as utilities and HVAC service, that Landlord is required to provide hereunder) or provide alternate access, if access has been taken or destroyed; or

(b) If Landlord gives notice of its intention to restore and, in the reasonable estimate of Landlord’s general contractor, such restoration of the Premises (and such portions of the common areas and facilities of the Building as are necessary to provide reasonably safe access to the Premises and to provide those building services, such as utilities and HVAC service, that Landlord is required to provide hereunder) will take greater than nine (9) months to complete (or, if less than eighteen (18) months remain in the term of this Lease, greater than one-half of the then-remaining length of the term), provided that Tenant gives such notice within 30 days after receiving Landlord’s notice that it intends to restore the Premises; or

(c) If Landlord gives notice of its intention to restore and the Landlord fails to restore the Premises (together with such portions of the common areas and facilities of the Building as are necessary to provide reasonably safe access to the Premises and to provide those building services, such as utilities and HVAC service, that Landlord is required to provide hereunder) to a condition substantially suitable for their intended use within the longer of nine (9) months or such longer period as Landlord’s general contractor has estimated for restoration pursuant to clause (b), above, plus a contingency period equal to 10% of such period estimated by the general contractor, of such fire or other unavoidable casualty, or taking; provided however, that (x) in the event Landlord has diligently commenced repairs to the damaged property and such repair takes more than such period to complete due to causes beyond Landlord’s reasonable control, Landlord shall have the right to complete such repairs within a reasonable time period thereafter (the “Additional Time”) but in no event shall such Additional Time be longer than the shorter of (i) ninety (90) days; or (ii) the length of such delays beyond Landlord’s reasonable control and (y) if Landlord completes such restoration within 30 days following receipt of Tenant’s notice of termination, then such notice of termination shall be deemed null and void and of no further force and effect.

The Landlord reserves, and the Tenant grants to the Landlord, all rights which the Tenant may have for damages or injury to the Premises for any taking by eminent domain, except for damages specifically awarded on account of the Tenant’s trade fixtures, property or equipment, and moving expenses.

Section 11.02 Restoration Obligations. If the Lease has not terminated pursuant to Section 11.01, then, following any casualty or taking by eminent domain, Landlord shall proceed with diligence, subject to then applicable statutes, building codes, zoning ordinances and regulations of any governmental authority, and the receipt of insurance proceeds, to repair or cause to be repaired such damage (excluding any Tenant Work and Finish Work). All repairs to and replacements of Tenant’s Tenant Work, Finish Work, trade fixtures, equipment and personal property shall be made by and at the expense of Tenant.

Article 12.

Indemnification

Section 12.01 General Indemnity. Subject to the waiver of claims set forth in Section 4.05, except to the extent arising from a breach of this Lease by Landlord or the negligent acts or willful misconduct of Landlord or Landlord’s agents, contractors or employees, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s lenders, Landlord’s managing agent, The Prudential Life Insurance Company of America, the association of unit owners of the Reservoir Woods Primary Condominium and their respective partners, members, managers, officers, directors, and employees (the “Indemnitees”) from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and attorneys’ fees, (x) arising from or relating to any third party claim for loss of life, or damage or injury to a person or property (i) occurring in the Premises or arising out of the use of the common areas of the Property by Tenant, or its agents, employees, or contractors or anyone claiming by or through Tenant, (ii) caused by any negligent act or omission or violation of this Lease by Tenant, or its agents, employees, or contractors or anyone claiming by or through Tenant, or (y) arising out the exercise of Tenant’s rights under Section 14.07(b) (including without limitation any claim by another tenant in the Building that such exercise resulted in a default under its lease).

Subject to the waiver of claims set forth in Section 4.05, except to the extent arising from a breach of this Lease by Tenant or the negligent acts or willful misconduct of Tenant or Tenant’s agents, contractors or employees, Landlord shall defend, indemnify and hold harmless Tenant from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and attorneys’ fees, arising from or relating to any third party claim for loss of life, or damage or injury to a person or property caused by any negligent act or omission or violation of this Lease by Landlord, its agents, employees, or contractors.

Section 12.02 Defense Obligations. In case any action or proceeding is brought against either party by reason of any such occurrence, the party required to provide indemnification, upon written notice from the party entitled to indemnification, will, at the sole cost and expense of the party required to provide indemnification, resist and defend such action or proceeding or cause the same to be resisted and defended, by counsel designated by the party required to provide indemnification and approved in writing by the party to be defended, which approval shall not be unreasonably withheld.

Article 13.

Mortgages, Assignments and Subleases by Tenant

Section 13.01 Right to Transfer.

(a) Tenant’s interest in this Lease may not be mortgaged, encumbered, assigned or otherwise transferred, or made the subject of any license or other privilege, by Tenant or by operation of law or otherwise, and the Premises may not be sublet, as a whole or in part, (any of the foregoing events, a “Transfer”) without in each case having obtained the prior written consent of Landlord, and the execution and delivery to Landlord by the assignee or transferee (in either case, a “Transferee”) of a good and sufficient instrument whereby such Transferee assumes (with respect to any sublease, to the extent of the subtenants’ obligations under the applicable sublease) all obligations of Tenant under this Lease. The provisions of this Article 13 shall apply to a transfer (by one or more Transfers) of a controlling portion of or interest in the stock or partnership or membership interests or other evidences of equity interests of Tenant or sale of all or substantially all of the assets of Tenant as if such Transfer were an assignment of this Lease; provided, that, so long as equity interests in Tenant are traded on a nationally recognized public stock exchange, the transfer of equity interests in Tenant on such public stock exchange shall not be deemed an assignment within the meaning of this Article. Subject to the provisions of this Article 13, Landlord shall not unreasonably withhold, condition or delay its consent to any sublet of all or any portion of the Premises or any assignment of Tenant’s interest in this Lease. It shall be reasonable for Landlord to withhold its consent with respect to any proposed Transfer if the Transferee is not sufficiently creditworthy to meet its obligations under such assignment or sublease, as demonstrated by audited financial statements or equivalent evidence. It shall be reasonable for Landlord to deny its consent to any Transfer to any of the following so long as Landlord has competitive space in the Building (e.g. similar type and size of space, offered for a similar term) available for lease prior to the earlier to occur of the date that is 24 months following the initial Commencement Date to occur or the date that Building is first fully leased to unrelated third parties: (i) a tenant at the Property or in the office park known as Reservoir Woods; (ii) any party with whom Landlord has negotiated in the previous six (6) months with respect to space in the Building; (iii) any affiliates controlled by, controlling, or under common control with any tenant or party described in clauses (i) and (ii) hereof and it shall be reasonable for Landlord to withhold its consent to any Transfer in violation of the provisions of this sentence. It shall be reasonable for Landlord to withhold its consent to a Transfer to any party which would be of such type, character or condition as to be inappropriate, in Landlord’s reasonable judgment, as a tenant for a first class suburban office building.

Nothing herein contained shall be construed as requiring Tenant to obtain any consent on the part of Landlord (i) as a condition to or any assignment resulting from any merger, consolidation, or sale of all or substantially all of the assets of Tenant, or acquisition of all or substantially all of the issued and outstanding capital stock of Tenant or (ii) as a condition to any assignment or sublease to any affiliates controlled by, controlling, or under common control with Tenant; provided that (a) Tenant gives Landlord at least twenty (20) days prior written notice of such event or Transfer (except that no prior notice need be given with respect to any Transfer referred to in clause (b) below to the extent that such notice is prohibited by law or by confidentiality agreement, in which case Tenant shall provide Landlord with notice of such Transfer within ten (10) business days following such Transfer) with evidence reasonably satisfactory to Landlord that the conditions of this paragraph have been satisfied, (b) in the case of an assignment, merger, consolidation or asset sale the Transferee shall be at least as creditworthy as the then Tenant as of the date that is three months prior to such Transfer, as demonstrated by audited financial statements or equivalent evidence (the determination of creditworthiness shall take into account all of the considerations which an institutional investor in real estate would consider in evaluating the credit of a proposed tenant), (c) the Transferees comply with the provisions of this Lease, and (d) with respect to a Transfer to any affiliate of Tenant pursuant to clause (ii), above, the provisions of this Article 13 shall apply to such Transfer if, as and when such affiliate ceases to be an affiliate of Tenant. Any Transferee referred to in the immediately preceding sentence is referred to herein as a “Permitted Transferee”. Any such Permitted Transferee, however, shall be subject to the terms and conditions set forth in Section 13.02 below. For purposes of this Lease, control shall mean possession of more than 50 percent ownership of the shares of beneficial interest of the entity in question together with the power to control and manage the affairs thereof either directly or by election of directors and/or officers.

In connection with any request by Tenant for any consent to Transfer, Tenant shall provide Landlord with all relevant information requested by Landlord concerning the proposed Transferee’s financial responsibility, credit worthiness and business experience to enable Landlord to make an informed decision. Tenant shall reimburse Landlord promptly for all reasonable out-of-pocket expenses incurred by Landlord including reasonable attorneys’ fees in connection with the review of Tenant’s request for consent to any Transfer.

Any purported Transfer under this Article 13 without Landlord’s prior written consent or prior notice (as applicable) to the extent such consent or notice is required, shall be void and of no effect. No acceptance of Rent by Landlord from or recognition in any way of the occupancy of the Premises by a Transferee shall be deemed consent to such Transfer. Without limiting Landlord’s right to withhold its consent to any Transfer by Tenant, and regardless of whether Landlord shall have consented to any such Transfer, neither Tenant nor any other person having an interest in the possession, use, or occupancy of any portion of the Premises shall enter into any lease, sublease, license, concession, assignment, or other transfer or agreement for possession, use, or occupancy of all or any portion of the Premises which provides for rental or other payment for such use, occupancy, or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used, or occupied, and any such purported lease, sublease, license, concession, assignment, or other transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the Premises. Furthermore, Tenant agrees that in the event Landlord determines, in its sole discretion, that there is any risk that all or part of any amount payable under or in connection with any Transfer shall cause any amounts to be received by Landlord to fail to qualify as “rents from real property” within the meaning of Code Sections 512(b)(3) and 856(d) and the Treasury Regulations thereunder, Tenant shall amend or modify the terms of such Transfer.

(b) In the event Tenant Transfers the Premises or any part thereof for consideration in excess of the obligations of Tenant to Landlord hereunder, other than with respect to a Permitted Transferee, Tenant shall from time to time within fifteen (15) days of receipt pay over to Landlord an amount equal to fifty percent (50%) of the excess, if any, of (1) any consideration, rent, or other amounts received by Tenant from such Transferee, over (2) the sum of the rents and other expenses payable by Tenant to Landlord hereunder, after such excess is applied to reimburse Tenant for the actual and reasonable third-party costs for legal fees, brokerage costs, leasehold improvements, free rent or other out-of-pocket rent concession payments incurred by Tenant in procuring the Transfer, and the amount of any unamortized costs incurred by Tenant for Excess Finish Work pursuant to Exhibit 7.02. (Tenant’s reimbursement for the costs of the Excess Finish Work shall be in monthly amounts to amortize such costs on a straight-line basis without interest over the term of the Transfer in question). Within ten (10) days after request by Landlord from time to time, Tenant shall provide Landlord with an itemized statement of all such costs, together with reasonable third party back-up documentation for the same. Without limiting the generality of the first sentence of this subparagraph, any lump-sum payment or series of payments actually or reasonably allocated to Tenant’s interest in the Premises (including the purchase or use of so-called leasehold improvements), as opposed to other assets of Tenant, on account of any Transfer shall be deemed to be in excess of rent and other charges to the extent such payments, if amortized at a market interest rate over the period to which such charges relate, exceeds rent or other charges allocable to the period to which such payments relate (i.e. if it is a single lump sum payment for an assignment of the entire lease, the period to which they would relate is the entire then-remaining term). In the event of any dispute regarding the allocation referenced in the immediately preceding sentence, either party may submit such matter to arbitration pursuant to the provisions of the last paragraph of Section 14.07(b) of this Lease.

Section 13.02 Tenant Remains Bound. No Transfer of any interest in this Lease, and no execution and delivery of any instrument of assumption pursuant to Section 13.01 hereof, shall in any way affect or reduce any of the obligations of Tenant under this Lease, but this Lease and all of the obligations of Tenant under this Lease shall continue in full force and effect as the obligations of a principal (and not as the obligations of a guarantor or surety). From and after any such Transfer, the obligations of each such Transferee and of the original Tenant named as such in this Lease to fulfill all of the obligations of Tenant under this Lease shall be joint and several (but, with respect to any sublease, solely with respect to the obligations assumed by the subtenant thereunder). Each violation of any of the covenants, agreements, terms or conditions of this Lease, whether by act or omission, by any of Tenant’s permitted encumbrances, assignees, employees, transferees, licensees, grantees of a privilege, sub-tenants or occupancy, shall constitute a violation thereof by Tenant. The consent by Landlord to any Transfer shall not relieve Tenant or any Transferee from the obligation of obtaining the express consent of Landlord to any modification of such Transfer or a further Transfer by Tenant or such transferee.

Article 14.

Default

Section 14.01 Events of Default. It shall be an “Event of Default” in the event that:

(a) the Tenant shall default in the due and punctual payment of any installment of Base Rent, or any part hereof, when and as the same shall become due and payable and such default shall continue for more than five (5) business days after notice that such payment is due;

(b) the Tenant shall default in the payment of any Additional Rent, or any part thereof, when and as the same shall become due and payable, and such default shall continue for a period of ten (10) days, with respect to Tenant’s regular monthly payments of Operating Expenses and Taxes, and (20) days otherwise, after notice that such payment is due; or

(c) the Tenant shall default in the observance or performance of any of the Tenant’s covenants, agreements or obligations under Sections 10.01 and 10.02 of the Lease within the time periods set forth therein or default in the observance or performance of any of the Tenant’s covenants, agreements or obligations under Section 20.06;

(d) the Tenant shall default in the observance or performance of any of the Tenant’s covenants, agreements or obligations hereunder, other than those referred to in the foregoing clauses (a) — (c), and such default shall not be corrected within thirty (30) days after written notice; provided, however, if Tenant promptly commenced to cure the default and diligently pursued the cure, but such default was not capable of being cured by Tenant within the said thirty (30) day period and Tenant so notified Landlord promptly (but in any event within thirty (30) days after notice of such default was given) together with an estimate of the reasonable time required for such cure, Tenant shall be allowed such longer period, but in no event longer than 180 days; or

(e) the Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, shall file any petition or answer seeking any reorganization, arrangement, composition, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or shall seek, or consent, or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant of all or any substantial part of their respective properties, or of the Premises, or shall make any general assignment for the benefit of creditors; or

(f) a petition is filed against Tenant seeking any reorganization, arrangement, composition, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, and such petition is not dismissed within sixty (60) days;

then, unless and until Landlord accepts a full cure of the default giving rise to the Event of Default, Landlord shall have the right thereafter to re-enter and take complete possession of the Premises, to declare this Lease terminated by written notice to Tenant and to remove the Tenant’s effects without prejudice to any remedies which might be otherwise used for arrears of Rent or other Event of Default. Any written notice of termination by Landlord may, at Landlord’s express election, serve as any statutory demand or notice that is a prerequisite to Landlord’s commencement of eviction proceedings against Tenant, and may, at Landlord’s express election, be included in any notice of default (provided, however, that any such notice included in a notice of default shall not be effective unless and until the expiration of applicable notice and cure periods).

The Tenant shall indemnify the Landlord against all loss of Rent and other payments which the Landlord may incur by reason of such termination during the residue of the term. Without limiting the generality of the foregoing, Landlord may elect by written notice to Tenant following such termination to be indemnified for loss of Rent by a lump sum payment representing the present value of the amount of Base Rent and Additional Rent which would have been paid in accordance with this Lease for the remainder of the term minus the present value of the aggregate fair market rent and Additional Rent for the Premises on an “as-is” basis during such time period, estimated as of the date of termination, and taking into account reasonable projections of vacancy and time required to re-let the Premises. (For purposes of the lump sum calculation, Additional Rent for the last 12 months prior to termination shall be deemed to increase for each year thereafter by the average annual increase during the immediately preceding 5 years in the Consumer Price Index - All Urban Consumers for the Boston Metropolitan area published by the U.S. Department of Labor or a comparable index reasonably selected by Landlord. The Federal Reserve discount rate, or equivalent, plus 2% shall be used in calculating present values.) In the absence of such election, Tenant shall indemnify Landlord for the loss of Rent by a payment at the end of each month which would have been included in the term equal to the difference between the Base Rent and Additional Rent which would have been paid in accordance with this Lease and the Rent actually derived from the Premises by Landlord for such month.

In addition to the payment(s) due under the prior paragraph, Tenant shall reimburse Landlord for all reasonable expenses arising out of the termination, including without limitation, all costs incurred by Landlord in attempting to re-let the Premises or parts thereof such as advertising, brokerage commissions, tenant fit-up costs, and legal expenses. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord of the expense so incurred. Landlord shall use reasonable efforts re-let the Premises in the event the Lease is terminated pursuant to this Article 14, however, Landlord’s obligation shall be subject to the reasonable requirements of Landlord to lease other available space for comparable use prior to reletting the Premises and to lease to high quality tenants in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies. The provisions of this Section 14.01, and Tenant’s obligations to Landlord hereunder, shall survive the termination of this Lease.

Section 14.02 Landlord’s Right to Cure. If an Event of Default occurs or Landlord reasonably determines that an emergency posing imminent threat of injury or damage to persons or property exists, the Landlord, without being under any obligation to do so and without thereby waiving its rights with regard to any Event of Default, may, after prior written notice to Tenant (prior written notice shall not be required if not practical in the case of an emergency posing imminent threat of injury or damage to persons or property) remedy the default giving rise to the Event of Default , or the imminent threat, for the account and at the expense of the Tenant. If the Landlord makes any reasonable expenditures or incurs any reasonable obligations for the payment of money in connection therewith, including but not limited to reasonable attorney’s fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligation incurred and costs, shall be paid upon demand to the Landlord by the Tenant as Additional Rent and, if not paid within five (5) business days following notice that such amount is past due (provided that no such notice shall be required following the first two such notices in any 12 month period) with interest at the rate of eighteen (18%) percent per annum for the purposes of late payments of Base Rent or regular monthly payments of Operating Expenses and Taxes, and otherwise at the Prime Rate plus six percent (6%) per annum, (the applicable such rate, the “Default Rate”) calculated as of the date such payments were due.

Section 14.03 No Waiver. No failure by either party to insist upon strict performance of any covenant, agreement, term or condition of this Lease, or to exercise any right or remedy consequent upon breach thereof, and no acceptance by Landlord of full or partial Rent during the continuance of any breach, shall constitute a waiver of any such breach or of any covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by either party, and no breach thereof, shall be waived, altered or modified except by written instrument executed by the other party. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

Section 14.04 Late Payments. In the event (i) any payment of Rent is not paid within five (5) business days of the due date, or (ii) a check received by Landlord from Tenant shall be dishonored, then because actual damages for a late payment or for a dishonored check are extremely difficult to fix or ascertain, but recognizing that damage and injury result therefrom, Tenant agrees to pay 5% of the amount due in (i) as liquidated damages for each late payment and 2.5% of the amount due in (ii) as liquidated damages for each time a check is dishonored. Notwithstanding the foregoing, no payment shall be due under the foregoing sentence for the first late payment of Rent in any twelve (12) month period if such Rent payment is made within five (5) business days after written notice from Landlord to Tenant. Furthermore, if any payment of Rent shall not be paid when due, the same shall bear interest, from the date when the same was due until the date paid, at the Default Rate; provided, however, that no interest shall be due with respect to late payments of Rent on the first occasion in any 12 month period unless Tenant fails to make such payment within five (5) business days after Landlord gives Tenant notice of such delinquency. (The grace periods herein provided are strictly related to the liquidated damages for, and interest on, a late payment and shall in no way modify or stay Tenant’s obligation to pay Rent when it is due, nor shall the same preclude Landlord from pursuing its remedies under this Article 14, or as otherwise allowed by law.)

Section 14.05 Remedies Cumulative. Each right and remedy of Landlord provided for in this Lease shall be cumulative and concurrent and shall be in addition to every other right or remedy provided for in this Lease now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

Section 14.06 Landlord’s Obligation to Make Payments. Tenant shall not be entitled to offset against Rent any payments due from Landlord to Tenant except as expressly set forth herein.

Section 14.07 Landlord Defaults.

(a) Landlord shall in no event be in default in the performance of any of Landlord’s obligations under the terms of this Lease unless and until Landlord shall have failed to perform such obligation within thirty (30) days after notice by Tenant to Landlord (“Tenant Default Notice”) specifying the manner in which Landlord has failed to perform any such obligations (provided, however, if Landlord promptly commences to cure the default and diligently pursues the cure, but such default is not capable of being cured by Landlord within the said thirty (30) day period and Landlord so notifies Tenant promptly (but in any event within thirty (30) days after such Tenant Default Notice is given) together with an estimate of the reasonable time required for such cure, Landlord shall be allowed such longer period, , but in no event longer than 180 days). The provisions of this Section 14.07 shall not apply to Landlord’s obligations to complete the Landlord Work, the sole and exclusive remedies for which are set forth in Section 1.03 of this Lease.

(b) Tenant’s Self-Help Right. If Landlord is in default in the performance of any of its obligations hereunder beyond applicable notice and cure periods, then Tenant shall have the right to remedy such default on Landlord’s behalf (provided that Tenant uses reasonable efforts to avoid violating or rendering void any warranties maintained by Landlord) after ten (10) business days prior notice to Landlord, in which event Landlord shall reimburse Tenant within 30 days after invoice for all reasonable costs and expenses incurred by Tenant in connection therewith to the extent in excess of Tenant’s Pro Rata Share of the Operating Expenses that Tenant would have been obligated to pay had Landlord performed such obligations within applicable notice and cure periods, together with interest at the Default Rate, and if not so paid then Tenant shall have the right to recover the same by an abatement of Base Rent, provided that such abatement shall cease at such time as and to the extent that payment of the full amount then due Tenant hereunder is tendered to Tenant. Notwithstanding the foregoing, if Landlord disputes Tenant’s right to abate Base Rent, or the amount of the abatement, such dispute shall be resolved in an arbitration proceeding pursuant to the immediately following paragraph prior to any abatement of disputed amounts by Tenant and if the amount of the abatement is more than 20% of the aggregate amount of Base Rent due in any month, then the amount abated in any one month shall not exceed 20% of the Base Rent and the excess amount of the abatement shall be carried forward with interest at the Default Rate. Tenant’s self-help rights under this paragraph shall be exercised by Tenant only (i) with respect to conditions actually existing within the Premises or, in the event of an emergency, in common areas of the Building, and (ii) with respect to conditions that materially affect Tenant’s ability to use and enjoy the Premises and to conduct Tenant’s operations therein. Tenant is not precluded from entering into other tenant spaces in the exercise of the foregoing self-help rights to the extent reasonably necessary to access common areas of the Building; provided, however, that (x) any such entry by Tenant’s shall be at its own risk and expense and (y) Tenant obtains, in advance, an agreement from the other tenant allowing such entry. The provisions of this paragraph may not be exercised by any subtenants of Tenant.

Any arbitration decision under this paragraph shall be enforceable in accordance with applicable law in any court of proper jurisdiction. Within fifteen (15) days after Landlord requests arbitration by notice to Tenant, the parties shall direct the Boston office of the AAA to appoint an arbitrator who shall have a minimum of ten (10) years experience in commercial real estate disputes and who shall not be affiliated with either Landlord or Tenant. Both Landlord and Tenant shall have the opportunity to present evidence and outside consultants to the arbitrator. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern). The cost of the arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by such party) shall be borne equally by the parties. The decision of the arbitrator(s) shall be final and binding on the parties. The parties shall comply with any orders of the arbitrator(s) establishing deadlines for any such proceeding.

Article 15.

Surrender

Section 15.01 Obligation to Surrender. Tenant shall, upon any expiration or earlier termination of the term of this Lease, remove all of Tenant’s Property from the Premises unless otherwise approved by Landlord in writing. Tenant shall peaceably vacate and surrender to the Landlord the Premises and deliver all keys, locks thereto, and subject to Section 8.01 all alterations and additions made to or upon the Premises, in the same condition as they were at the commencement of the term, or as they were put in during the term hereof, reasonable wear and tear and, to the extent Landlord is required to restore the same, damage by fire or other casualty or taking or condemnation by public authority excepted. In the event of the Tenant’s failure to remove any of Tenant’s Property from the Premises, Landlord is hereby authorized, without liability to Tenant for loss or damage thereto, and at the sole risk of Tenant, to remove and store any of the property at Tenant’s expense, or to retain same under Landlord’s control or to sell at public or private sale, after thirty (30) days notice to Tenant at its address last known to Landlord, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

Section 15.02 Holdover Remedies. If Tenant (or anyone claiming by, through, or under Tenant) shall remain in possession of the Premises or any part thereof after the expiration or earlier termination of this Lease with respect thereto without any agreement in writing executed with Landlord, Tenant shall be deemed a tenant at sufferance. After the expiration or earlier termination of the term of this Lease, Tenant shall pay Base Rent at the higher of (x) 150% of the Base Rent in effect immediately preceding such expiration or termination or, (y) 150% of the then-market rate for the Premises, and, in either case, with all Additional Rent payable and covenants of Tenant in force as otherwise herein provided, and, commencing on the date that is 45 days after the expiration or earlier termination of this Lease, Tenant shall be liable to Landlord for all damages arising from such failure to surrender and vacate the Premises, including damages arising from the loss of a replacement lease transaction. Notwithstanding the forgoing to the contrary, clause (y) of this paragraph, above, shall not apply in the event that the Lease terminates prior to its scheduled expiration on account of the exercise of termination rights by either party pursuant to Article 11 or Tenant pursuant to Section 7.06.

Section 15.03 Decommissioning. Prior to the expiration of this Lease (or within 30 days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), process piping, process supply lines, process waste lines and process plumbing in the Premises, and all exhaust or other ductwork in the Premises, in each case which has carried or released or been exposed to any Hazardous Materials (other than ordinary and customary office supplies and cleaning fluids) from the operations of Tenant or any person claiming by or through Tenant, and shall otherwise clean the Premises so that:

(a) the Hazardous Materials from Tenant (or any person claiming by or through Tenant) operations, to the extent, if any, existing prior to such decommissioning, have been removed as necessary so that the interior surfaces (including floors, walls, ceilings, and counters), process piping, process supply lines, process waste lines and process plumbing, and all such exhaust or other ductwork, may be reused by a subsequent tenant or disposed of in compliance with applicable Environmental Laws without taking any special precautions for Hazardous Materials, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of Hazardous Materials and without incurring regulatory compliance requirements or giving notice in connection with Hazardous Materials; and

(b) the Premises may be reoccupied for office, laboratory or research and development use, demolished or renovated without taking any special precautions for Hazardous Materials, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials and without incurring regulatory requirements or giving notice in connection with Hazardous Materials.

Further, for purposes of clauses (a) and (b): (i) materials previously or hereafter generated from operations shall not be deemed part of the Premises, and (ii) “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-Hazardous Materials. Prior to the expiration of this Lease (or within 30 days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s inspection of the Premises and shall confirm that Tenant has complied with the requirements of this Section 15.03. The report shall include reasonable detail concerning the clean-up location, the tests run and the analytic results.

Tenant may, by written request made no earlier than six months prior to the then-scheduled expiration of the term of this Lease, request that Landlord approve the scope of Tenant’s decommissioning activities under this Section 15.03 in writing, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 15.04 Failure to Decommission. If Tenant fails to perform its obligations under Section 15.03 within ten (10) days after the expiration of the term of this Lease, without limiting any other right or remedy, Landlord may, on five (5) business days prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall promptly reimburse Landlord upon demand for all out-of-pocket costs and expenses incurred by

Landlord in connection with such work. In addition, any such reimbursement shall include a ten percent (10%) administrative fee (but in no event less than $1,000) to cover Landlord’s overhead in undertaking such work and, if the expiration of the term has occurred on account of a Tenant default or if the Landlord has, prior to the regularly scheduled expiration of the term, previously approved the scope of Tenant’s decommissioning activities under Section 15.03 in writing, then Tenant shall be deemed to be in occupancy of the Premises as a holdover occupant subject to Section 15.02 until the obligations are fully performed. The reimbursement and administrative fee shall be Additional Rent. Tenant’s obligations under this Article 15 of this Lease shall survive the termination of this Lease.

Article 16.

Quiet Enjoyment

Section 16.01 Covenant of Quiet Enjoyment. Tenant, subject to any ground leases, deeds of trust and mortgages to which this Lease is from time to time subordinate in accordance with Article 10, upon paying the Rent and performing and complying with all covenants, agreements, terms and conditions of this Lease on its part to be performed or complied with, shall not be prevented by the Landlord, or anyone claiming by, through or under Landlord, from lawfully and quietly holding, occupying and enjoying the Premises during the term of this Lease, except as specifically provided for by the terms hereof. This covenant is in lieu of any other so-called quiet enjoyment covenant, either express or implied.

Article 17.

Acceptance of Surrender

Section 17.01 Acceptance of Surrender. No surrender to Landlord of this Lease or of the Premises or any part thereof or of any interest therein by Tenant shall be valid or effective unless required by the provisions of this Lease or unless agreed to and accepted in writing by Landlord. No act on the part of any representative or agent of Landlord, and no act on the part of Landlord other than such a written agreement and acceptance by Landlord, shall constitute or be deemed an acceptance of any such surrender.

Article 18.

Notices

Section 18.01 Means of Giving Notice. All notices, demands, requests and other instruments which may or are required to be given by either party to the other under this Lease shall be in writing. All notices, demands, requests and other instruments from Landlord to Tenant shall be deemed to have been properly given if sent by United States certified mail, return receipt requested, postage prepaid, or if sent by prepaid Federal Express or other similar overnight delivery service which provides a receipt, addressed to Tenant at the Premises, attn: Kathryn L. Biberstein, General Counsel (and, until Tenant occupies the Premises, to Tenant at 88 Sidney Street, Cambridge, Massachusetts, 02139, attn: Kathryn L. Biberstein, General Counsel or at such other address or addresses as the Tenant from time to time may have designated by written notice to Landlord, with a copy to Langer & McLaughlin, LLP, 137 Newbury Street, Suite 700, Boston, Massachusetts 02116, Attn: Doug McLaughlin, Esq. All notices, demands, requests and other instruments from Tenant to Landlord shall be deemed to have been properly given if sent by United States certified mail, return receipt requested, postage prepaid or if sent by prepaid Federal Express or other similar overnight delivery service which provides a receipt, addressed to Landlord, c/o Davis Marcus Partners, Inc., One Appleton Street, Boston, Massachusetts 02116, Attn: Jonathan G. Davis, with copies to Marcus Partners, Inc., 75 Park Plaza, 4th Floor, Boston, Massachusetts 02116, Attn: Paul R. Marcus; The Prudential Insurance Company of America, c/o Prudential Real Estate Investors, 8 Campus Drive, Parsippany, New Jersey 07054, Attn.: Lynn DeCastro; and Richard D. Rudman, Esq., DLA Piper LLP (US), 33 Arch Street, Boston, Massachusetts 02110. Any notice shall be deemed to be effective upon receipt by, or attempted delivery to, the intended recipient. Any notice under this Lease may be given by counsel to the party giving such notice.

Article 19.

Separability of Provisions

Section 19.01 Severability. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or contrary to applicable law or unenforceable, the remainder of this Lease, and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or contrary to applicable law or unenforceable, as the case may be, shall not be affected thereby, and each term and provision of this Lease shall be legally valid and enforced to the fullest extent permitted by law.

Article 20.

Miscellaneous

Section 20.01 Amendments. This Lease may not be modified or amended except by written agreement duly executed by the parties hereto.

Section 20.02 Governing Law. This Lease shall be governed by and construed and enforced in accordance with the laws of the state in which the Property is located.

Section 20.03 Counterparts. This Lease may be executed in several counterparts, each of which shall be an original but all of which shall constitute but one and the same instrument.

Section 20.04 Successors and Assigns. The covenants and agreements herein contained shall, subject to the provisions of this Lease, bind and inure to the benefit of Landlord, its successors and assigns, and Tenant, and Tenant’s permitted successors and assigns, and no extension, modification or change in the terms of this Lease effected with any successor, assignee or transferee shall cancel or affect the obligations of the original Tenant hereunder unless agreed to in writing by Landlord. The term “Landlord” as used herein and throughout the Lease shall mean only the owner or owners at the time in question of Landlord’s interest in this Lease. Upon any transfer of such interest, from and after the date of such transfer, Landlord herein named (and in case of any subsequent transfers the then transferor), shall be relieved of all liability for the performance of any obligations on the part of the Landlord contained in this Lease except for defaults by Landlord prior to such transfer or monies owed by Landlord to Tenant and which were not assigned to and repayment or performance thereof assumed by such transferee, provided that if any monies are in the hands of Landlord or the then transferor at the time of such transfer, and in which Tenant has an interest, shall be delivered to the transferee, then Tenant shall look only to such transferee for the return thereof.

Section 20.05 Merger Clause. This instrument (including the exhibits) contains the entire and only agreement between the parties regarding the lease of the Premises, and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect.

Section 20.06 Notice of Lease. Upon the mutual execution and delivery of this Lease, and thereafter, at the request of either Landlord or Tenant in connection with any amendment, the parties shall execute a document in recordable form containing only such information as is necessary to constitute a Notice of Lease under Massachusetts law. All recording costs for such notice shall be borne by Tenant. At the expiration or earlier termination of this Lease, Tenant shall provide Landlord with an executed termination of the Notice of Lease in recordable form, which obligation shall survive such expiration or earlier termination.

Section 20.07 No Lease. The submission of this Lease for review or comment shall not constitute an agreement between Landlord and Tenant until both have signed and delivered copies thereof.

Section 20.08 Reimbursements. Whenever Tenant is required to obtain Landlord’s approval hereunder, Tenant agrees to reimburse Landlord all reasonable out-of-pocket expenses incurred by Landlord, including reasonable attorney fees in order to review documentation or otherwise determine whether to give its consent.

Section 20.09 Financial Statements. If, at any time, Tenant ceases to be a publicly traded company subject to the reporting requirements of the SEC, then Tenant, within 30 days following the end of each fiscal quarter occurring during the term shall furnish to Landlord an accurate, up-to-date financial statement of Tenant showing Tenant’s financial condition for the immediately preceding fiscal quarter and, with respect to the fourth fiscal quarter, the fiscal year, such annual statement to be audited if available, together with a certification from Tenant’s chief financial officer as to whether Tenant then complies with the Financial Test. Tenant shall also use commercially reasonable efforts to provide the foregoing annual financial statements for any Transferee of more than 33% of the Premises that is not a publicly traded company subject to the reporting requirements of the SEC. If any such financial statements are not publicly available, Landlord shall treat the financial statements confidentially, but shall be permitted to provide them to prospective and current lenders and prospective purchasers.

Section 20.10 Parking. Landlord agrees that, during the term of this Lease, Tenant shall have the right (at no additional charge, other than to the extent provided as Operating Expenses) to use 351 (based on a ratio of 3.5 spaces per 1,000 rentable square feet of the Premises) non-designated parking spaces as may be reasonably necessary to accommodate officers, employees, guests, invitees and clients, in connection with the operation of its business following the initial Commencement Date. Included within the foregoing spaces are 35 (based on a ratio of 1 per 2,800 rentable square feet of the Premises) non-designated parking spaces located in the parking garage on the lower level of the Building, with direct access to the Building lobby serving the Premises. The balance of Tenant’s parking spaces shall be located in the areas shown on Exhibit 20.10, attached. At Landlord’s election and at no cost to Tenant, Landlord may designate parking spaces for exclusive use by Tenant and other tenants of the Property and may install signage or implement a pass or sticker system to control parking use, and may employ valet parking to meet the requirements of this Section. To the extent applicable to Tenant’s use of the parking spaces, the provisions of the Lease shall apply, including rules and regulations of general applicability from time to time promulgated by Landlord.

Section 20.11 Future Development. (a) Landlord reserves all rights as may be necessary or desirable to construct additional structured parking at the Property in the location shown on Exhibit 20.11 or, if otherwise permitted under this Section 20.11(a), one or more additions to the Building. In connection with any such additional development, exterior common areas and facilities at the Property may be eliminated, altered, or relocated and may also be utilized to serve the Building addition(s) and other new improvements. The rights set forth above shall include rights to use portions of the Property (other than the Premises) for the purpose of temporary construction staging and related activities and to implement valet parking for reserved and unreserved parking spaces for the purpose of facilitating construction during such activities. Landlord agrees that, so long as no Event of Default is continuing under this Lease, it shall not construct any material additions to the Building unless such construction is in accordance with the exercise of Tenant’s rights pursuant to Article 25 and it shall not construct any additional structured parking that would inhibit Tenant’s rights pursuant to Article 25 in any material manner.

(b) Landlord and its representatives, contractors, agents, employees and licensees shall have the right during any construction period to enter the Premises to undertake such work; to shore up the foundations and/or walls of the Premises and other improvements at the Property; to erect scaffolding and protective barricades around the Premises or in other locations within or adjacent to the other improvements at the Property; and to do any other act necessary for the safety of the Premises or other improvements at the Property or the expeditious completion of such construction. Landlord shall use reasonable efforts not to interfere with the conduct of Tenant’s business and to minimize the extent and duration of any inconvenience, annoyance or disturbance to Tenant resulting from any work pursuant to this Section in or about the Premises or Property, consistent with accepted construction practice, and so long as Landlord uses such reasonable efforts Landlord shall not be liable to Tenant for any compensation or reduction of Rent by reason of inconvenience or annoyance or for loss of business resulting from any act by Landlord pursuant to this Section.

(c) In connection with the foregoing or as Landlord may otherwise reasonably determine is necessary to accommodate the financing or operation of the Building, Landlord may create a subsidiary condominium or subject the Property to a ground lease. In the event the Building is submitted to a subsidiary condominium regime, the Property shall be deemed to be the condominium unit in which the Premises is located and all common areas and facilities serving such unit of the condominium, and, at the request of either Landlord or Tenant, Exhibit 1.01-2 shall be amended accordingly. This Lease shall be subject and subordinate to any such ground lease or condominium (and covenants and easements granted in connection therewith) so long as the same are not inconsistent in any material respect with Tenant’s rights under this Lease. Tenant agrees to enter into any instruments reasonably requested by Landlord in connection with the foregoing so long as the same do not decrease the rights or increase the obligations of Tenant under this Lease, including a subordination of this Lease to a ground lease or documents creating a subsidiary condominium at the Property. Tenant agrees not to take any action to oppose any application by Landlord for any permits, consents or approvals from any governmental authorities for any redevelopment or additional development of all or any part of the Property, and will use all commercially reasonable efforts to prevent any of Tenant’s subtenants or assigns (collectively, “Tenant Responsible Parties”) from doing so. For purposes hereof, action to oppose any such application shall include, without limitation, communications with any governmental authorities requesting that any such application be limited or altered. Also for purposes hereof, commercially reasonable efforts shall include, without limitation, commercially reasonable efforts, upon receiving notice of any such action to oppose any application on the part of any Tenant Responsible Parties, to obtain injunctive relief, and, in the case of a subtenant, exercising remedies against the subtenant under its sublease. Landlord will reimburse Tenant for all reasonable third party attorneys’ fees that Tenant incurs to review any such documents and agreements.

Section 20.12 Signage. So long as the Tenant originally named herein, or any successor or assign acquiring Tenant’s interest in the Lease in a merger or acquisition of all or substantially all of Tenant’s business and assets, is the Tenant hereunder, the Premises consist of at least 80,000 rentable square feet and continues to include the 852 Winter Street entrance and lobby, and subject to applicable laws, codes and ordinances, Tenant, at Tenant’s cost, may install the signage described on Exhibit 20.12, attached. Any signage installed by Tenant pursuant to this paragraph shall be the responsibility of Tenant, and the design of such signage shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned, or delayed. All signage described in this Section 20.12 shall be consistent in quality with similar signage in first class office, laboratory, research and development buildings. Landlord shall cooperate with Tenant, at Tenant’s cost, as is reasonably required for Tenant to obtain the approvals necessary for all such signage.

Section 20.13 Brokers. Landlord and Tenant each represent and warrant that they have not directly or indirectly dealt with any broker with respect to the leasing of the Premises other than CB Richard Ellis and Colliers Meredith & Grew (“Brokers”). Each party agrees to exonerate and save harmless and indemnify the other against any loss, cost, claim or expense (including reasonable attorney’s fees) resulting from its breach of the forgoing representation and warranty. Brokers are to be paid by Landlord pursuant to the terms of a separate agreement.

Section 20.14 Force Majeure. In the event Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act (excluding monetary obligations) required under this Lease to be performed by such party by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restricted governmental law or regulations, riots, insurrection, war or other reason of a like nature not the fault of such party, then performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Nothing in this Section 20.14 shall excuse Landlord or Tenant’s failure to make payments under this Lease when due.

Section 20.15 Limitations on Liability. None of the provisions of this Lease shall cause Landlord to be liable to Tenant, or anyone claiming through or on behalf of Tenant, for any special, indirect or consequential damages, including, without limitation, lost profits or revenues. None of the provisions of this Lease shall cause Tenant to be liable to Landlord, or anyone claiming through or on behalf of Landlord, for any special, indirect or consequential damages, including, without limitation, lost profits or revenues, except for a breach of Section 5.02(b)-(c) of this Lease or as otherwise provided in Section 15.02 of this Lease, and provided that no remedy expressly set forth in this Lease shall be deemed special, indirect or consequential. In no event shall any individual partner, officer, shareholder, trustee, beneficiary, director, agent or similar party be liable for the performance of or by Landlord or Tenant under this Lease or any amendment, modification or agreement with respect to this Lease. Tenant agrees to look solely to Landlord’s interest in the Property in connection with the enforcement of Landlord’s obligations in this Lease.

Section 20.16 Certain Definitions. The expression “the original term” means the period of years referred to in Article 2. Prior to the exercise by Tenant of any election to extend the original term, the expression “the term of this Lease” or any equivalent expression shall mean the original term; after the exercise by Tenant of the aforesaid election or other extension of the term, the expression “the term of this Lease” or any equivalent expression shall mean the original term as extended. The expression “attorneys fees” includes reasonable fees of in-house and external counsel.

Section 20.17 Prevailing Parties. Landlord shall pay all reasonable attorney’s fees incurred by Tenant in connection with any legal action concerning an alleged breach of this Lease to the extent that Tenant is the prevailing party. Tenant shall pay all reasonable attorney’s fees incurred by Landlord in connection with any legal action concerning an alleged breach of this Lease to the extent that Landlord is the prevailing party.

Section 20.18 Waiver of Trial by Jury. LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION TO WHICH THEY ARE PARTIES, and further agree that any action arising out of this Lease (except an action for possession by Landlord, which may be brought in whatever manner or place provided by law) shall be brought in the Trial Court, Superior Court Department, in the county where the Premises are located. Tenant expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced in such court, hereby waiving personal service of the summons and complaint, or other process or papers issued therein and agreeing that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to Tenant at the address of Tenant set forth in Section 18.01 hereof.

Section 20.19 Landlord’s Reserved Rights. Landlord reserves the right from time to time, without unreasonable (except in emergency) interruption of Tenant’s use and access to the Premises: (i) to make additions to or reconstructions of the Building and to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building, or elsewhere in the Property , provided that (a) no such installations, replacements or relocations in the Premises shall be placed, to the extent reasonably practicable, below dropped ceilings, to the inside of interior walls, or above floors and (b) all such work necessitating entry into the Premises shall be subject to the provisions of Section 7.03; (ii) to grant easements and other rights with respect to the Property, and (iii) to alter, relocate or eliminate common areas and facilities in the Building, or on or serving the Property, including with limitation the alteration or relocation (but not the elimination of) the Amenities, from time to time so long as is there is no material adverse effect on access to, or use and occupancy of, the Premises and all such additions, reconstruction and eliminations are consistent with a first class office building in the suburban Boston area. Landlord shall use reasonable efforts not to interfere with the conduct of Tenant’s business and to minimize the extent and duration of any inconvenience, annoyance or disturbance to Tenant resulting from any work pursuant to this paragraph in or about the Premises or Building, consistent with accepted construction practice, and so long as Landlord uses such reasonable efforts Landlord shall not be liable to Tenant for any compensation or reduction of Rent by reason of inconvenience or annoyance or for loss of business resulting from any act by Landlord pursuant to this paragraph.

Section 20.20 Tenant as non-Specially Designated National or Blocked Person. Tenant hereby warrants, represents and certifies Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, group, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control and that it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation. Tenant agrees that any breach of the foregoing shall at Landlord’s election be a default under this Lease for which there shall be no cure, and Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorneys’ fees and costs) arising from or related to any breach of the foregoing warranty, representation, and certification. Tenant acknowledges and agrees that as a condition to the requirement or effectiveness of any consent to any Transfer by Landlord pursuant to Section 13.01, Tenant shall cause each Transferee (including any Permitted Transferee), for the benefit of Landlord, to reaffirm, on behalf of such Transferee, the representations of, and to otherwise comply with the obligations set forth in, this Section 20.20, and it shall be reasonable for Landlord to refuse to consent to a Transfer in the absence of such reaffirmation and compliance. Tenant agrees that breach of the representations and warranties set forth in this Section 20.20 shall at Landlord’s election be a default under this Lease for which there shall be no cure. This Section 20.20 shall survive the termination or earlier expiration of the Lease.

Section 20.21 Authority. Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of Massachusetts; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Tenant is in compliance in all material respects with all laws and orders of public authorities applicable to Tenant; (d) Tenant has duly executed and delivered this Lease; (e)

the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, (iv) will not result in the imposition of any lien or charge on any of Tenant’s Property, except by the provisions of this Lease; and (v) the Lease is a valid and binding obligation of Tenant in accordance with its terms. Tenant agrees that breach of the foregoing warranty and representation shall at Landlord’s election be a default under this Lease for which there shall be no cure. This Section 20.21 shall survive the termination or earlier expiration of the Lease.

Section 20.22 Environmental Representation. Landlord represents and warrants that, on the Delivery Date for each Portion of the Premises, such Portion of the Premises shall not contain any Hazardous Materials other than materials customarily used in the construction or operation of comparable suburban office buildings.

Article 21.

Rooftop License

Section 21.01 Rooftop License. Landlord grants Tenants the appurtenant, non-exclusive, and irrevocable (except upon the expiration or earlier termination of this Lease) license at no additional charge, but otherwise subject to the terms and conditions of this Lease, to use a contiguous portion of the roof of the Building approved by Landlord (the “Rooftop Installation Areas”) to operate, maintain, repair and replace heating, ventilation and air-conditioning equipment and telecommunications transmission and receiving equipment for Tenant’s own use, such as a satellite dish, microwave dish, and the like, in each case appurtenant to the Permitted Uses installed as part of Finish Work or otherwise as permitted pursuant to Article 8 (“Rooftop Equipment”). The exact location and layout of the Rooftop Installation Areas shall be approved by Landlord in its reasonable discretion and shall not exceed in area the Tenant’s Pro Rata Share of rooftop areas made available to tenants in the Building for similar purposes.

Section 21.02 Installation and Maintenance of Rooftop Equipment. Tenant shall install Rooftop Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate and in accordance with all of the provisions of this Lease, including without limitation Article 8. Tenant shall not install or operate Rooftop Equipment until it receives prior written approval of the plans for such work in accordance with Article 8. Landlord may withhold approval if the installation or operation of Rooftop Equipment reasonably would be expected to damage the structural integrity of the Building. Tenant shall cooperate with Landlord as reasonably required to accommodate any re-roofing of the Building during the Lease term and Tenant shall be responsible for any costs associated with moving or temporarily relocation Tenant’s Roof Equipment to the extent such Rooftop Equipment is not attached to the roof with permanent flashing or equivalent measures consistent with the permanent installation of such Rooftop Equipment (as opposed to surface mounting or use of ballasts). Tenant’s access to the rooftop for the purposes of exercising its rights and obligations under this Article 21 shall be limited to Normal Business Hours by prior appointment with the property manager, except in the case of emergencies threatening life or personal property.

Tenant shall engage Landlord’s roofer before beginning any rooftop installations or repairs of Rooftop Equipment, whether under this Article 21 or otherwise, and shall always comply with the roof warranty governing the protection of the roof and modifications to the roof. Tenant shall obtain a letter from Landlord’s roofer following completion of such work stating that the roof warranty remains in effect. Tenant, at its sole cost and expense, shall cause a qualified contractor to inspect the Rooftop Installation Areas periodically (and at least two times per year) and correct any loose bolts, fittings or other appurtenances and shall repair any damage to the roof caused by the installation or operation of Rooftop Equipment. Tenant shall pay Landlord following a written request therefor, with the next payment of Rent, (i) all applicable taxes or governmental charges, fees, or impositions imposed on Landlord because of Tenant’s use of the Rooftop Installation Areas and (ii) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Rooftop Equipment. All Rooftop Equipment shall be screened or otherwise designed so that it is not visible from the ground level of the Property.

Section 21.03 Indemnification. Tenant agrees that the installation, operation and removal of Rooftop Equipment shall be at its sole risk. Tenant shall indemnify and defend Landlord and the other Indemnitees against any liability, claim or cost, including reasonable attorneys’ fees, incurred in connection with the loss of life, personal injury, damage to property or business or any other loss or injury (except to the extent due to the negligence or willful misconduct of Landlord or its employees, agents, or contractors) arising out of the installation, use, operation, or removal of Rooftop Equipment by Tenant or its employees, agents, or contractors, including any liability arising out of Tenant’s violation of this Article 21. Subject to the provisions of Section 21.05, Landlord assumes no responsibility for interference in the operation of Rooftop Equipment caused by other tenants’ equipment, or for interference in the operation of other tenants’ equipment caused by Rooftop Equipment; provided, however, that Landlord shall use commercially reasonable efforts to enforce the rights of Tenant under this Lease to the extent the same are superior to that of any other tenants of the Property and shall comply with the provisions of Section 21.05, below. The provisions of this Section 21.03 shall survive the expiration or earlier termination of this Lease.

Section 21.04 Removal of Rooftop Equipment. Upon the expiration or earlier termination of the Lease, Tenant, at its sole cost and expense, shall (i) remove Rooftop Equipment from the Rooftop Installation Areas in accordance with the provisions of this Lease and (ii) leave the Rooftop Installation Areas in good order and repair, reasonable wear and tear excepted. If Tenant does not remove Rooftop Equipment when so required, Landlord may remove and dispose of it and charge Tenant for all costs and expenses incurred.

Section 21.05 Interference by Rooftop Equipment. Landlord may grant future roof rights to other parties, and Landlord shall be contractually obligated to cause such other parties to eliminate and avoid interference with Rooftop Equipment to the same or greater extent as Tenant is so obligated. If Rooftop Equipment (i) causes physical damage to the structural integrity of the Building, (ii) materially interferes with any telecommunications, mechanical or other systems located at or servicing (as of the initial Delivery Date) the Building, or (iii) interferes with any other service provided to other tenants in the Building by rooftop installations installed prior to the installation of Rooftop Equipment, in each case in excess of that permissible under F.C.C. or other regulations (to the extent that such regulations apply and do not require such tenants or those providing such services to correct such interference or damage), Tenant shall within five (5) business days of notice of a claim of interference or damage cooperate with Landlord or any other tenant or third party making such claim to determine the source of the damage or interference and effect a prompt solution at Tenant’s expense (if Rooftop Equipment caused such interference or damage). In the event Tenant disputes Landlord’s allegation that Rooftop Equipment is causing a problem with the Building (including, but not limited to, the electrical, HVAC, and mechanical systems of the Building) and/or any other Building tenants’ equipment in the Building, in writing delivered within five (5) business days of receiving Landlord’s notice claiming such interference, then Landlord and Tenant shall meet to discuss a solution, and if within seven (7) days of their initial meeting Landlord and Tenant are unable to resolve the dispute, then the matter shall be submitted to arbitration in accordance with the provisions set forth below.

The parties shall direct the Boston office of the AAA to appoint an arbitrator who shall have a minimum of ten (10) years experience in commercial real estate disputes and who shall not be affiliated with either Landlord or Tenant. Both Landlord and Tenant shall have the opportunity to present evidence and outside consultants to the arbitrator. The arbitration shall be conducted in accordance with the commercial real estate arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern). The cost of the arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by such party) shall be borne equally by the parties. Within ten (10) days of appointment, the arbitrator shall determine whether or not Rooftop Equipment is causing a problem with the Building and/or any other Building tenants’ equipment in the Building, and the appropriate resolution, if any. The arbitrator’s decision shall be final and binding on the parties. If Tenant shall fail to cooperate with Landlord in resolving any such interference or if Tenant shall fail to implement the arbitrator’s decision within ten (10) days after it is issued, Landlord may at any time thereafter (i) declare an Event of Default and/or (ii) relocate the item(s) of Rooftop Equipment in dispute in a manner consistent with the arbitral decision.

Section 21.06 Relocation of Rooftop Equipment. Based on Landlord’s good faith determination that such a relocation is necessary, Landlord reserves the right to cause Tenant to relocate Rooftop Equipment located on the roof to comparably functional space on the roof by giving Tenant prior notice of such intention to relocate. If within thirty (30) days after receipt of such notice Tenant has not agreed with Landlord on the space to which Rooftop Equipment is to be relocated , the functional utility of such location, the timing of such relocation, and the terms of such relocation, then either party may submit such dispute to arbitration pursuant to Section 21.05, above (except that the arbitrators determination shall be of the space to which Rooftop Equipment is to be relocated, the timing of such relocation, and the terms of such relocation). Landlord agrees to pay the reasonable cost of moving Rooftop Equipment to such other space, taking such other steps necessary to ensure comparable functionality of Rooftop Equipment, and finishing such space to a condition comparable to the then condition of the current location of Rooftop Equipment. Such payment by Landlord shall not constitute an Operating Expense under this Lease. Tenant shall arrange for the relocation of Rooftop Equipment within sixty (60) days after a comparable space is agreed upon or determined by arbitration, as the case may be. In the event Tenant fails to arrange for said relocation within the sixty (60) day period, Landlord shall have the right to arrange for the relocation of Rooftop Equipment at Landlord’s expense, all of which shall be performed in a manner designed to minimize interference with Tenant’s business.

Article 22.

Extension Options

Section 22.01 Option to Extend. Provided that (i) Tenant is not in default hereunder, after any applicable notice and cure periods have expired, at the time Tenant gives its Extension Notice or at the time the applicable Option Term would commence, or (ii) no sublets of more than 50% of the Premises are then in effect that required Landlord’s consent under Article 13, Tenant shall have the right, at its election, to extend the original term of this Lease for two (2) additional periods of five (5) years each (each, an “Option Term”) commencing upon the expiration of the original term or first Option Term, as applicable, provided that Tenant shall give Landlord an irrevocable (except as expressly set forth in Section 22.04) written notice (an “Extension Notice”) in the manner provided in Section 18.01 of the exercise of its election to so extend at least twelve (12) months, and no more than fifteen (15) months prior to the expiration of the term (as the same may have been extended) of this Lease. Except for this Article 22 with respect to the second such Option Term, the provisions of the Work Letter, and as expressly otherwise provided in this Lease, all the agreements and conditions in this Lease contained shall apply to the applicable Option Term, including without limitation the obligation to pay Additional Rent for Tenant’s Pro Rata Share of Taxes and Tenant’s Pro Rata Share of Operating Expenses. If Tenant shall give written notice as provided in Section 18.01 of the exercise of the election in the manner and within the time provided aforesaid, the term shall be extended upon the giving of the notice without the requirement of any action on the part of Landlord.

Section 22.02 Extension Rent. The annual Base Rent payable during any Option Term shall be the greater of (x) ninety-five percent (95%) of the Market Rent as determined in the manner set forth in Section 22.03, 22.04 and 22.05, below, or (y) $27.05 per rentable square foot per annum. If the annual Base Rent for any Option Term has not been determined by the commencement date of such Option Term, Tenant shall pay Base Rent at the last annual rental rate in effect for the expiring Term until such time as annual Base Rent for the Option Term has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Option Term. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

Section 22.03 Market Rent. If Tenant gives Landlord timely notice of its election to extend the then current term of this Lease, then within thirty (30) days thereafter, Landlord shall give Tenant written notice of Landlord’s estimate of the then applicable market rent for Tenant’s space, based on the rent for similar space in the Property and rent for similar space in similar first class suburban office buildings in Waltham area (the “Market Rent”) for the Premises in its then as-is condition (or such better condition as Tenant shall be required to maintain under this Lease), taking into account all of the factors that a landlord and tenant would consider in negotiating an arms-length rent (however, in no event shall the determination of Market Rent treat any portion of the Premises as being used for research or laboratory purposes, but rather that said determination of Market Rent shall treat the entire Premises as being used for office purposes for the purposes of determining such Market Rent). For each year of an Option Term after the first year of such Option Term, Base Rent shall never be decreased below that paid in the prior lease year, but may or may not, on account of the determination of Market Rent, increase.

Section 22.04 Tenant’s Right to Dispute Market Rent. In the event that Tenant disputes the Market Rent estimate provided by Landlord, Tenant may, within 15 days of its receipt of notice from Landlord estimating such Market Rent, either (i) elect to withdraw its request for an extension, in which case there shall be no extension of the term of this Lease, or (ii) give notice to Landlord of such dispute and require that both Landlord and Tenant enter into a 15 day good faith negotiating period to see if Landlord and Tenant come to a mutual agreement in establishing the Market Rent. If Landlord and Tenant can come to agreement as to the Market Rent within such 15 day period, then the Market Rent shall be set for the purposes of the Option Term as the parties agree. If Landlord and Tenant cannot come to an agreement in establishing Market Rent within such 15 day period, then Tenant may either (x) elect to withdraw its request for an extension, in which case there shall be no extensions of the term of this lease, or (y) give notice to Landlord requiring that the establishment of the Market Rent be submitted to arbitration in accordance with the terms set forth in Section 22.05 below. If Tenant does not so dispute Landlord’s estimated Market Rent within the 15 day period first referenced in this paragraph, Tenant shall be deemed to have accepted Landlord’s estimate of Market Rent. In no event shall the extension of the term of this Lease be affected by the determination of the Market Rent, such exercise of extension being fixed at the time at which notice is given (subject to the provisions of clauses (i) and (x), above).

Section 22.05 Arbitration of Market Rent. In the event Landlord and Tenant shall be unable to agree on the then Market Rent for the purposes of determining the Base Rent for the applicable Option Term, then Market Rent shall be established in the following manner of arbitration:

(a) Each of Tenant and Landlord shall choose an arbitrator knowledgeable in the field of establishing fair rental values in the Waltham Class A office market;

(b) The arbitrators selected in accordance with “(a)” above shall select a third arbitrator who is a qualified real estate appraiser with at least ten (10) years’ experience in the appraisal of first class office buildings in the Waltham Class A office market;

(c) The selections shall be completed no later than twenty-one (21) days after Tenant’s notice requiring the arbitration of Market Rent. If any selection is not made within the 21-day time period, either party may petition the Boston office of the AAA to make the selection;

(d) Within thirty (30) days after their appointment, the arbitrators shall determine the Market Rent for the Premises for the Option Term, and shall notify Tenant and Landlord of such determination within seven (7) days, which determination shall be final and binding upon Tenant and Landlord. If the arbitrators are unable to agree upon the Market Rent, the Market Rent will be deemed to be the average of the Market Rents proposed by the arbitrators, except that (i) if the lowest proposed Market Rent is less than 90% of the second to lowest proposed fair market rent, the lowest proposed Market Rent will automatically be deemed to be 90% of the second to lowest proposed Market Rent and (ii) if the highest proposed Market Rent is greater than 110% of the second to highest proposed Market Rent, the highest proposed Market Rent will automatically be deemed to be 110% of the second to highest proposed Market Rent.

(e) The foregoing arbitration shall be conducted in accordance with the commercial arbitration rules of the AAA or its successors;

(f) Landlord and Tenant shall each pay all costs of the arbitrator it selected and one-half (1/2) of all other costs of the arbitration proceedings.

For the purpose of determining Market Rent the parties shall use as a guideline the average rental rates for similar available office space (and shall value the subject space as 100% office space without regard for any research or laboratory use by Tenant) in similar office buildings in the Waltham market.

Article 23.

Right of First Refusal

Section 23.01 Right of First Refusal. Prior to January 17, 2011 (the “RFR Termination Date”), before entering into the initial lease for all or any portion of the third floor of the Building not initially leased to Tenant hereunder or any portion of the first floor of the Building shown on the attached Exhibit 23.01 (collectively, the “First Refusal Space”) with a third party (other than Exempt RFR Transactions, as defined below), and provided that Landlord has received a written proposal or counter-proposal for the applicable First Refusal Space that Landlord is willing to accept (or Landlord has received an acceptance of a proposal initiated by Landlord, whether or not such acceptance is binding), Landlord shall offer the applicable First Refusal Space to Tenant for lease by written notice to Tenant (“Landlord’s FR Notice”). Within five (5) business days after receipt of Landlord’s FR Notice, Tenant may, by written notice delivered to Landlord, (i) reject Landlord’s FR Notice, or (ii) accept Landlord’s offer to lease such space for its own use on the terms set forth in this Article 23 (the failure by Tenant to timely respond as aforesaid being deemed Tenant’s rejection of Landlord’s FR Notice pursuant to clause (i), above).

If Landlord’s FR Notice is rejected under clause (i) above (or deemed rejected by Tenant’s failure to timely respond), then Landlord may enter into any lease for such space on materially the same terms set forth in such Landlord’s FR Notice, provided that Landlord shall deliver to Tenant a new Landlord’s FR Notice prior to entering into an initial lease for the applicable First Refusal Space (a) with any third party other than the party (or an affiliate of the party) that previously made the offer to, or accepted an offer from, Landlord giving rise to such prior Landlord’s FR Notice, or (b) on terms materially more favorable to the party (or an affiliate of the party) that previously made the offer to, or accepted an offer from, Landlord giving rise to such prior Landlord’s FR Notice, than those terms set forth in such prior Landlord’s FR Notice (it being agreed that a net effective rental rate (after taking into account base rent, tenant improvement allowances, free rent and other concessions) of at least 95% of the net effective rental rate set forth in Landlord’s FR Notice does not constitute materially more favorable terms).

If Tenant timely accepts Landlord’s offer to lease the space as set forth in clause (ii) above, the space shall, subject to the following paragraph below and without further action by the parties, be leased by Tenant in its “as is” condition, without any obligation to construct tenant or other improvements (except that Landlord shall be responsible, at Landlord’s sole cost and expense, to separately demise the space), and otherwise on the terms and conditions then applicable to the remainder of the Premises (e.g. the Base Rent shall be at the then-applicable rate, escalating as otherwise provided in Section 2.01) except that (x) the Finish Work Allowance shall be reduced with respect to the applicable First Refusal Space on a pro rata basis for the actual initial lease term for such First Refusal Space (e.g. if the term of the First Refusal Space is eight years, then the Finish Work Allowance for the First Refusal Space would be 96/126ths of the Finish Work Allowance applicable to the remainder of the Premises on a per square foot basis), (y) the rent commencement date with respect to the applicable First Refusal Space shall be no later than the later to occur of (i) the Rent Commencement Date for the Office Portion of the Premises or (ii) seven (7) months after the execution of the amendment described in the immediately following sentence, and (z) the estimated delivery date that Landlord shall deliver the applicable First Refusal Space to Tenant for the commencement of construction of any Tenant Work shall be no later than the sixty (60) days after the execution of the amendment described in the immediately following sentence. At the request of either party, Landlord and Tenant shall promptly execute and deliver an agreement confirming such expansion of the Premises and the estimated date the Premises are to be expanded pursuant to this Paragraph with a provision for establishing the effective date of such expansion based on actual delivery. Tenant shall execute any such amendment within 21 days following tender by Landlord provided that such amendment complies with the terms of this Article 23. If Landlord fails to deliver the First Refusal Space within 90 days of the estimated delivery date set forth in Landlord’s FR Notice, then Tenant, at its option, may either (x) terminate its obligations with respect to the First Refusal Space upon 30 days prior written notice to Landlord, whereupon all obligations of the parties hereto with respect to the First Refusal Space shall be null and void and without recourse to either party unless Landlord delivers the First Refusal Space within such 30 day period, in which case Tenant’s termination notice shall be null and void and of no further force and effect or (y) if such failure results from matters within Landlord’s reasonable control and is not cured within 30 days following written notice from Tenant, pursue any of its equitable remedies to cause Landlord to deliver such First Refusal Space to Tenant and bring a claim for monetary damages against Landlord, but in no event shall such failure constitute a default of Landlord, result in a right of Tenant to terminate the Lease with respect to the remainder of the Premises, or affect the validity of the Lease.

In no event shall the rights under this Section 23.01 apply to (x) leases subsequent to the initial lease or leases of all or any portion of the First Refusal Space (such leases, “Initial Leases”), or (y) any space offered to lease for use as a building amenity, such as a cafeteria or fitness center (collectively, “Exempt RFR Transactions”).

Notwithstanding any provision of this Section to the contrary, Tenant’s rights under this Section shall terminate on the RFR Termination Date and shall be void, at Landlord’s election, if (i) Tenant is in default hereunder, after any applicable notice and cure periods have expired, at any time prior to the time Tenant makes any election with respect to the First Refusal Space under this Section or at the time the First Refusal Space would be added to the Premises, or (ii) subleases of more than 50% of the Premises are in effect that required Landlord’s consent under Article 13 at the time Tenant makes any election with respect to the First Refusal Space under this Section or at the time the First Refusal Space would be added to the Premises.

In connection with the rights granted under this Article 23, Landlord shall, prior to the RFR Termination Date, keep Tenant reasonably informed from time to time of the leasing status of any then-available Right of First Refusal space.

Article 24.

Right of First Offer

Section 24.01 Right of First Offer. Following the RFR Termination Date, before entering into a lease for all or any portion of the Building (the “First Offer Space”) with a third party (other than Exempt RFO Transactions, as defined below), Landlord shall notify Tenant of the terms on which Landlord intends to lease the space (“Landlord’s FO Notice”). Within five (5) business days after receipt of Landlord’s FO Notice, Tenant may, by written notice delivered to Landlord, (i) reject Landlord’s FO Notice, or (ii) unconditionally and irrevocably accept Landlord’s offer to lease such space for its own use on the terms set forth in Landlord’s FO Notice (the failure by Tenant to timely respond as aforesaid being deemed Tenant’s rejection of Landlord’s FO Notice pursuant to clause (i), above).

If Landlord’s FO Notice is rejected under clause (i) above (or deemed rejected by Tenant’s failure to timely respond), then Landlord may enter into any lease for such space on materially the same net financial terms set forth in such Landlord’s FO Notice, provided that Landlord shall deliver to Tenant a new Landlord’s FO Notice prior to entering into an initial lease for the First Offer Space providing for a net effective rental rate (taking into account base rent, tenant improvement allowances, free rent and other concessions) more than five (5) percent less than that specified in Landlord’s FO Notice.

If Tenant timely accepts Landlord’s offer to lease the space as set forth in clause (ii) above, then the space shall, subject to the following paragraph below and without further action by the parties, be leased by Tenant on the accepted terms (but in any event for a term not less than the shorter of three years or the then-remaining term of this Lease) and otherwise on all of the terms of the Lease in effect immediately prior to such expansion, provided that, at the request of either party, Landlord and Tenant shall promptly execute and deliver an agreement confirming such expansion of the Premises and the estimated date the Premises are to be expanded pursuant to this Paragraph with a provision for establishing the effective date of such expansion based on actual delivery. Except as otherwise agreed by the parties in writing, Landlord’s failure to deliver, or delay in delivering, all or any part of the First Offer Space, for any reason, shall not alter Tenant’s obligation to accept such space when delivered, shall not constitute a default of Landlord, and shall not affect the validity of the Lease, provided, however, that if Landlord fails to deliver the First Offer Space within 180 days of the date set forth for delivery in Landlord’s FO Notice, then Tenant, at its sole option, may terminate its obligations with respect to the First Offer Space upon 30 days prior written notice to Landlord, whereupon all obligations of the parties hereto with respect to the First Offer Space shall be null and void and without recourse to either party unless Landlord delivers the First Offer Space within such 30 day period, in which case Tenant’s termination notice shall be null and void and of no further force and effect. Landlord shall use commercially reasonable efforts to commence and diligently prosecute legal action to evict any tenant holding over in First Offer Space subject to an accepted offer by Tenant pursuant to this Section 24.01 commencing no later than the date that is 30 days following the date that Landlord is anticipated to deliver such First Offer Space to Tenant.

In no event shall the rights under this Section 24.01 apply to (x) the initial lease for all or any portion of the First Offer Space and the renewal or extension thereof (such leases, “Initial Leases”), (y) any space offered to lease for use as a building amenity, such as a cafeteria or fitness center, or (z) solely with respect to the first and second floor portions of the First Offer Space, the exercise of an expansion right by a then-existing Building tenant or the renewal or extension of leases by occupants of the first and second floor (collectively, “Exempt RFO Transactions”).

Notwithstanding any provision of this Section to the contrary, Tenant’s rights under this Section shall terminate on the date that is one year prior to the Expiration Date and shall be void, at Landlord’s election, if (i) Tenant is in default hereunder, after any applicable notice and cure periods have expired, at any time prior to the time Tenant makes any election with respect to the First Offer Space under this Section or at the time the First Offer

Space would be added to the Premises, or (ii) subleases of more than 50% of the Premises are in effect that required Landlord’s consent under Article 13 at the time Tenant makes any election with respect to the First Offer Space under this Section or at the time the First Offer Space would be added to the Premises. Nothing in this Section shall be construed to grant to Tenant any rights or interest in any space in the Building, and any claims by Tenant alleging a failure of Landlord to comply herewith shall be limited to claims for monetary damages. Tenant may not assert and hereby waives any rights in any space nor file any lis pendens or similar notice with respect thereto.

Article 25.

Expansion Option

Section 25.01 Expansion Option. Tenant shall have the right to request that Landlord pursue the expansion of the Building by approximately 45,000 rentable square feet upon at least 30 days prior written notice to Landlord. Following the giving of such written notice, Landlord and Tenant shall cooperate in good faith to agree upon a schedule and budget for any such expansion, which shall include a pre-development phase for permitting. Any such expansion shall be conditioned upon (i) the parties entering into a mutually agreeable lease amendment at market rent (taking into account the current building financing, financing available in the market, and allowing a market return to Landlord on its costs to construct such expansion) and for a term of at least 10 years (which may be achieved by use of any extension options under the Lease then remaining) and (ii) Landlord’s ability to obtain the necessary permits for such expansion (using good faith, commercially reasonable efforts to do so). Tenant shall have no right to request an expansion under this section at any time that an Event of Default then exists, if Tenant ceases to occupy at least 66% of the Premises, or if, at the time Tenant gives its notice or at any time thereafter, there are at least 45,000 rentable square feet available for lease in the Building.

It is intended that this instrument will take effect as a sealed instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Landlord and Tenant have signed the same as of the date first appearing above.

LANDLORD:

PDM 850 UNIT, LLC

By: PD Winter Street, LLC, its sole member

By :	/s/ Paul R. Marcus
Name: Paul R. Marcus
Title: A Member of Its Executive Committee

TENANT:

ALKERMES, INC.

By:	/s/ Gordon G. Pugh
Name: Gordon G. Pugh
Title: Chief Operating Officer

By:	/s/ James M. Frates
Name: James M. Frates
Title: Chief Financial Officer

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“Amendment”) is by and between PDM Unit 850, LLC, a Delaware limited liability company (“Landlord”), and Alkermes, Inc., a Pennsylvania corporation ( “Tenant”) and is executed as of this 18th day of June, 2009.

WHEREAS, Landlord and Tenant are parties to a certain Lease (as amended by this Amendment, the “Lease”) dated as of April 22, 2009, with respect to certain premises (the “Original Premises”) located at 850 Winter Street, Waltham, Massachusetts;

WHEREAS, Tenant desires to expand the Premises to include a certain portion of the third floor of the Building more particularly shown on Exhibit A, attached;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Undefined Terms. All capitalized terms used herein and not herein defined shall have the meanings set forth in the Lease.

2. Expansion Space. Landlord hereby agrees to lease to Tenant and Tenant hereby agrees to lease from Landlord the portion of the third floor of the Building shown on Exhibit A to this Amendment containing 15,254 rentable square feet (the “Expansion Space”). The Expansion Space shall be added to and leased by Tenant as part of the Premises under the Lease on all of the terms set forth therein, except as otherwise provided in this Amendment, and except as otherwise expressly set forth herein all references to the Premises in the Lease shall hereafter mean the Original Premises plus the Expansion Space, which together consist of 115,489 rentable square feet in the aggregate. The Expansion Space is included within the Office Portion as defined in Section 1.03 of the Lease. Tenant acknowledges that its right to expand the Premises pursuant to Article 23 of the Lease has expired with respect to the third floor of the Building.

3. Expansion Space Base Rent. Effective as of the date hereof, Section 2.01 of the Lease is hereby deleted in its entirety and the following is inserted in its place:

“Section 2.01. Base Rent. (a) The “Rent Commencement Date” shall mean, respectively, (x) for the Office Portion (other than the Expansion Space), the date that is six months after the Commencement Date for the Office Portion, (y) for the Lab Portion, the date that is five months after the Commencement Date for the Lab Portion, and (z) for the Expansion Space, the date that is eighteen (18) months after the Commencement Date for the Office Portion. Beginning on the Rent Commencement Date for the applicable Portion and/or Expansion Space, and on the first day of each month thereafter, the Tenant shall pay the Landlord base rent (“Base Rent”) in equal monthly installments, in advance, pursuant to the following schedule:

Period	Annual Base Rent for the entire Premises*	Annual Base Rent Per Rentable Square Foot	Monthly Base Rent for the entire Premises*
From the Rent Commencement Date through the last day of the 42nd calendar month after the initial Commencement Date.	$2,887,225.00	$25.00	$240,602.08
From the first day of the 43rd calendar month after the Commencement Date through the last day of the 78th calendar month after the initial Commencement Date	$3,118,203.00	$27.00	$259,850.25
From the first day of the 79th calendar month after the initial Commencement Date through the expiration of the term of this Lease	$3,383,827.70	$29.30	$281,985.64

*

In the event that the Office Portion (other than the Expansion Space), Lab Portion, and Expansion Space Rent Commencement Dates do not occur on the same day, the Annual Base Rent and Monthly Base Rent shall be apportioned among such areas based on rentable square feet.

If any Rent Commencement Date is other than the first day of the month, then, with respect to the partial month following such Rent Commencement Date, Tenant shall pay to Landlord on the applicable Rent Commencement Date a pro-rated share of the Base Rent that would have otherwise been payable for such month (based on the number of days remaining in such month) had such Rent Commencement Date occurred on the first day of such month.”

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4. Additional Rent. Commencing on the date that is nine months following the Commencement Date for the Office Portion, Tenant’s Pro Rata Share shall increase to 45.55% with respect to the Office Portion and 64.15% with respect to the entire Premises. Any electricity for the Expansion Space shall be payable pursuant to Section 3.01 of the Lease commencing on the Commencement Date for the Office Portion.

5. Condition of Premises and Finish Work Allowance.

(a) Landlord shall deliver the Expansion Space to Tenant in its “as is” condition, and Landlord shall have no obligation to undertake any Finish Work or provide any Finish Work Allowance with respect to the Expansion Space, except as otherwise expressly provided in this Section 5.

(b) Landlord shall provide Tenant with an allowance for the costs (the “ES Allowance Costs”) of the work (the “Expansion Space Work”) necessary to prepare the Expansion Space for Tenant’s initial occupancy (including the costs of constructing such Expansion Space Work (the “Hard Costs”) and architectural and engineering fees incurred in the design of such Expansion Space Work), Tenant’s outside legal fees incurred in connection with the Lease and the First Amendment to Lease, Tenant’s third party expenses to move into the Premises and to the purchase and installation of data and telecommunications cabling, signage, equipment, trade fixtures and/or furniture in the Premises) in an amount not to exceed $823,716.00 (i.e., $54.00 per rentable square foot of the Expansion Space (the “ES Work Allowance”). At least $686,430.00 of the ES Work Allowance (i.e., $45.00 per rentable square foot of the Expansion Space (the “ES Minimum Expenditure Threshold”) must be spent on Hard Costs for the Expansion Space Work. All costs for the Expansion Space Work in excess of the ES Work Allowance shall be paid for entirely by Tenant, and Landlord shall not provide any reimbursement or allowance therefore, provided, however, that any portion of the ES Work Allowance in excess of the ES Minimum Expenditure Threshold and not applied towards the Expansion Space Work may be applied towards the Lab Portion at Tenant’s election.

Landlord shall disburse funds to Tenant for ES Allowance Costs incurred by Tenant within forty-five (45) days of Tenant’s request (which request may not be made more than once per month) if such request is submitted at least five (5) business days prior to the day on which Landlord is to submit its monthly requisition for loan disbursement to its construction lender if the following conditions have been fully satisfied: (a) no Event of Default then exists and; (b) Landlord shall have no reason to believe that any work for which payment is requisitioned has not been properly completed and (c) Tenant shall have complied with any other reasonable requirements of Landlord’s construction lender for disbursement of ES Allowance Costs that are comparable to requirements applicable to disbursements of funds for Base Building Work (but excluding requirements that are clearly inapplicable to Tenant or the work to which such ES Allowance Costs relate, such as a requirement that there be no borrower default under the loan documents). Requests for disbursement of the ES Work Allowance that are not timely submitted or for which any of the conditions to payment of the ES Work Allowance have not been satisfied, shall be included in Landlord’s next construction loan requisition and paid to Tenant within thirty (30) days following submission of the same to Landlord’s construction lender, provided that the conditions to payment are then satisfied. Requests for disbursement of the ES Work Allowance for which any of the conditions to payment of the ES Work Allowance have not been satisfied with respect to a particular aspect of design of the Expansion Space Work shall be funded to the extent that such requests otherwise comply with the conditions to payment and to the extent that Landlord’s construction lender actually funds comparable partially incomplete requisitions for Base Building Work.

If Landlord fails timely to pay any portion of the ES Work Allowance to Tenant when due pursuant to the immediately preceding paragraph, then until such past due amount is paid or recouped hereunder it shall accrue interest at the Default Rate, and Tenant shall have the right to deduct any such past due amount, together with interest, from the next installment(s) of Base Rent allocable to the Expansion Space and Tenant’s Pro Rata Share of Operating Expenses and Tenant’s Pro Rata Share of Taxes due under this Lease with respect to the Expansion Space until Tenant has received full credit or otherwise has been fully reimbursed for the amount due to Tenant. Notwithstanding the foregoing, if Landlord disputes Tenant’s right to abate Base Rent and Tenant’s Share of Operating Expenses and Tenant’s Share of Taxes, or the amount of the abatement, such dispute shall be resolved in accordance with Section 7.02.13 of Exhibit 7.02 to the Lease prior to any abatement of disputed amounts by Tenant (and, if such dispute is resolved in favor of Tenant, then Landlord shall pay Tenant interest on any amounts so abated at the Default Rate).

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Provided that (i) no Event of Default then exists, (ii) an amount of the ES Work Allowance at least equal to the ES Minimum Expenditure Threshold has been spent on Hard Costs for the Expansion Space Work and Tenant has paid for all Expansion Space Work to extent in excess of the ES Work Allowance (as reasonably evidenced to Landlord), and (iii) Finish Work or Tenant Work necessary for the occupancy of the entire Premises has been completed (other than as set forth in the Lease with respect to the ACF Space), any portion of the ES Work Allowance that has not yet been requisitioned as of the date that is three years after the date of this Amendment shall be credited against the next Rent payments due under the Lease.

6. LEED Allowance. In addition to the ES Work Allowance, Landlord shall provide Tenant with an allowance for the third party costs incurred by Tenant to prepare certifications necessary to apply for Leadership in Energy and Environmental Design (“LEED”) certification by the U.S. Green Building Council for its tenant improvements in an amount not to exceed $70,000 (the “LEED Allowance”). Landlord shall disburse the LEED Allowance to Tenant (or, at Landlord’s election, directly to Tenant’s LEED consultant) in the same manner that Landlord is obligated to disburse the ES Work Allowance, as set forth above.

7. Security Deposit. The Letter of Credit Amount is hereby increased to $1,200,000, and accordingly, the number “1,000,000” as it appears two times in Section 2.05 of the Lease is hereby deleted and replaced with the number “1,200,000” in both places. On or before the date that is thirty (30) days after the mutual execution and delivery of this Amendment, Tenant shall increase the Letter of Credit initially held by Landlord under the Lease by the amount of $200,000. Tenant’s failure to timely deliver the increase Letter of Credit to Landlord shall constitute an Event of Default under this Lease, without any notice or cure period under Article 14, and, in addition to any other remedies under the Lease, Landlord shall be entitled to draw $200,000 from the existing Letter of Credit, hold the same as a cash security deposit until such time as Tenant provides the increased Letter of Credit, and require Tenant to restore the initial Letter of Credit in full.

8. Parking. Section 20.10 of the Lease is hereby deleted in its entirety and the following is inserted in its place:

“Landlord agrees that, during the term of this Lease, Tenant shall have the right (at no additional charge, other than to the extent provided as Operating Expenses) to use 404 (based on a ratio of 3.5 spaces per 1,000 rentable square feet of the Premises) non-designated parking spaces as may be reasonably necessary to accommodate officers, employees, guests, invitees and clients, in connection with the operation of its business following the initial Commencement Date. Included within the foregoing spaces are 40 non-designated parking spaces located in the parking garage on the lower level of the Building, with direct access to the Building lobby serving the Premises (subject to the provisions of Section 1.02(d) of this Lease). The balance of Tenant’s parking spaces shall be located in the areas shown on Exhibit 20.10, attached. At Landlord’s election and at no cost to Tenant, Landlord may designate parking spaces for exclusive use by Tenant and other tenants of the Property and may install signage or implement a pass or sticker system to control parking use, and may employ valet parking to meet the requirements of this Section. To the extent applicable to Tenant’s use of the parking spaces, the provisions of the Lease shall apply, including rules and regulations of general applicability from time to time promulgated by Landlord.”

9. Authority. Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has duly executed and delivered this Amendment; (c) the execution, delivery and performance by Tenant of this Amendment (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Amendment; and (d) this Amendment is a valid and binding obligation of Tenant in accordance with its terms. This warranty and representation shall survive the termination of the Lease.

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Landlord warrants and represents that (a) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Landlord has duly executed and delivered this Amendment; (c) the execution, delivery and performance by Landlord of this Amendment (i) are within the powers of Landlord, (ii) have been duly authorized on behalf of Landlord by all requisite action and (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound; and (d) this Amendment is a valid and binding obligation of Landlord in accordance with its terms. This warranty and representation shall survive the termination of the Lease.

10. Brokerage. Landlord and Tenant each represent and warrant that they have not directly or indirectly dealt with any broker with respect to the leasing of the Expansion Space other than CB Richard Ellis and Colliers Meredith & Grew (collectively, the “Broker”). Each party agrees to exonerate and save harmless and indemnify the other against any loss, cost, claim or expense (including reasonable attorney’s fees) resulting from a breach of the forgoing representation and warranty. The Broker is to be paid by Landlord pursuant to the terms of a separate agreement.

11. Ratification. Except as hereby amended, the Lease shall remain in full force and effect, is hereby ratified and confirmed, and remains unchanged.

12. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the state in which the Property is located.

13. Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original but all of which shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the Landlord and Tenant have executed this Amendment under seal as of the date first noted above.

PDM 850 UNIT, LLC

By: PD Winter Street, LLC, its sole member

By:	/s/ Paul R. Marcus
Name: Paul R. Marcus
Title: A Member of Its Executive Committee

ALKERMES, INC.

By:	/s/ Michael J. Landine
Name: Michael J. Landine
Title: Senior Vice President, Corporate Development

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SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (this “Amendment”) is by and between PDM Unit 850, LLC, a Delaware limited liability company (“Landlord”), and Alkermes, Inc., a Pennsylvania corporation ( “Tenant”) and is executed as of this 12th day of November, 2013.

WHEREAS, Landlord and Tenant are parties to a certain Lease dated as of April 22, 2009, as amended by that certain First Amendment to Lease dated June 15, 2009 (together, the “Lease”) with respect to certain premises (the “Original Premises”) located at 850 Winter Street, Waltham, Massachusetts;

WHEREAS, Tenant desires to extend the Term of the Lease and to expand the Premises to include a certain portion of the second floor of the Building more particularly shown on Exhibit A, attached;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Undefined Terms. All capitalized terms used herein and not herein defined shall have the meanings set forth in the Lease.

2 Qualifying Conditions. The terms and conditions of this Amendment are conditioned upon the full execution of an early termination agreement with the current tenant of the Second Expansion Space, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, a California limited liability partnership (“Gunderson”) on terms and conditions satisfactory to Landlord in its sole discretion (the “Qualifying Conditions”). If the Qualifying Conditions have not been met by December 31, 2013, then the Lease shall be read and construed as if this Amendment never existed and neither party shall have any rights, remedies, or obligations in connection with or arising out of this Amendment or the subject matter hereof.

3. Extension of the Term. The term of the Lease is hereby extended through February 28, 2021, which shall be the new “Expiration Date” under the Lease.

4. Base Rent. Base Rent for the Original Premises for the period commencing on June 1, 2020 and ending on the Expiration Date shall be $31.80 per Rentable Square Foot of the Original Premises (Annual Base Rent for the Original Premises shall be $3,672,550.20 and Monthly Base Rent for the Original Premises shall be $306,045.85).

5. Second Expansion Space. Commencing on the Second Expansion Space Commencement Date (as defined below), Landlord hereby agrees to lease to Tenant and Tenant hereby agrees to lease from Landlord the portion of the second floor of the Building shown on Exhibit A to this Amendment containing 31,140 rentable square feet (the “Second Expansion Space”). The Second Expansion Space shall be added to and leased by Tenant as part of the Premises under the Lease on all of the terms set forth therein, except as otherwise provided in this Amendment, and except as otherwise expressly set forth herein all references to the Premises in the Lease shall hereafter mean the Original Premises plus the Second Expansion Space, which together consist of 146,629 rentable square feet in the aggregate. The “Second Expansion Space Commencement Date” shall be the date on which Landlord delivers the Second Expansion Premises to Tenant broom clean, free of all occupants and personal property, and otherwise in the condition existing as of the date hereof, reasonable wear and tear excepted. The Second Expansion Space Commencement Date is expected to occur on June 1, 2014 (the “Estimated SES Commencement Date”) and is subject to the right of Landlord, to be exercised not more than three (3) times, to extend the same, but in no event to a date no later than June 1, 2015 by at least fifteen (15) days’ prior written notice to Tenant on each occasion (as it may be extended, the “Outside SES Commencement Date”). If the Landlord is unable to deliver the Second Expansion Space to Tenant on the Estimated SES Commencement Date, as it may be extended, for any reason, including without limitation due to the holding over of Gunderson in the Second Expansion Space, then the Second Expansion Space Commencement Date shall, by definition, be delayed, and Landlord shall not be deemed to be in default hereunder. Tenant’s sole remedy for Landlord’s failure to deliver the Second Expansion Space on the Estimated SES Commencement Date shall be a delay in the occurrence of the Second Expansion Space Commencement Date; provided, however, that if the Landlord is unable to deliver the Second Expansion Space to Tenant on or before the Outside SES Commencement Date, (x) Tenant shall have the one-time option to terminate this Amendment by written notice to Landlord given within forty-five (45) days of the

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Outside SES Commencement Date, time being of the essence, and upon such notice this Amendment shall be null and void and of no further effect between the parties and the Lease shall be read an construed as if this Amendment never existed and neither party shall have any rights, remedies, or obligations in connection with or arising out of this Amendment or the subject matter hereof except as provided in Sections 10 and 16 below and (y) if Tenant does not exercise its right to terminate this Lease pursuant to the preceding clause (x), then Landlord shall thereafter have the one-time option to terminate this Amendment by written notice to Tenant given within the next following fifteen (15) day period, time being of the essence, and upon such notice this Amendment shall be null and void and of no further effect between the parties and the Lease shall be read an construed as if this Amendment never existed and neither party shall have any rights, remedies, or obligations in connection with or arising out of this Amendment or the subject matter hereof except as provided in Sections 10 and 16 below and.

6. Second Expansion Space Base Rent. Beginning on the Second Expansion Space Commencement Date and on the first day of each month thereafter, the Tenant shall pay the Landlord, in addition to the Base Rent for the Original Premises, the Base Rent for the Second Expansion Space in equal monthly installments, in advance, pursuant to the following schedule:

Period	Annual Base Rent for the Second Expansion Space	Annual Base Rent Per Rentable Square Foot for the Second Expansion Space	Monthly Base Rent for the Second Expansion Space
From the Second Expansion Space Commencement Date through December 20, 2014*	$777,877.20	$24.98	$64,823.10
December 21, 2014 – December 20, 2015	$798,429.60	$25.64	$66,535.80
December 21, 2015 – December 20, 2016	$819,604.80	$26.32	$68,300.40
December 21, 2016 – December 20, 2017	$841,402.80	$27.02	$70,116.90
December 21, 2017 –December 20, 2018	$863,512.20	$27.73	$71,959.35
December 21, 2018 – December 20, 2019	$886,244.40	$28.46	$73,853.70
December 21, 2019 – February 28, 2021	$909,599.40	$29.21	$75,799.95

*

If the Second Expansion Space Commencement Date occurs after December 20, 2014, then Tenant shall commence paying Annual Base Rent for the Second Expansion Space at the then-applicable rate for the Second Expansion Space (i.e. if the Second Expansion Space Commencement Date occurs on January 3, 2015, then Annual Base Rent is payable at the rate of $25.64 per rentable square foot of the Second Expansion Space.

If the Second Expansion Space Commencement Date is other than the first day of the month, then, with respect to the partial month following such Second Expansion Space Commencement Date, Tenant shall pay to Landlord on the Second Expansion Space Commencement Date a pro-rated share of the Base Rent that would have otherwise been payable for such month (based on the number of days remaining in such month) had the Second Expansion Space Commencement Date occurred on the first day of such month.

7. Additional Rent. Commencing on Second Expansion Space Commencement Date, Tenant’s Pro Rata Share shall increase to 62.87% with respect to the Office Portion and to 81.44% with respect to the entire Premises. Any electricity for the Second Expansion Space shall be payable pursuant to Section 3.01 of the Lease commencing on the Second Expansion Space Commencement Date.

8. Condition of Premises. Landlord shall deliver the Second Expansion Space to Tenant in its “as is” condition with all base building mechanical, electrical and structural components in good working order, and Landlord shall have no obligation to undertake any Finish Work or provide any Finish Work Allowance with respect to the Second Expansion Space.

9. Excess Consideration. Landlord acknowledges that Tenant is entering into a separate agreement with Gunderson in connection with Gunderson’s early termination of its lease for the Second Expansion Space (the “Gunderson Agreement”) and Landlord agrees, as a condition to this Amendment, that the provisions of Section 13.01(b) of the Lease or similar provisions applicable under the lease by and between Gunderson and Landlord do not apply to any amounts paid or payable by Tenant to Gunderson under the Gunderson Agreement, notwithstanding anything in the Lease to the contrary. Furthermore, Landlord agrees that, (i) if Tenant enters into a similar agreement with another tenant in the Building providing for the early termination of such tenant’s lease and Tenant enters into a direct lease with Landlord for such space commencing on the effective date of such termination, in each case on terms approved by Landlord in its sole discretion, or (ii) if Tenant subleases space in the Building from any other tenant in the Building, Landlord shall waive any right to compensation under Section 13.01(b) of the Lease arising out of the transactions described above.

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10. Security Deposit. The Letter of Credit Amount is hereby increased to $1,493,105.25, and accordingly, the number “1,200,000” as it appears two times in Section 2.05 of the Lease is hereby deleted and replaced with the number “1,493,105.25” in both places. On or before the date that is thirty (30) days after the mutual execution and delivery of this Amendment, Tenant shall increase the Letter of Credit initially held by Landlord under the Lease by the amount of $293,105.25. Tenant’s failure to timely deliver the increase Letter of Credit to Landlord shall constitute an Event of Default under this Lease, without any notice or cure period under Article 14, and, in addition to any other remedies under the Lease, Landlord shall be entitled to draw $293,105.25 from the existing Letter of Credit, hold the same as a cash security deposit until such time as Tenant provides the increased Letter of Credit, and require Tenant to restore the initial Letter of Credit in full. In the event that Landlord is unable to deliver the Second Expansion Space to Tenant on or before the Outside SES Commencement Date and this Amendment is terminated as provided in Section 5 above, then by written notice to Landlord, the Security Deposit shall be reduced to $1,200,000.00 and Tenant shall be entitled to so reduce the Letter of Credit.

11. Parking. Section 20.10 of the Lease is hereby deleted in its entirety and the following is inserted in its place:

“Landlord agrees that, during the term of this Lease, Tenant shall have the right (at no additional charge, other than to the extent provided as Operating Expenses) to use 502 non-designated parking spaces as may be reasonably necessary to accommodate officers, employees, guests, invitees and clients, in connection with the operation of its business following the initial Commencement Date. Included within the foregoing spaces are 51 non-designated parking spaces located in the parking garage on the lower level of the Building, with direct access to the Building lobby serving the Premises (subject to the provisions of Section 1.02(d) of this Lease). The balance of Tenant’s parking spaces shall be located in the areas shown on Exhibit 20.10, attached. At Landlord’s election and at no cost to Tenant, Landlord may designate parking spaces for exclusive use by Tenant and other tenants of the Property and may install signage or implement a pass or sticker system to control parking use, and may employ valet parking to meet the requirements of this Section. To the extent applicable to Tenant’s use of the parking spaces, the provisions of the Lease shall apply, including rules and regulations of general applicability from time to time promulgated by Landlord.”

12. Extension Options. Tenant’s options to extend the term of the Lease under Article 22 of the Lease shall apply to the entire Premises as expanded under this Amendment. Additionally, Section 22.02 (Extension Rent) of the Lease is hereby amended by deleting the first sentence thereof and replacing it with the following:

“The annual Base Rent payable during any Option Term shall be the greater of (x) ninety-five percent (95%) of the Market Rent as determined in the manner set forth in Section 22.03, 22.04 and 22.05, below, or (y) 27.51 per rentable square foot per annum.”

13. Expansion Option. Article 25 of the Lease is hereby deleted in its entirety.

14. Authority. Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has duly executed and delivered this Amendment; (c) the execution, delivery and performance by Tenant of this Amendment (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Amendment; and (d) this Amendment is a valid and binding obligation of Tenant in accordance with its terms. This warranty and representation shall survive the termination of the Lease.

Landlord warrants and represents that (a) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Landlord has duly executed and delivered this Amendment; (c) the execution, delivery and performance by Landlord of this Amendment (i) are within the

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powers of Landlord, (ii) have been duly authorized on behalf of Landlord by all requisite action and (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound; and (d) this Amendment is a valid and binding obligation of Landlord in accordance with its terms. This warranty and representation shall survive the termination of the Lease.

15. Brokerage. Landlord and Tenant each represent and warrant that they have not directly or indirectly dealt with any broker with respect to the leasing of the Second Expansion Space other than Colliers International (the “Broker”). Each party agrees to exonerate and save harmless and indemnify the other against any loss, cost, claim or expense (including reasonable attorney’s fees) resulting from a breach of the forgoing representation and warranty. The Broker is to be paid by Landlord pursuant to the terms of a separate agreement.

16. Reimbursement. Tenant shall reimburse Landlord for Landlord’s reasonable attorneys’ fees and other third-party costs (other than amounts paid or payable to Broker) in connection with this Amendment within thirty (30) days of Landlord’s request therefor as Additional Rent under the Lease.

17. Ratification. Except as hereby amended, the Lease shall remain in full force and effect, is hereby ratified and confirmed, and remains unchanged.

18. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the state in which the Property is located.

19. Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original but all of which shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the Landlord and Tenant have executed this Amendment under seal as of the date first noted above.

PDM 850 UNIT, LLC

By: PD Winter Street, LLC, its sole member

By:	/s/ PAUL R. MARCUS
Name: Paul R. Marcus
Title: A Member of Its Executive Committee

ALKERMES, INC.

By:	/s/ JAMES M. FRATES
Name: James M. Frates
Title: Chief Financial Officer

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THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (this “Amendment”) is by and between PDM 850 Unit, LLC, a Delaware limited liability company (“Landlord”), and Alkermes, Inc., a Pennsylvania corporation ( “Tenant”) and is executed as of this 15 day of May, 2014.

WHEREAS, Landlord and Tenant are parties to a certain Lease dated as of April 22, 2009, as amended by that certain First Amendment to Lease dated June 15, 2009, as amended by a Second Amendment to Lease (the “Second Amendment”) dated November 12, 2013 (together, the “Lease”) with respect to certain premises (the “Premises”) located at 850 Winter Street, Waltham, Massachusetts;

WHEREAS, Tenant was acquired by merger by Alkermes PLC, an Irish public limited company (the “Guarantor”), and Landlord desires to have Guarantor guarantee Tenant’s obligations under the Lease; and

WHEREAS, Tenant desires to utilize certain portions of the parking garage located in the basement of the Building for storage as identified on Exhibit A, attached (“Storage Areas”);

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Undefined Terms. All capitalized terms used herein and not herein defined shall have the meanings set forth in the Lease.

2. Guaranty. Tenant has, on the date of this Amendment, delivered a lease guaranty in the form attached as Exhibit B (the “Guaranty”) to Landlord from Guarantor.

3. Storage Areas. Landlord agrees to license to Tenant the Storage Areas, in their “as is” condition, subject to the following terms. The term of the license of the Storage Areas shall be co-terminus with the term of the Lease and Tenant shall have no obligation to pay Base Rent for the Storage Areas. Landlord shall not be required to provide any services to the Storage Areas. The Storage Areas shall not be included for the purpose of determining Tenant’s Pro Rata Share of Operating Expenses and Taxes pursuant to the Lease. To the extent applicable to Tenant’s use of and conduct in the Storage Areas, the provisions of the Lease shall apply. Except as set forth above, all other expenses associated with the use and occupancy of the Storage Areas shall be payable by Tenant. Tenant shall be responsible for securing the Storage Areas by use of fencing or another method reasonably approved by Landlord (the parties acknowledging that he existing fencing meets the requirements of this sentence). In connection with the creation of the Storage Areas, Tenant’s right to total parking spaces and non-designated parking spaces located in the parking garage pursuant to Section 20.10 of the Lease, as previously amended, are each hereby reduced by two (2) spaces. Landlord shall have the right to relocate one or more of the Storage Areas in the basement of the Building from time to time at no cost to Tenant upon at least 30 days’ prior written notice to Tenant, in which case the parties shall prepare a replacement Exhibit A to this Amendment and, if such relocated Storage Areas do not affect the availability of parking spaces in the basement, Tenant shall be entitled to the reinstatement of the previously affected parking spaces in an amount equal to the number of parking spaces made available on account of such relocation (but not to exceed two spaces in any event).

4. Miscellaneous.

(a) Section 2.05(a) of the Lease is hereby amended by deleting the first (1st), second (2nd) and third (3rd) sentences thereof and substituting the following:

“The Letter of Credit Amount shall be increased by Tenant (via amendment to the then-existing Letter of Credit or by supplying Landlord with a replacement Letter of Credit) by the amount of $1,500,000 if Guarantor fails, at any time during the term of this Lease, to meet the Financial Test (as hereinafter defined). The “Financial Test” shall mean that Guarantor, on a consolidated basis, has unrestricted cash, cash equivalents and short-term investments, as determined in accordance with generally accepted accounting principles, consistently applied, equal to at least $50,000,000 in United States dollars. If, at any time after the Letter of Credit is increased pursuant to the foregoing, Guarantor subsequently meets the Financial Test for three complete calendar quarters

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in a row and reasonably evidences the same to Landlord, then, provided that Tenant is not then in default beyond applicable notice or cure periods and no Bankruptcy Event (as defined below) is then in effect, Tenant shall be entitled to reduce the Letter of Credit by the amount of $1,500,000 (but to an amount equal to no less than $1,493,105.25) until such time, if any, that Guarantor subsequently fails to meet the Financial Test.”

(b) Section 10.02 of the Lease is hereby modified by adding, as the last sentence, the following: “Tenant shall provide Landlord, on the same terms and conditions, with similar statements to those in (f), (g) and (h) above from the Guarantor with respect to the Guaranty.”

(c) References in Sections 14.01(e) and (f) of the Lease to “Tenant” are hereby modified to mean “Tenant or Guarantor”.

(d) The provisions of Section 20.09 of the Lease are hereby amended and restated in their entirety as follows:

“If, at any time, Guarantor ceases to be a publicly traded company subject to the reporting requirements of the SEC, then, upon the written request of Landlord, Guarantor, within 30 days following the end of each fiscal quarter occurring during the term shall furnish to Landlord an accurate, up-to-date financial statement of Guarantor showing Guarantor’s financial condition for the immediately preceding fiscal quarter and, with respect to the fourth fiscal quarter, the fiscal year, such annual statement to be audited if available, together with a certification from Guarantor’s chief financial officer as to whether Guarantor then complies with the Financial Test. Tenant shall also use commercially reasonable efforts to provide the foregoing annual financial statements for any Transferee of more than 33% of the Premises that is not a publicly traded company subject to the reporting requirements of the SEC. If any such financial statements are not publicly available, Landlord shall treat the financial statements confidentially, but shall be permitted to provide them to prospective and current lenders and prospective purchasers who agree to treat them with the same degree of confidentiality.”

(e) References to “PDM Unit 850, LLC”, which appear in certain places in the Lease and the prior amendments to Lease, are hereby revised to mean “PDM 850 Unit, LLC”, correcting a scrivener’s error in those documents.

(f) Section 5 of the Second Amendment is hereby amended be deleting the number “fifteen (15)” in the sixteenth line of Section 5 and replacing it with the number “five (5)”.

5. Authority. Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized; (b) Tenant has duly executed and delivered this Amendment; (c) the execution, delivery and performance by Tenant of this Amendment (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Amendment; and (d) this Amendment is a valid and binding obligation of Tenant enforceable in accordance with its terms. This warranty and representation shall survive the termination of the Lease.

Landlord warrants and represents that (a) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized; (b) Landlord has duly executed and delivered this Amendment; (c) the execution, delivery and performance by Landlord of this Amendment (i) are within the powers of Landlord, (ii) have been duly authorized on behalf of Landlord by all requisite action and (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound; and (d) this Amendment is a valid and binding obligation of Landlord enforceable in accordance with its terms. This warranty and representation shall survive the termination of the Lease.

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6. Brokerage. Landlord and Tenant each represent and warrant that they have not directly or indirectly dealt with any broker in connection with this Amendment.

7. Ratification. Except as hereby amended, the Lease shall remain in full force and effect, is hereby ratified and confirmed, and remains unchanged.

8. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the state in which the Property is located.

9. Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original but all of which shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the Landlord and Tenant have executed this Amendment under seal as of the date first noted above.

PDM 850 UNIT, LLC

By: PD Winter Street, LLC, its sole member

By:	/s/ PAUL R. MARCUS
Name: Paul R. Marcus
Title: A Member of Its Executive Committee

ALKERMES, INC.

By:	/s/ JAMES M. FRATES
Name: James M. Frates
Title: Chief Financial Officer

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EXHIBIT A

Storage Area

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BASEMENT STORAGE PLAN
STORAGE AREA
STORAGE AREA
STORAGE AREA

1"= 40'

850 Winter Street
Basement Plan

ELKUS | MANFREDI
ARCHITECTS

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EXHIBIT B

[See Form of Guaranty, Attached]

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GUARANTY

850 Winter Street

Waltham, Massachusetts, USA

Guaranty dated as of May , 2014, by the undersigned Alkermes PLC, a company registered under the laws of Ireland with company number 498284 and having its registered office at Connaught House, 1 Burlington Road, Dublin, 4 (the “Guarantor”).

BACKGROUND

PDM 850 Unit, LLC (“Landlord”) and Alkermes, Inc. (“Tenant”) are parties to a Lease dated as of April 22, 2009, as previously amended by a First Amendment to Lease dated June 18, 2009, a Second Amendment to Lease dated November 12, 2013, and a Third Amendment to Lease dated as of the date hereof (as the same may hereafter be amended, the “Lease”) for certain premises at 850 Winter Street, Waltham, Massachusetts. Tenant is a subsidiary of Guarantor. Guarantor acquired Tenant by merger and is entering into this Guaranty in connection with the execution and delivery of the Third Amendment.

AGREEMENT

1. Guarantor hereby unconditionally guarantees to Landlord, its successors and assigns, upon Landlord’s first demand, the full payment of all amounts payable by Tenant, its successors and assigns under the Lease and performance and observance of all the covenants, conditions and agreements in the Lease provided to be performed and observed by Tenant, its successors and assigns, whether now existing or hereafter arising, for the entire term of the Lease, as it may be extended (the “Term”), and to any holdover term thereafter, for the entire Premises. Guarantor waives notice of non-payment of rent, additional charges, or any other amounts to be paid by Tenant under the Lease, and waives notice of default or non-performance of any of Tenant’s other covenants, conditions and agreements contained in the Lease. Guarantor further waives, to the fullest extent permitted by law, any and all legal, equitable and/or surety defenses whatsoever to which Guarantor might otherwise be entitled, provided that Guarantor shall have the benefit of any defense that would be available to Tenant under the Lease (including without limitation the defense of performance) except any defenses that would arise by virtue of Tenant being adjudged bankrupt or insolvent.

2. Guarantor agrees that its liability under this Guaranty shall be primary and joint and several with Tenant and that in any right of action which shall accrue to Landlord under the Lease, Landlord may, at its option, proceed against Guarantor, without having commenced any action or having obtained any judgment against Tenant.

3. The individual(s) executing this Guaranty on behalf of Guarantor represents and warrants to Landlord, as an inducement for Landlord to enter into and execute the Lease, that such individual is duly authorized to execute and deliver this Guaranty on behalf of Guarantor, that this Guaranty is a valid and binding obligation of Guarantor enforceable in accordance with its terms, and that this Guaranty violates no law, rule, regulation, agreement or contract applicable to or binding on Guarantor.

4. Guarantor further agrees as follows:

a. Any and all claims of any nature which Guarantor may now or hereafter have against Tenant are hereby subordinated to the full and final cash payment to Landlord of all obligations under the Lease and under this Guaranty. Without limiting the generality of the foregoing, prior to the full and final cash payment to Landlord of all obligations under the Lease and under this Guaranty, Guarantor agrees that he or she shall not: (i) make any claim of liability of Tenant to Guarantor or assert any set-off or counterclaim against Tenant whether by reason of paying any sum due or recoverable under this Guaranty (whether or not demanded by Landlord); or (ii) attempt to prove in competition with Landlord any claim regarding any payment made under this Guaranty. To the extent that the exercise by Guarantor of any such right would impair the ability of Tenant to fully perform and observe all the covenants and conditions in the Lease on the Tenant’s part to be performed and observed, Guarantor waives any rights of subrogation, any rights to enforce any right or remedy of Landlord against Tenant, and any right to participate in any collateral held or payment received by Landlord until such full and final cash payment is made.

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b. In the event of avoidance, disgorgement, reduction, reconveyance or recovery of any payment from Tenant to Landlord as a preference under any laws relating to the bankruptcy, reorganization or liquidation of debtors, or as a so-called fraudulent conveyance, or under any other applicable law, Landlord shall be entitled to recover on demand the amount of such payment from Guarantor as if such payment had never been made by Tenant.

c. Guarantor represents and warrants to Landlord, as an inducement for Landlord to enter into and execute the Lease, that Guarantor has a financial interest in the Tenant.

5. Guarantor further agrees to be responsible to the Landlord for any reasonable expenses, including reasonable attorneys’ fees, incurred by Landlord in successfully enforcing any obligations of Guarantor under this Guaranty.

6. Guarantor’s liability hereunder shall be ascertained as though the Guarantor was itself the tenant under the Lease, jointly and severally with Tenant, and the Guarantor’s obligations hereunder shall not be affected or impaired by any relief of Tenant from Tenant’s obligations under the Lease by operation of law or otherwise including, without limitation, in connection with proceedings under the bankruptcy laws now or hereafter enacted, or similar laws for the relief of debtors.

7. Guarantor hereby irrevocably and unconditionally submits to personal jurisdiction in The Commonwealth of Massachusetts over any suit, action or proceeding arising out of this Guaranty or out of the Lease, and Guarantor hereby waives any right to object to personal jurisdiction within The Commonwealth of Massachusetts. The initiation of any suit, action or proceeding by Landlord against any Guarantor or any property of Guarantor in any other jurisdiction shall not constitute a waiver of the agreements contained herein that the law of The Commonwealth of Massachusetts shall govern the rights of Landlord and the rights and obligations of Guarantor under this Guaranty, and that Guarantor submits to personal jurisdiction within The Commonwealth of Massachusetts. Guarantor hereby waives any right to a trial by jury for any claim arising under this Guaranty.

8. If any term of this Guaranty, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Guaranty, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.

9. Guarantor further expressly agrees that the validity of this Guaranty and the obligations of Guarantor under this Guaranty shall not be terminated or in any way affected or impaired by reason of the assertion by Landlord against Tenant of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease, or by reason of the waiver or failure by Landlord to enforce any of the terms, covenants or conditions of the Lease, this Guaranty, or any other guaranty of the Lease (if any), or by reason of the granting of any indulgence or extension to Tenant, or Guarantor, or to any other guarantor (if any), all of which may be given or done by Landlord from time to time without notice to Guarantor.

10. This Guaranty shall be governed by the laws of the Commonwealth of Massachusetts (other than with respect to principles of conflicts of laws thereunder), except that issues relating to this arbitration clause and any arbitration hereunder shall be governed by the Federal Arbitration Act, Chapters 1 and 2. Any controversy or claim arising out of or relating to this Guaranty shall be determined by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. In the event of any such election the following provisions shall apply. There shall be one (1) arbitrator. The place of the arbitration shall be (and the hearings shall be conducted in) Boston, Massachusetts. Judgment on the award(s) rendered by the arbitrator may be entered into any court having jurisdiction thereof. Guarantor hereby waives all objection which it may have at any time to the laying of venue of any proceedings brought in such courts, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such party.

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11. Guarantor appoints Douglas McLaughlin, having an address at c/o Langer & McLaughlin, LLP, 855 Boylston Street, 6th Floor, Boston, MA 02116, as Guarantor’s agent for service of process in any action under this Guaranty. Nothing in this paragraph shall be deemed to restrict or otherwise limit Landlord’s right to initiate proceedings before the competent courts of Ireland in order to obtain injunctive or interim measures, including without limitation an action to obtain provisional payment under the present Guaranty, as the case may be. So far as is permitted under the applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Guaranty, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon the person of Guarantor in any such court.

12. Capitalized terms used and not defined in this Guaranty shall have the same meanings as in the Lease.

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Executed as a sealed Massachusetts instrument.

GUARANTOR:

GIVEN under the Common Seal of ALKERMES PLC and DELIVERED as a deed:
Director

Director / Secretary

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FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of December 30, 2014, by and between GI TC 850 WINTER STREET, LLC, a Delaware limited liability company (“Landlord”), and ALKERMES, INC., a Pennsylvania corporation (“Tenant”).

RECITALS

A.

Landlord (as successor in interest to PDM Unit 850, LLC, a Delaware limited liability company) and Tenant are parties to that certain Lease dated April 22, 2009 (the “Original Lease”), which Original Lease has been previously amended by that certain First Amendment to Lease dated June 15, 2009, that certain Second Amendment to Lease (the “Second Amendment”) dated November 12, 2013 and that certain Third Amendment to Lease (the “Third Amendment”) dated May 15, 2014 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 146,629 rentable square feet (as more particularly described in the Lease, the “Original Premises”) in the building located at 850 and 852 Winter Street, Waltham, Massachusetts (the “Building”).

B.

Tenant has requested that additional space containing approximately 13,365 rentable square feet (the “Fourth Expansion Premises”) and approximately 353 square feet of storage space (the “Storage Space” and, together with the Fourth Expansion Premises, the “Fourth Expansion Space”), as shown on Exhibit A hereto, be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

C.

The Lease by its terms shall expire on February 28, 2021 (the “Expiration Date”), and the parties desire to extend the term of the Lease solely as to the Fourth Expansion Space, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Expansion.

1.1 Addition of Fourth Expansion Premises. Effective as of January 1, 2015 (the “Fourth Expansion Effective Date”), the Original Premises is increased from approximately 146,629 rentable square feet in the Building to approximately 159,994 rentable square feet in the Building by the addition of the Fourth Expansion Premises, and from and after the Fourth Expansion Effective Date, the Original Premises and the Fourth Expansion Premises, collectively, shall be deemed the “Premises”, as defined in the Lease, and as used herein. The term for the Fourth Expansion Premises shall commence on the Fourth Expansion Effective Date and end on the Fourth Expansion Space Expiration Date (as defined in Section 2.1 below) unless sooner terminated in accordance with the terms of the Lease, as amended hereby. The Fourth Expansion Premises is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Fourth Expansion Space.

1.2 Addition of Storage Space.

1.2.1 Landlord leases to Tenant and Tenant accepts the Storage Space for the term (the “Storage Term”) commencing on the Fourth Expansion Effective Date and ending on the Fourth Expansion Space Expiration Date, unless the Lease or Tenant’s right to possession of the Premises thereunder terminates sooner, in which case the Storage Term shall end on such earlier termination date.

1.2.2 The Storage Space shall be used by Tenant for the storage of equipment, inventory or other non-perishable items normally used in Tenant’s business, and for no other purpose whatsoever. Tenant agrees to keep the Storage Space in a neat and orderly fashion and to keep all stored items in cartons, file cabinets or other suitable containers. All items stored in the Storage Space shall be at least eighteen (18) inches below the bottom of all sprinklers located in the ceiling of the Storage Space, if any. Tenant shall not store anything

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in the Storage Space which is unsafe or which otherwise may create a hazardous condition, or which may increase Landlord’s insurance rates, or cause a cancellation or modification of Landlord’s insurance coverage. Without limitation, Tenant shall not store any flammable, combustible or explosive fluid, chemical or substance nor any perishable food or beverage products, except with Landlord’s prior written approval. Landlord reserves the right to adopt and enforce reasonable rules and regulations governing the use of the Storage Space from time to time.

1.2.3 All applicable terms and provisions of the Lease shall be applicable to the Storage Space, including, without limitation, Articles 4 and 12 of the Original Lease, except that Landlord need not supply air-cooling, heat, water, janitorial service, cleaning, passenger or freight elevator service or window washing to the Storage Space and Tenant shall not be entitled to any work allowances, rent credits, expansion rights or renewal rights with respect to the Storage Space unless such concessions or rights are specifically provided for herein with respect to the Storage Space. Landlord shall provide electricity for standard lighting in the Storage Space, at no additional monthly charge to Tenant. Tenant shall not, without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, assign, sublease, transfer or encumber the Storage Space or grant any license, concession or other right of occupancy or permit the use of the Storage Space by any party other than Tenant.

1.2.4 Landlord shall not be liable for any theft or damage to any items or materials stored in the Storage Space, it being understood that Tenant is using the Storage Space at its own risk. Tenant agrees to accept the Storage Space in its condition and “as-built” configuration existing on the earlier of the date Tenant takes possession of the Storage Space or the Fourth Expansion Effective Date. At any time and from time to time, but upon at least thirty (30) days prior written notice, Landlord shall have the right to relocate the Storage Space to a new location which shall be no smaller than the square footage of the Storage Space. Landlord shall pay the direct, out-of-pocket, reasonable expenses of such relocation.

1.2.5 Upon termination of the Storage Term or earlier termination of Tenant’s rights to the Storage Space, Tenant shall vacate the Storage Space and deliver the same to Landlord in the same condition that the Storage Space was delivered to Tenant. At the expiration or earlier termination of the Storage Term, Tenant shall remove all debris and all items of Tenant’s personalty from the Storage Space. Tenant shall be fully liable for all damage Tenant or any of the other Tenant Responsible Parties (as defined in Section 5.02(b) of the Original Lease) cause to the Storage Space. Tenant shall have no right to hold over or otherwise occupy the Storage Space at any time following the expiration or earlier termination of the Storage Term, and in the event of such holdover, Landlord shall immediately be entitled to institute dispossessory proceedings to recover possession of the Storage Space, without first providing notice thereof to Tenant. In the event of holding over by Tenant after expiration or termination of the Storage Term without the written authorization of Landlord, Tenant shall pay Storage Base Rent (as defined in Section 3.2 below) for such holding over in an amount equal to $12.75 per day for each day of holdover plus all damages, including consequential damages, that Landlord incurs as a result of the Tenant’s hold over. During any such holdover, Tenant’s occupancy of the Storage Space shall be deemed that of a tenant at sufferance, and in no event, either during the Storage Term or during any holdover by Tenant, shall Tenant be determined to be a tenant-at-will under applicable law. While Tenant is occupying the Storage Space, Landlord or Landlord’s authorized agents shall be entitled to enter the Storage Space, upon reasonable notice, to display the Storage Space to prospective tenants. Landlord agrees that except in the event (a) Tenant is in default under the Lease, as amended hereby, beyond any applicable notice and cure period, (b) Landlord and Tenant are negotiating for or have agreed to an early termination of the Lease, or (c) Landlord and Tenant otherwise mutually agree to the contrary, Landlord shall not show the Storage Space to prospective tenants except during the last twelve (12) months of the term of the Lease (as the same may be further extended).

1.3 Delay in the Fourth Expansion Effective Date. The Fourth Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Fourth Expansion Space for any reason, including but not limited to, holding over by Prior Tenant (as defined in Section 9.7 below). Any such delay in the Fourth Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Fourth Expansion Effective Date is delayed, the Fourth Expansion Space Expiration Date shall not be similarly extended.

2. Extension. The term of the Lease solely for the Fourth Expansion Space is hereby extended for a period of six (6) months and shall expire on August 31, 2021 (“Fourth Expansion Space Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the term commencing the day immediately following the Expiration Date (“Fourth Expansion Space Extension Date”) and ending on the Fourth Expansion Space Expiration Date shall be referred to herein as the “Fourth Expansion Space Extended Term”.

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3. Base Rent.

3.1 Base Rent for the Fourth Expansion Premises. In addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Fourth Expansion Premises during the remainder of the current term and during the Fourth Expansion Space Extended Term as follows:

Period	Rentable Square Footage	Annual Rate Per Square Foot	Annual Rent	Monthly Base Rent
1/1/2015 – 8/31/2015	13,365	$20.43	$273,046.95	$22,753.91
9/1/2015 – 8/31/2017	13,365	$21.78	$291,089.70	$24,257.48
9/1/2017 – 8/31/2019	13,365	$23.19	$309,934.35	$25,827.86
9/1/2019 – 8/31/2021	13,365	$24.65	$329,447.25	$27,453.94

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

3.2 Storage Base Rent. Tenant shall pay rent for the Storage Space (“Storage Base Rent”) as follows:

Period	Square Footage	Annual Storage Base Rent	Monthly Storage Base Rent
1/1/2015 – 8/31/2021	353	$3,060.00	$255.00

All Storage Base Rent shall be payable in the same manner that Base Rent is payable under the Lease.

4. Security Deposit. From and after the Fourth Expansion Effective Date, the security deposit required under the Lease is increased from $1,493,105.25 to $1,565,499.01 (the “New Face Amount”). No later than thirty (30) days following the date of this Amendment, Tenant shall deliver to Landlord an additional letter of credit (the “Fourth Expansion Premises Letter of Credit”) with a face amount equal to $72,393.76, which Fourth Expansion Premises Letter of Credit shall comply with the terms of Section 2.05 of the Original Lease, as amended by Section 10 of the Second Amendment and Section 4(a) of the Third Amendment, and shall otherwise be in a form and substance reasonably satisfactory to Landlord. Notwithstanding anything to the contrary contained in the Lease, as amended hereby, in the event that at any time the financial institution which issued the Letter of Credit (as defined in Section 2.05 of the Original Lease) or the Fourth Expansion Premises Letter of Credit, as applicable, is declared insolvent by the FDIC or is closed for any reason, Tenant must immediately provide a substitute Letter of Credit that satisfies the requirements of the Lease, as amended hereby, from a financial institution acceptable to Landlord, in Landlord’s sole discretion.

5. Tenant’s Pro Rata Share. For the period commencing with the Fourth Expansion Effective Date and ending on the Fourth Expansion Space Expiration Date, Tenant’s Pro Rata Share for the Fourth Expansion Premises is 7.42% of the Building. Accordingly, for the period commencing on the Fourth Expansion Effective Date and continuing through the Expiration Date, Tenant’s Pro Rata Share is increased from 81.44% of the Building to 88.87% of the Building. The Storage Space shall not be included in the determination of Tenant’s Pro Rata Share under the Lease.

6. Additional Rent. For the period commencing with the Fourth Expansion Effective Date and ending on the Fourth Expansion Space Expiration Date, Tenant shall pay all Additional Rent payable under the Lease, including Tenant’s Pro Rata Share of Operating Expenses and Taxes applicable to the Fourth Expansion Premises in accordance with the terms of the Lease, as amended hereby. Tenant shall not be required to pay Tenant’s Pro Rata Share of Operating Expenses and Taxes in connection with the Storage Space. Any electricity for the Fourth Expansion Premises shall be payable pursuant to Section 3.01 of the Lease commencing on the Fourth Expansion Effective Date.

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7. Improvements to Fourth Expansion Space.

7.1 Condition of Fourth Expansion Space. Tenant has inspected the Fourth Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements. Tenant hereby acknowledges and agrees that Landlord has fulfilled all of its obligations pursuant to Exhibit “7.02” to the Original Lease, Section 5(b) of the First Amendment and Section 6 of the First Amendment. Upon the expiration or earlier termination of the Lease, Tenant shall remove all personal property from the Fourth Expansion Space and surrender the Fourth Expansion Space in accordance with the terms of the Lease including, without limitation, Section 15.1 of the Original Lease. Tenant is in the process of purchasing certain furniture and/or equipment listed on Exhibit B (collectively, the “Personal Property”) and owned by Prior Tenant. Landlord has agreed to allow the Personal Property to remain in the Fourth Expansion Space prior to the Fourth Expansion Effective Date. Landlord (i) shall not be liable for any loss of or damage to the Personal Property, (ii) disclaims any ownership of and responsibility for the Personal Property, and (iii) makes no representation as to its nature, suitability, quality or condition. Tenant acknowledges that it is relying solely on its own investigation of the Personal Property and not on any information provided by Landlord. Notwithstanding anything to the contrary contained in the Lease, as amended hereby, Tenant must, at Tenant’s sole cost and expense, remove the Personal Property from the Premises upon the expiration or sooner termination of the Lease. Personal Property left in the Premises shall be deemed abandoned by Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale.

7.2 Responsibility for Improvements to Fourth Expansion Space. Any construction, alterations or improvements to the Fourth Expansion Space shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the terms of the Lease. In any and all events, the Fourth Expansion Effective Date shall not be postponed or delayed if the initial improvements to the Fourth Expansion Space are incomplete on the Fourth Expansion Effective Date for any reason whatsoever. Any delay in the completion of initial improvements to the Fourth Expansion Space shall not subject Landlord to any liability for any loss or damage resulting therefrom.\

8. Early Access to Fourth Expansion Space. During any period that Tenant shall be permitted to enter the Fourth Expansion Space prior to the Fourth Expansion Effective Date (e.g., to perform alterations or improvements, if any), Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rent or Tenant’s Pro Rata Share of Operating Expenses and Taxes as to the Fourth Expansion Space. If Tenant takes possession of the Fourth Expansion Space prior to the Fourth Expansion Effective Date for any reason whatsoever (other than the performance of work in the Fourth Expansion Space with Landlord’s prior approval), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Base Rent and Tenant’s Pro Rata Share of Operating Expenses and Taxes as applicable to the Fourth Expansion Space to Landlord on a per diem basis for each day of occupancy prior to the Fourth Expansion Effective Date.

9. Extension Options.

9.1 Tenant acknowledges and agrees that Tenant’s right to extend the term of the Lease set forth in Article 22 of the Original Lease applies solely to the Original Premises, and that Tenant’s right to extend the term of the Lease only with regard to the Fourth Expansion Space shall be governed by this Section 9. Provided that (i) Tenant is not in default after any applicable notice and cure periods have expired under the Lease, as amended hereby, at the time Tenant gives its Fourth Expansion Space Extension Notice (as defined blow) or at the time the applicable Fourth Expansion Space Option Term would commence, or (ii) no sublets of more than 50% of the Fourth Expansion Space are then in effect that required Landlord’s consent under Article 13 of the Original Lease, Tenant shall have the right, at its election, to extend the Fourth Expansion Space Term for two (2) additional periods of five (5) years each (each, a “Fourth Expansion Space Option Term”) commencing upon the expiration of the Fourth Expansion Space Term or first Fourth Expansion Space Option Term, as applicable, provided that Tenant shall give Landlord an irrevocable (except as expressly set forth in Section 22.04 of the Original Lease) written notice (a “Fourth Expansion Space Extension Notice”) in the manner provided in Section 18.01 of the Original Lease of the exercise of its election to so extend at least twelve (12) months, and no more than fifteen (15) months prior to the expiration of the Fourth Expansion Space Term (as the same may have been extended). Except for this Section 9 with respect to the second such Fourth Expansion Space Option Term, the provisions of the Work Letter, and as expressly otherwise provided in this Amendment, all the agreements and conditions in the Lease, as amended hereby, shall apply to the applicable Fourth Expansion Space Option Term, including without limitation the

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obligation to pay Additional Rent for Tenant’s Pro Rata Share of Taxes and Tenant’s Pro Rata Share of Operating Expenses. If Tenant shall give written notice as provided in Section 18.01 of the Original Lease of the exercise of the election in the manner and within the time provided aforesaid, the Fourth Expansion Space Term shall be extended upon the giving of the notice without the requirement of any action on the part of Landlord.

9.2 The annual Base Rent payable for each year during any Fourth Expansion Space Term shall be ninety-five percent (95%) of the market rent as determined in the manner set forth in Sections 22.03, 22.04 and 22.05 of the Original Lease, but in no event less than the annual Base Rent payable immediately prior to the commencement of the Fourth Expansion Space Option Term in question. If the annual Base Rent for any Fourth Expansion Space Option Term has not been determined by the commencement date of such Fourth Expansion Space Option Term, Tenant shall pay Base Rent at the last annual rental rate in effect for the expiring term until such time as annual Base Rent for the Fourth Expansion Space Option Term has been determined. Upon such determination, the Base Rent for the Fourth Expansion Space shall be retroactively adjusted to the commencement of such Fourth Expansion Space Option Term. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

10. Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

10.1 Parking. Effective as of the Fourth Expansion Effective Date, Tenant shall have the right to use forty-four (44) additional non-designated parking spaces (based on a parking ratio of 3.3 parking spaces per 1,000 rentable square feet of the Fourth Expansion Premises) in the parking areas shown on Exhibit “20.10” to the Lease. Accordingly, effective as of the Fourth Expansion Effective Date, Tenant’s non-designated parking spaces shall be increased from five hundred two (502) non-designated parking spaces to five hundred forty-six (546) non-designated parking spaces. Included within the foregoing five hundred forty-six (546) non-designated parking spaces are fifty-seven (57) non-designated parking spaces located in the parking garage on the lower level of the Building, with direct access to the Building lobby serving the Premises. During the period commencing as of the Fourth Expansion Effective Date and continuing through the Fourth Expansion Space Expiration Date, Tenant shall have the right to use forty-four (44) non-designated parking spaces. Included within the foregoing forty-four (44) spaces are six (6) non-designated parking spaces located in the parking garage on the lower level of the Building, with direct access to the Building lobby serving the Premises. Except as modified herein, the use of such non-designated parking spaces shall be subject to the terms of the Lease, as amended hereby.

10.2 Landlord’s Address for Notices. Landlord’s address for notices set forth in Article 18 of the Original Lease is hereby deleted in its entirety and replaced with the following:

“GI TC 850 Winter Street, LLC

c/o GI Partners

188 The Embarcadero, Suite 700

San Francisco, California 94105

Attention: TechCore Asset Management”

10.3 Landlord’s Address for Payment of Rent. Landlord’s address for the payment of Rent set forth in Section 2.03 of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Instructions for Electronic Payments (Wire or ACH):

Wells Fargo Bank, N.A.

ABA Routing #: 121 000 248

Account Name:

Account #:

Lockbox Address:

GI TC 850 Winter Street, LLC

P.O. Box 784550

Philadelphia, Pennsylvania 19178-4550”

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10.4 Insurance. Tenant’s insurance required under Section 4.02 of the Original Lease (“Tenant’s Insurance”) shall include the Fourth Expansion Space. Concurrent with Tenant’s delivery of this Amendment, Tenant shall provide Landlord with a certificate of insurance, in form and substance satisfactory to Landlord and otherwise in compliance with Section 4.02 of the Original Lease, evidencing that Tenant’s Insurance covers the Original Premises and the Fourth Expansion Space, upon delivery of this Amendment, executed by Tenant, to Landlord, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance.

11. Miscellaneous.

11.1 This Amendment, including Exhibit A (Outline and Location of Fourth Expansion Space) and Exhibit B (Personal Property) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

11.2 Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

11.3 Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

11.4 Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord and the Indemnitees harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.

11.5 Any provision of the Lease providing for the indemnification by one party of the second party, including, without limitation, Tenant’s indemnity obligations pursuant to Section 12.01 of the Original Lease, shall survive the termination of the Lease with respect to any claims or liability accruing prior to such termination.

11.6 At Landlord’s option, this Amendment shall be of no force and effect unless and until accepted by any guarantors of the Lease, who by signing below shall agree that their guaranty shall apply to the Lease as amended herein, unless such requirement is waived by Landlord in writing.

11.7 Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the lease term (as extended), an Event of Default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

11.8 This Amendment specifically is contingent upon the termination of that certain Lease dated October 28, 2010 (as amended, the “Prior Tenant Lease”), by and between Landlord (as successor in interest to PDM 850 Unit, LLC, a Delaware limited liability company) and Wilmer Cutler Pickering Hale and Dorr LLP, a

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Delaware limited liability partnership (“Prior Tenant”) relating to the Fourth Expansion Space. Landlord currently is negotiating the terms of an agreement with Prior Tenant to terminate the Prior Tenant Lease (the “Prior Tenant Termination Agreement”). If Landlord fails to enter into the Prior Tenant Termination Agreement with Prior Tenant on or before November 26, 2014 then Landlord may terminate this Amendment by providing written notice thereof to Tenant, whereupon, this Amendment shall be null and void and of no force or effect and the Lease shall continue in full force and effect as if this Amendment had not been executed.

11.9 Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

[Signature Page Follows]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

GI TC 850 WINTER STREET, LLC, a Delaware limited liability company		ALKERMES, INC., a Pennsylvania corporation

By:	/s/ Tony Lin	By:	/s/ Michael Landine
Name:	Tony Lin	Name:	Michael Landine
Title:	Authorized Person	Title:	Senior Vice President
Dated:	12/30/2014	Dated:	, 2014

GUARANTOR:

ALKERMES PLC, an Irish public limited company

		By:	/s/ Shane Cooke
		Name:	Shane Cooke
		Title:	President
		Dated:	, 2014

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EXHIBIT A—OUTLINE AND LOCATION OF FOURTH

EXPANSION SPACE

attached to and made a part of the Amendment dated as of December __, 2014, between

GI TC 850 WINTER STREET, LLC, a Delaware limited liability company, as Landlord and

ALKERMES, INC., a Pennsylvania corporation, as Tenant

Exhibit A is intended only to show the general layout of the Fourth Expansion Space as of the beginning of the Fourth Expansion Effective Date. It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

A-1

EXHIBIT B – PERSONAL PROPERTY

attached to and made a part of the Amendment dated as of December __, 2014, between

GI TC 850 WINTER STREET, LLC, a Delaware limited liability company, as Landlord and

ALKERMES, INC., a Pennsylvania corporation, as Tenant

(2) qty. Wood Conference Tables

(16) qty. Leather Conference Chairs

(4) qty. Receptions high back chairs

(1) qty. Coffee table

(80) qty. Mesh conference chairs with Racks

(24) qty. Folding conference tables with Carts

(1) qty. Gunlock Podium

(2) qty. Oversized Leather Chairs

(2) qty. Bar Height Stool

(1) qty. Cocktail table.

(1) qty. Refrigerator

(2) qty. Microwaves

(1) qty. Dishwasher

(1) qty, 7’ Orange Fabric Bench

(4) qty. 60” Dark Wood Credenzas

(2) qty. Office Suites of Knoll Systems furniture

(4) qty. Knoll Systems Furniture Admin Stations

(12) qty. Built in office Suites (Desk, Overhead shelving, Bookcase, Wardrobe)

(6) qty. Stand-alone Desks

(6) qty. Credenzas

(24) qty. Task Chair

(18) qty. Office Side Chair

(7) qty. Shelving Units (Quik Lock)

(18) qty. 36” 3-Drawer Lateral File Cabinets

(10) qty. 36” 5-drawer Lateral File Cabinets

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

B-1

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into effective as of October 31, 2018, between GI TC 850 WINTER STREET, LLC, a Delaware limited liability company (“Landlord”), and ALKERMES, INC., a Pennsylvania corporation (“Tenant”).

RECITALS

A.

Landlord (as successor in interest to PDM Unit 850, LLC, a Delaware limited liability company (“Prior Landlord”)) and Tenant are parties to that certain Lease dated April 22, 2009 (the “Original Lease”), which Original Lease has been previously amended by (i) that certain First Amendment to Lease dated June 15, 2009, between Prior Landlord and Tenant (the “First Amendment”), (ii) that certain Second Amendment to Lease dated November 12, 2013, between Prior Landlord and Tenant (the “Second Amendment”), (iii) that certain Third Amendment to Lease dated May 15, 2014, between Prior Landlord and Tenant (the “Third Amendment”), and (iv) that certain Fourth Amendment to Lease dated December 30, 2014, between Landlord and Tenant (the “Fourth Amendment”; the Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment is hereinafter referred to as the “Current Lease”). Pursuant to the Current Lease, Landlord has leased to Tenant space currently containing approximately 159,994 rentable square feet and approximately 353 square feet of storage space (as more particularly described in the Lease, the “Current Premises”) in the building located at 850 and 852 Winter Street, Waltham, Massachusetts (the “Building”).

B.

Pursuant to that certain Lease dated August 7, 2009 by and between Landlord (as successor in interest to Prior Landlord) and Massachusetts High Technology Council, Inc., a Massachusetts nonprofit corporation (“MHTC”) (as amended, the “MHTC Lease”), MHTC leases approximately 3,387 rentable square feet located on the first (1st) floor of the Building, which space is shown on Exhibit A hereto (the “Fifth Amendment Expansion Space”).

C.

On or about the date hereof, Tenant will enter into a separate agreement with MHTC, whereby MHTC will agree to terminate the MHTC Lease and to deliver the Fifth Amendment Expansion Space to Tenant (the “MHTC Agreement”).

D.

Tenant has requested that upon termination of the MHTC Lease, the Fifth Amendment Expansion Space be added to the Current Premises and that the Current Lease be appropriately amended. Landlord is willing to accept the early termination of the MHTC Lease and add the Fifth Amendment Expansion Space to the Current Premises on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Recitals Incorporated; Certain Defined Terms. The Recitals set forth above are incorporated herein by this reference and shall be deemed terms and provisions hereof with the same force and effect as if fully set forth in this Section. Terms which are not otherwise defined herein shall be deemed to have the same meanings herein as are ascribed to such terms in the Current Lease.

2. Expansion.

2.1 Addition of Fifth Amendment Expansion Space. Effective as of November 1, 2018 (the “Fifth Amendment Expansion Space Commencement Date”), the Current Premises shall be expanded to include the Fifth Amendment Expansion Space and the rentable square area of the Current Premises shall be increased from approximately 159,994 rentable square feet in the Building to approximately 163,381 rentable square feet in the Building. From and after the Fifth Amendment Expansion Space Commencement Date, the Current Premises and the Fifth Amendment Expansion Space shall collectively be deemed to constitute the Premises (as defined in the Original Lease). The term for the Fifth Amendment Expansion Space shall commence on the Fifth Amendment Expansion Space Commencement Date and end on the Expiration Date (as defined in Section 3 of the Second Amendment) unless sooner terminated in accordance with the terms of the Current Lease, as amended hereby. The

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Fifth Amendment Expansion Space is subject to all the terms and conditions of the Current Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Current Premises or the performance of any work therein by Landlord.

2.2 Delay in Delivery of Fifth Amendment Expansion Space. Tenant agrees that Landlord shall not be responsible for, or liable for any damages due to, MHTC’s failure to deliver the Fifth Amendment Expansion Space to Tenant on the Fifth Amendment Expansion Space Commencement Date or any delay in Tenant’s occupation of the Fifth Amendment Expansion Space resulting therefrom.

3. Base Rent for the Fifth Amendment Expansion Space. In addition to Tenant’s obligation to pay Base Rent for the Current Premises pursuant to the Current Lease, Tenant shall pay Landlord Base Rent for the Fifth Amendment Expansion Space beginning on the Fifth Amendment Expansion Space Commencement Date and for the remainder of the term of the Current Lease as follows:

Period	Rentable Square Footage	Annual Base Rent Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
11/1/18 - 10/31/19	3,387	$30.52	$103,384.69	$8,615.39
11/1/19 - 2/28/21	3,387	$31.56	$106,907.17	$8,908.93

All such Base Rent shall be payable by Tenant in accordance with the terms of the Current Lease.

4. Tenant’s Pro Rata Share. Tenant’s Pro Rata Share for the Fifth Amendment Expansion Space is 1.88% of the Building. Accordingly, Tenant’s Pro Rata Share (as expanded by the Fifth Amendment Expansion Space) is increased with respect to the entire Building is increased from 88.87% to 90.75%.

5. Additional Rent. Effective as of the Fifth Amendment Expansion Space Commencement Date, Tenant shall pay all Additional Rent payable under the Current Lease, including Tenant’s Pro Rata Share of Operating Expenses and Taxes applicable to the Fifth Amendment Expansion Space in accordance with the terms of the Current Lease. Effective as of the Fifth Amendment Expansion Space Commencement Date, any electricity for the Fifth Amendment Expansion Space shall be payable pursuant to Section 3.01 of the Original Lease.

6. Condition of Fifth Amendment Expansion Space. Tenant has inspected the Fifth Amendment Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs, or improvements. Tenant acknowledges that immediately preceding Tenant’s occupation of the Fifth Amendment Expansion Space, such space will be occupied by MHTC. Upon the expiration or earlier termination of the Current Lease, Tenant shall remove all personal property from the Fifth Amendment Expansion Space and surrender the Fifth Amendment Expansion Space in accordance with the terms of the Current Lease including, without limitation, Section 15.01 of the Original Lease.

7. Extension Options. Each of Landlord and Tenant acknowledges and agrees that Tenant’s right to extend the term of the Current Lease set forth in Article 22 of the Original Lease applies to the Current Premises (but excluding the Fourth Expansion Space) and to the Fifth Amendment Expansion Space, and that Tenant’s right to extend the term of the Current Lease with regard to the Fourth Expansion Space only is governed by Section 9 of the Fourth Amendment.

8. Other Pertinent Provisions. Landlord and Tenant agree that the Current Lease shall be amended in the following additional respects:

8.1 Parking. Effective as of the Fifth Amendment Expansion Space Commencement Date, Tenant shall have the right to use eleven (11) additional non-designated parking spaces (based on a parking ratio of 3.3 parking spaces per 1,000 rentable square feet of the Fifth Amendment Expansion Space) in the parking areas shown on Exhibit “20.10” to the Original Lease. Accordingly, effective as of the Fifth Amendment Expansion Space Commencement Date, Tenant’s non-designated parking spaces shall be increased from five hundred forty-six (546) non-designated parking spaces to five hundred fifty-seven (557) non-designated parking spaces. Included within the foregoing five hundred fifty-seven (557) non-designated parking spaces are sixty-three (63) non-designated parking spaces located in the parking garage on the lower level of the Building, with direct access to the Building lobby

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serving the Premises. Notwithstanding the foregoing, forty-four (44) of such five hundred fifty-seven (557) non-designated parking spaces (including six (6) located in the parking garage on the lower level of the Building, with direct access to the Building lobby serving the Premises) are available to Tenant during the term of the Current Lease and for the duration of the Fourth Expansion Space Extended Term (as defined in the Fourth Amendment) thereafter. Except as modified herein, the use of such non-designated parking spaces shall be subject to the terms of the Current Lease, as amended hereby.

8.2 Section 12.01 of Original Lease—General Indemnity. The following language is hereby added as the third paragraph in Section 12.01 of the Original Lease:

“Notwithstanding anything to the contrary set forth in the Lease: (i) no officer, director, manager, employee, trustee, member, partner, shareholder, investor, beneficiary, internal investment contractor, investment manager or agent of Landlord or any of its Affiliates (as defined below) shall be personally liable for any of the obligations of Landlord under the Lease, and Tenant shall look solely to Landlord for the enforcement of any claims against it arising under the Lease; (ii) Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, or consequential or punitive damages, however occurring; (iv) Landlord shall not be liable for any damages or injury to person or property or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by anyone claiming by or through Tenant, based on, arising out of, or resulting from, any cause whatsoever, including any due to the Property becoming out of repair, or due to the occurrence of any accident or event in or about the Property, or due to any act or neglect of any tenant or occupant of the Property or any other person; and (v) all personal property (including equipment) owned, leased and/or operated by Tenant or any other party claiming by or though Tenant located in or on Property shall be at the risk of Tenant only, and Landlord shall not be liable for any loss or damage thereto or theft thereof. For purposes of this paragraph, “Affiliate” means, with respect to any party, any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party. For purposes of this definition, “control” (including, with correlative means, the term “controlled by” or “under common control with”) means the possession by any person or entity, directly or indirectly, of the power to direct or cause the direction of the management and policies of another person or entity, whether through the ownership of voting securities, by contract or otherwise.”

8.3 Section 2.03 of Original Lease—Payment of Rent. The address to which rent and other amounts payable by Tenant to Landlord under the Current Lease shall be sent to Landlord at the following address or such other address as Landlord shall specify in writing:

GI TC 850 Winter Street

125 High Street, Suite 211

Boston, Massachusetts 02110

8.4 Section 18 of Original Lease—Notices. The addresses for Landlord and Tenant for purposes of the delivery of notices under the Current Lease are as follows or such other address as Landlord or Tenant shall specify for it to the other after the date of this Amendment.

If to Landlord:	GI TC 850 Winter Street LLC 125 High Street, Suite 211 Boston, Massachusetts 02110 Attn: Property Manager

With a copy to:	GI TC 850 Winter Street LLC c/o GI Partners 188 The Embarcadero, Suite 700 San Francisco, California 94105 Attn: Asset Manager for 850 Winter St., Waltham, MA

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With a copy to	Seyfarth Shaw LLP 975 F Street, N.W.
Washington, D.C. 20004 Attn: Tom Galli

If to Tenant:	Alkermes, Inc. 852 Winter Street Waltham, MA 02541

With a copy to	Langer & McLaughlin, LLP 535 Boylston Street, Suite 300 Boston, MA 02116 Attn: Alkermes Leasing

9. Insurance. On or before the Fifth Amendment Expansion Space Commencement Date, Tenant shall provide Landlord with a certificate of insurance, in form and substance satisfactory to Landlord and otherwise in compliance with Section 4.02 of the Original Lease, evidencing that Tenant’s Insurance covers the Current Premises and the Fifth Amendment Expansion Space.

10. Representations by Tenant. Tenant hereby represents and warrants to Landlord that the following are true as of date hereof: (a) Tenant is a corporation duly formed and existing in good standing under the laws of the state of its organization; (b) Tenant is registered and duly authorized to do business as a foreign entity in the state in which the Premises is located; (c) Tenant owns and holds the entire leasehold interest of the tenant under the Current Lease; (d) Tenant has not assigned or encumbered its interest in the Current Lease or any part thereof; (e) there exists no sublease, license or other agreement relative to the use or occupancy of the Current Premises or any part thereof; and (f) Landlord has fulfilled all its obligations, if any, under the Current Lease with respect to the construction of improvements in the Current Premises. The representations and warranties set forth in this Section shall survive the expiration or earlier termination of the term of the Current Lease, as amended hereby. Tenant shall indemnify, protect, defend (with counsel approved by Landlord) and hold harmless Landlord from and against any and all losses, liabilities, damages, claims, demands, costs and expenses suffered or incurred by Landlord, directly or indirectly, in connection with any inaccuracy or breach of any representation or warranty of Tenant set forth in this Section.

11. Miscellaneous.

11.1 This Amendment, including Exhibit A (Outline and Location of Fifth Amendment Expansion Space) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

11.2 Except as herein modified or amended, the provisions, conditions and terms of the Current Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Current Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Current Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

11.3 Submission of this Amendment by Landlord is not an offer to enter into this Amendment. Landlord shall not be bound by this Amendment until Tenant and Guarantor (as defined below) have executed and delivered the same to Landlord.

11.4 Within ten (10) days after the delivery to Tenant of Landlord’s request from time to time, Tenant shall reimburse Landlord for all costs (including reasonable attorneys’ fees) incurred by Landlord and its lender for the Building in connection with this Amendment, the MHTC Agreement, and the MHTC Lease Term Amendment (as defined in Section 11.9 below).

11.5 Landlord and Tenant hereby each represent and warrant to the other that it knows of no real estate broker, finder or agent who is entitled to a commission in connection with this Amendment. Landlord and Tenant each agree to indemnify, protect, defend and hold harmless the other from and against any and all losses, liabilities, damages, claims, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees) suffered or incurred by the other in connection with any leasing commissions or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, finder or agent in connection with this Amendment or the transaction contemplated hereby.

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11.6 At Landlord’s option, this Amendment shall be of no force and effect unless and until accepted by any guarantors of the Current Lease, who by signing below shall agree that their guaranty shall apply to the Current Lease as amended herein, unless such requirement is waived by Landlord in writing.

11.7 Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

11.8 This Amendment specifically is contingent upon the execution and delivery by Landlord and MHTC of an amendment to the MHTC Lease to modify the term of the same to expire effective on the day preceding the Fifth Amendment Expansion Space Commencement Date, in form and on terms satisfactory to Landlord and MHTC in their respective sole discretion (the “MHTC Lease Term Amendment”). If Landlord and MHTC fail to enter into the MHTC Lease Term Amendment, this Amendment shall be null and void and of no force or effect and the Current Lease shall continue in full force and effect as if this Amendment had not been executed.

11.9 Redress for any claim against Landlord under the Current Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Current Lease, as amended hereby, are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

11.10 This Amendment may be executed in multiple counterparts, each of which it shall be deemed an original, but all of which shall constitute one and the same instrument.

11.11 The counterparts of this Amendment may be executed and delivered by facsimile or other electronic means and the parties may rely on the receipt of such counterpart so executed and delivered by facsimile or other electronic means as if the original had been received.

[Signature Page Follows]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

WITNESS:	LANDLORD:

GI TC 850 WINTER STREET, LLC, a Delaware limited liability company

/s/ David Waller	By:	/s/ Tony Lin
Print Name: David Waller	Name:	Tony Lin
	Title:	Authorized Person

WITNESS:	TENANT:

ALKERMES,INC., a Pennsylvania corporation

/s/ Samuel G. Theodoss	By:	/s/ Michael Landine
Print Name: Samuel G. Theodoss	Name:	Michael Landine
	Title:	Senior Vice President

The undersigned (“Guarantor”): (i) hereby consents and agrees to the modifications and all other matters contained in this Amendment; (ii) reaffirms to Landlord each of the representations, warranties, covenants and agreements of Guarantor set forth in that certain Guaranty dated May 15, 2014, executed by it in connection with the Current Lease (the “Guaranty”), with the same force and effect as if each were separately stated in this Amendment and made as of the date of this Amendment; and (iii) acknowledges and agrees that the Guaranty will continue in full force and effect with respect to the Current Lease, as amended by this Amendment, and that all references in the Guaranty to the “Lease” are hereby amended to refer to the Current Lease, as amended by this Amendment.

Guarantor hereby notifies Landlord that the address for Guarantor’s agent for service of process listed in Section 10 of the Guaranty (i.e., Douglas McLaughlin) has been changed to c/o Langer & McLaughlin, LLP, 535 Boylston Street, 3rd Floor, Boston, MA 02116.

WITNESS:	GUARANTOR:

ALKERMES PLC, an Irish public limited company

/s/ Paula Hamm	By:	/s/ Tom Riordan
Print Name: Paula Hamm	Name:	Tom Riordan
	Title:	Assistant Company Secretary

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EXHIBIT A—OUTLINE AND LOCATION OF FIFTH AMENDMENT EXPANSION SPACE

attached to and made a part of the Amendment dated effective as of October 31, 2018, between GI TC 850 WINTER STREET, LLC, a Delaware limited liability company, as Landlord and ALKERMES, INC., a Pennsylvania corporation, as Tenant

Exhibit A is intended only to show the general layout of the Fifth Amendment Expansion Space as of the beginning of the Fifth Amendment Expansion Space Commencement Date. It does not in any way supersede any of Landlord’s rights set forth in the Current Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

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SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into effective as of July 24, 2020, between GI TC 850 WINTER STREET, LLC, a Delaware limited liability company (“Landlord”), and ALKERMES, INC., a Pennsylvania corporation (“Tenant”).

RECITALS

WHEREAS, Landlord (as successor-in-interest to PDM 850 Unit, LLC, a Delaware limited liability company (“Prior Landlord”)) and Tenant are parties to that certain Lease dated April 22, 2009 (the “Original Lease”), which Original Lease has been amended by (i) that certain First Amendment to Lease dated June 15, 2009, between Prior Landlord and Tenant (the “First Amendment”), (ii) that certain Second Amendment to Lease dated November 12, 2013, between Prior Landlord and Tenant (the “Second Amendment”), (iii) that certain Third Amendment to Lease dated May 15, 2014, between Prior Landlord and Tenant (the “Third Amendment”), (iv) that certain Fourth Amendment to Lease dated December 30, 2014, between Landlord and Tenant (the “Fourth Amendment”), and (v) that certain Fifth Amendment to Lease dated October 31, 2018, between Landlord and Tenant (the “Fifth Amendment”; the Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, and the Fifth Amendment is hereinafter referred to as the “Current Lease”). Pursuant to the Current Lease, Landlord has leased to Tenant space currently containing approximately 163,381 rentable square feet (as more particularly described in the Current Lease, the “Current Premises”) and approximately 353 square feet of storage space in the building located at 850 and 852 Winter Street, Waltham, Massachusetts (the “Building”). As used herein, the term “Lease” shall hereafter mean the Current Lease, as amended by this Amendment.

WHEREAS, Landlord (as successor-in-interest to Prior Landlord) and Tenant (as successor-in-interest to Millward Brown, Inc.) are parties to that certain Lease dated August 31, 2010 (as amended, the “MaPs Lease”), pursuant to which Tenant leases approximately 16,658 rentable square feet located on the first (1st) floor of the Building, which space is shown on Exhibit A hereto (the “Expansion Space”).

WHEREAS, Landlord and Tenant desire to expand the Current Premises to include the Expansion Space and to terminate the MaPs Lease, subject to and in accordance with the terms and conditions of this Amendment.

WHEREAS, Landlord and Tenant desire to amend the Current Lease for the purpose of, among other matters, expanding the Current Premises and extending the term of the Current Lease, as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Recitals Incorporated; Certain Defined Terms. The Recitals set forth above are incorporated herein by this reference and shall be deemed terms and provisions hereof with the same force and effect as if fully set forth in this Section. Terms which are not otherwise defined herein shall be deemed to have the same meanings herein as are ascribed to such terms in the Current Lease.

2. Expansion Space.

2.1 Addition of the Expansion Space. Effective March 1, 2021 (the “Expansion Space Commencement Date”), the Current Premises shall be expanded to include the Expansion Space and the rentable square feet of the Current Premises shall be increased from approximately 163,381 rentable square feet in the Building to approximately 180,039 rentable square feet in the Building. From and after the Expansion Space Commencement Date, the Current Premises and the Expansion Space shall collectively be deemed to constitute the “Premises” under the Lease, and all references in the Lease to the “Premises” shall be deemed references to the Current Premises, as expanded to include the Expansion Space. The term for the Expansion Space shall commence on the Expansion Space Commencement Date and end on the Expiration Date (as defined below). Except as otherwise expressly provided in this Amendment, Tenant’s leasing of the Expansion Space is subject to all of the terms and conditions of the Current Lease. Except for the Tenant Improvement Allowance (as hereinafter defined), Tenant shall not be entitled to receive any allowances or other Landlord contributions with respect to the Premises.

Upon the Expansion Space Commencement Date, the MaPs Lease shall terminate except for any provisions thereof which expressly survive the termination of the MaPs Lease and any liability arising out of or related to Landlord or Tenant’s failure to perform any of its obligations accruing or arising under the MaPs Lease on or before termination of the MaPs Lease.

2.2 Base Rent. For and with respect to (i) the Premises First Extension Term (as hereinafter defined), Base Rent with respect to the Premises (excepting only the Fourth Expansion Space (as defined in the Fourth Amendment)) shall be as set forth on Schedule I attached hereto, and (ii) the Fourth Expansion Space First Extension Term (as hereinafter defined), Base Rent with respect to the Fourth Expansion Space shall be as set forth on Schedule I attached hereto.

2.3 Tenant’s Pro Rata Share. Upon the Expansion Space Commencement Date, Tenant’s Pro Rata Share with respect to the Premises shall be increased to 100%. The portion of Tenant’s Pro Rata Share allocated to the Fourth Expansion Premises is 7.42%.

2.4 Additional Rent. Effective as of the Expansion Space Commencement Date, (i) Tenant shall pay all Additional Rent payable under the Current Lease, including Tenant’s Pro Rata Share of Operating Expenses and Taxes, applicable to the Expansion Space, in accordance with the terms of the Current Lease, and (ii) all charges for electricity consumed within the Expansion Space shall be payable pursuant to the terms and conditions of Section 3.01 of the Original Lease.

2.5 Condition of the Expansion Space. Tenant currently occupies the Expansion Space under the MaPs Lease and agrees to accept the same for the Premises First Extension Term (as hereinafter defined) “as-is” and in all respects in the condition in which the Expansion Space are in as of the date of this Amendment, without any agreement, representation, understanding or obligation on the part of Landlord to prepare or construct the Expansion Space for Tenant’s occupancy, or to construct any additional work or improvements therein or in the Building, or, excepting only the Tenant Improvement Allowance, to provide any allowances or inducements.

The foregoing shall in no way limit or detract from Landlord’s maintenance, repair and restoration obligations to the extent set forth in the Current Lease.

2.6 Tenant Improvement Allowance; Tenant Improvements.

2.6.1 Pursuant to the terms hereof, Landlord shall pay to Tenant an amount not to exceed Two Million Two Hundred Fifty Thousand Four Hundred Eighty-Seven and 50/100 Dollars ($2,250,487.50) (the “Tenant Improvement Allowance”), calculated at the rate of Twelve and 50/100 Dollars ($12.50) per rentable square foot of the Premises, which shall be applied towards the cost of Tenant’s improvements to the Premises (the “Tenant Improvements”). The use of the term “Premises” in this Section 2.6 shall refer to the Current Premises, as expanded to include the Expansion Space, notwithstanding that the Expansion Space Commencement Date may not yet have occurred. The Tenant Improvement Allowance shall be payable solely on account of labor directly related to Tenant Improvements and materials delivered to the Premises in connection with the Tenant Improvements; provided, however, a portion of the Tenant Improvement Allowance of up to but not more than $450,097.50 (i.e., $2.50 per rentable square foot of the Premises) may be applied against architectural and engineering fees, construction management fees, telephone wiring and computer cabling costs, other telephone and data costs, costs of furniture, fixtures and equipment and other so-called “soft costs” incurred by Tenant in connection with the Tenant Improvements. Excepting only the alterations depicted on Exhibit B attached hereto (the “Approved Tenant Improvements”), the Tenant Improvement Allowance shall not be applied towards the costs of exterior alterations, alterations outside of the Premises, alterations (excepting only cosmetic alterations) to the current configuration of the demising walls that separate the Fourth Expansion Premises from the remainder of the Premises, or alterations to the common areas of the Property unless, in each case, Tenant has obtained Landlord’s prior consent, which consent shall not be unreasonably withheld or delayed. Following the effectiveness of this Amendment pursuant to Section 6.3 hereof, Landlord shall disburse the Tenant Improvement Allowance funds to Tenant for the costs and expenses of Tenant Improvements incurred by Tenant pursuant to Section 2.6 hereof if no Event of Default (which has not been cured after the giving of any required notice and expiration of any applicable period of grace) then exists; provided however, upon the occurrence of an Event of Default the obligation of Landlord to fund the Tenant Improvement Allowance shall be suspended and tolled during the pendency of such Event of Default, and if, as and when said Event of Default is cured by Tenant in accordance with the terms and conditions of the Lease, then said suspension shall cease and said obligation shall resume, in accordance with and subject to all of the terms and conditions of this Section 2.6.

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2.6.2 Following the effectiveness of this Amendment pursuant to Section 6.3 hereof, Landlord shall make progress payments to Tenant of the Tenant Improvement Allowance on a monthly basis, in monthly installments commencing on the commencement of the construction of the Tenant Improvements. Progress payments shall be made within thirty (30) days following the delivery to Landlord of requisitions therefor, signed by a duly authorized representative of Tenant, and shall be accompanied by (i) with the exception of the first requisition, copies of partial waivers of lien from all contractors, subcontractors, and material suppliers covering all work and materials in excess of $10,000.00 which were the subject of previous progress payments by Landlord to Tenant, and (ii) such other documents and information as Landlord may reasonably request. Landlord shall make the final disbursement of the Tenant Improvement Allowance within thirty (30) days after submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required under this Section 2.6.2, together with final lien waivers by all contractors, subcontractors and material suppliers providing work or materials in excess of $10,000.00. Notwithstanding the foregoing or any provision of the Lease to the contrary, any Tenant Improvements paid for with the Tenant Improvement Allowance shall become a part of the Premises, shall become the property of Landlord upon the expiration or earlier termination of the Lease, and Tenant shall not be obligated to remove any such Tenant Improvements from the Premises.

2.6.3 Notwithstanding the foregoing, if Tenant submits a valid and proper requisition for payment of the Tenant Improvement Allowance, and all of the conditions thereto as set forth above have been satisfied in full, and Landlord shall fail to timely pay the amount requested and such failure shall continue for fifteen (15) days after Tenant provides a written notice to Landlord which expressly and specifically identifies such failure to pay the amount requested and specifically references this Section 2.6.3, then Tenant shall have the right to set-off such unpaid amount against the next monthly installments of Rent payable under the Lease.

2.6.4 The Tenant Improvements shall be performed by Tenant in accordance with the terms and conditions of Section 8.01 of the Original Lease, provided however, (i) the requirement set forth in Section 8.01(a) of the Lease that Tenant provide and record bonds or such other security as is reasonably satisfactory to Landlord shall only apply to Tenant Improvements with a cost in excess of $3,250,487.50 in the aggregate (such amount decreasing to $2,500,487.50 in the event Tenant fails to meet the Financial Test), (ii) without limitation, Tenant shall not be responsible for the payment of any supervisory or construction management fees to Landlord or any agent or affiliate of Landlord with respect to the Tenant Improvements, provided, however, Tenant shall reimburse Landlord for Landlord’s reasonable third-party costs of review pursuant to Section 8.01(a) of the Original Lease, and (iii) Landlord hereby consents to and approves of the Approved Tenant Improvements.

2.7 Security Deposit. Landlord acknowledges that Landlord is currently holding (i) a Letter of Credit under the MaPs Lease in the amount of $95,672.42 (the “MaPs Letter of Credit”), and (ii) a Letter of Credit under the Current Lease in the aggregate amount of $1,565,499.01 (as amended, the “Current Lease Letter of Credit”), a portion of which, in the amount of $72,393.76, is allocated to the Fourth Expansion Premises and is defined in the Fourth Amendment as the “Fourth Expansion Premises Letter of Credit”. From and after the Expansion Space Commencement Date, Landlord shall hold the Current Lease Letter of Credit and the MaPs Letter of Credit (in the aggregate amount of $1,661,171.45) as security for the performance of the obligations of Tenant under the Lease, and shall be entitled to draw upon such Letters of Credit, in each case subject to and in accordance with the terms and conditions of the Lease, including, without limitation, Section 2.05 of the Original Lease. Promptly following the effectiveness of this Amendment pursuant to Section 6.3 hereof, Landlord shall return to Tenant that certain Letter of Credit issued by Bank of America dated as of October 23, 2018, in the amount of $29,001.18.

2.8 Insurance. On or before the Expansion Space Commencement Date, Tenant shall provide Landlord with an updated certificate of insurance in compliance with Section 4.02 of the Original Lease. Notwithstanding anything contained in the Current Lease to the contrary, any insurance carried by Tenant under Section 4.02 of the Original Lease shall name as an additional insured Landlord, Landlord’s property manager and/or managing agent, any mortgagee (as of the date hereof, Wells Fargo Bank, National Association, as Trustee, on behalf of the registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass -Through Certificates, Series 2014 -GC24 (the “Existing Mortgagee”)) and the association of unit owners under the Reservoir

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Woods Primary Condominium, TechCore LLC and California Public Employees’ Retirement System (in lieu of The Prudential Insurance Company of America as required by the Original Lease), and any of Landlord agents or contractors providing services to the Building or Premises (provided that Landlord has identified such property manager, managing agent, mortgagee, agents, or contractors by notice to Tenant).

3. Term.

3.1 Lease Term. The term of the Lease for (a) the Premises (excluding the Fourth Expansion Space) is hereby extended to April 30, 2026 (the “Expiration Date”) and (b) the Fourth Expansion Space is hereby extended to October 31, 2026 (the “Fourth Expansion Space Expiration Date”). With respect to (i) the Premises (excluding the Fourth Expansion Space), the period commencing on the Expansion Space Commencement Date and expiring on the Expiration Date is referred to herein as the “Premises First Extension Term”, and (ii) the Fourth Expansion Space, the period commencing on September 1, 2021 and expiring on the Fourth Expansion Space Expiration Date is referred to herein as the “Fourth Expansion Space First Extension Term”.

3.2 Extension Option.

3.2.1 Tenant acknowledges and agrees that Tenant shall have one remaining option to extend either, or both, of the Expiration Date and Fourth Expansion Space Expiration Date for one (1) additional Option Term of (i) five (5) years with respect to the Premises (excluding the Fourth Expansion Space), and (ii) four (4) years and six (6) months with respect to the Fourth Expansion Space, in each case pursuant to, and in accordance with, Article 22 of the Original Lease. Notwithstanding any provision of the Current Lease to the contrary, Tenant may elect to exercise Tenant’s remaining Option Term with respect to the entire Premises, or either (i) the Premises (excepting only the Fourth Expansion Space) or (ii) the Fourth Expansion Space, by delivering notice to Landlord of such election not earlier than January 31, 2025 and not later than April 30, 2025. Tenant’s failure to identify in Tenant’s Extension Notice whether Tenant has elected to exercise Tenant’s remaining Option Term with respect to the entire Premises, the Premises (excepting only the Fourth Expansion Space) or the Fourth Expansion Space, shall be considered Tenant’s election to exercise Tenant’s remaining Option Term with respect to the entire Premises. Notwithstanding anything contained in the Current Lease to the contrary, if Tenant timely and properly exercises the extension option for the remaining Option Term pursuant to Article 22 of the Original Lease with respect to the entire Premises or either (i) the Premises (excepting only the Fourth Expansion Space) or (ii) the Fourth Expansion Space, then the term of the Lease with respect to the applicable portion of the Premises shall be extended and shall expire on April 30, 2031.

3.2.2 In the event that Tenant elects to extend the Term of the Lease with respect to the Premises (excluding the Fourth Expansion Space) or the Fourth Expansion Space, but not the entire Premises, then (i) effective as of the Expiration Date or Fourth Expansion Space Expiration Date, as applicable, solely with respect to the portion of the Premises for which Tenant has not elected to extend the Term (the “Surrender Premises”), the Term of the Lease shall end and expire, and all of Tenant’s right, title and interest in and to the Surrender Premises shall terminate and be extinguished, with the same force and effect as if the Expiration Date or Fourth Expansion Space Expiration Date, as applicable, had originally been specified in the Current Lease as the “Expiration Date”, (ii) effective as of the Expiration Date or Fourth Expansion Space Expiration Date, as applicable, Landlord and Tenant shall each be released from any and all obligations thereafter arising or accruing under the Lease with respect to the Surrender Premises except for any provisions under the Lease which expressly survive expiration and any liability arising out of or related to Landlord or Tenant’s failure to perform any of its obligations accruing or arising under the Lease on or before such expiration; (iii) by not later than the Expiration Date or Fourth Expansion Space Expiration Date, as applicable, Tenant shall yield-up and surrender the Surrender Premises in accordance with the terms and conditions of the Lease, including, without limitation, Article 15 of the Lease, (iv) effective as of the Expiration Date or Fourth Expansion Space Expiration Date, as applicable, Tenant’s Pro Rata Share and, subject to Section 4.1 below, Tenant’s parking rights under the Lease shall each be reduced to reflect the expiration of the Term with respect to the Surrender Premises, and (v) within forty-five (45) days following the Expiration Date or Fourth Expansion Space Expiration Date, as applicable, the Letter of Credit (and any and all amendments thereto) and any cash security deposit being held by Landlord under the Lease with respect to the Surrender Premises (i.e., the Current Lease Letter of Credit (less the amount of the Fourth Expansion Premises Letter of Credit), in the event the Lease terminates with respect to the Premises (excluding the Fourth Expansion Space), or the Fourth Expansion Premises Letter of Credit, in the event the Lease terminates with respect to the Four Expansion Space) shall be returned to Tenant, to the extent not applied pursuant to the terms and conditions of the Lease, which shall be accomplished by Tenant through the amendment of the Current Lease Letter of Credit to reflect such reduced amount.

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4. Other Pertinent Provisions. Landlord and Tenant agree that the Current Lease shall be amended in the following additional respects:

4.1 Parking. Effective as of the Expansion Space Commencement Date, Tenant shall have the exclusive right to use all of the parking areas at the Property (i.e., all of Tenant’s parking rights under the MaPs Lease and the Current Lease) subject to the terms of the Lease and this Section. All such parking shall be provided by Landlord to Tenant at no additional charge to Tenant (except for costs properly charged as Operating Expenses). Effective as of the Expiration Date or Fourth Expansion Space Expiration Date, as applicable, Tenant’s parking rights under the Lease shall be reduced by the number of parking spaces determined based on the pro rata rentable square footage to reflect the expiration of the Term with respect to the Surrender Premises. In no event shall Landlord reduce the number of parking spaces at the Property or the number of parking spaces located in the parking garage on the lower level of the Building with direct access to the Building lobby serving the Premises, in each case below the number of spaces existing on the date of this Amendment, excepting only (i) as required by applicable law, regulation or order, or (ii) with respect to any Surrender Premises, as set forth in the immediately preceding sentence.

4.2 General Indemnity. References to “The Prudential Life Insurance Company of America” in Section 12.01 of the Original Lease shall be deleted in its entirety and replaced with “TechCore LLC and California Public Employees’ Retirement System” in lieu thereof.

4.3 Deleted Lease Provisions. The following terms and provisions are hereby deleted in the entirety and shall be of no further force or effect: (i) Article 24 of the Original Lease (Right of First Offer), (ii) Section 2 of the Second Amendment (Qualifying Conditions), (iii) Section 9 of the Fourth Amendment (Extension Options); (iv) Section 11.8 of the Fourth Amendment (Prior Tenant Lease); and (v) Section 11.8 of the Fifth Amendment (MHTC Lease Amendment).

4.4 Notices. The addresses for Landlord and Tenant for purposes of the delivery of notices under the Lease are as follows, or such other address(es) as Landlord or Tenant may designate by written notice to each other after the date of this Amendment.

If to Landlord:	GI TC 850 Winter Street, LLC 125 High Street, Suite 211 Boston, Massachusetts 02110 Attn: Property Manager

With a copy to:	GI TC 850 Winter Street, LLC c/o GI Partners 188 The Embarcadero, Suite 700 San Francisco, California 94105 Attn: Asset Manager for 850 Winter St., Waltham, MA

With a copy to:	Munger, Tolles & Olson LLP 350 South Grand Avenue, 50th Floor Los Angeles, California 90071 Attn: George Fatheree, Esq.

If to Tenant:	Alkermes, Inc. 852 Winter Street Waltham, Massachusetts 02541 Attn: General Counsel

With a copy to:	Goulston & Storrs PC 400 Atlantic Avenue Boston, Massachusetts 02110 Attn: Jonathan N. Nichols, Esq.

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5. Landlord and Tenant Representations and Warranties. Tenant hereby represents and warrants to Landlord that the following are true as of date hereof: (a) Tenant is a corporation duly formed and existing in good standing under the laws of the state of its organization; (b) Tenant is registered and duly authorized to do business as a foreign entity in the state in which the Premises is located; (c) the execution, delivery and performance by Tenant of this Amendment (i) are within the powers of Tenant, (ii) have been duly authorized on behalf of Tenant by all requisite action, and (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, (d) this Amendment is a valid and binding obligation of Tenant enforceable in accordance with its terms, (e) Tenant has not assigned or encumbered its interest in the Lease or any part thereof; (f) there exists no sublease, license or other agreement relative to the use or occupancy of the Current Premises or any part thereof; (g) except for the Tenant Improvement Allowance set forth in this Amendment, Landlord has fulfilled all of its obligations, if any, under the Current Lease with respect to the construction of improvements in the Current Premises; and (h) to Tenant’s knowledge, neither Landlord nor Tenant is in breach or default of any of its respective obligations under the Current Lease. Landlord hereby represents and warrants to Tenant that the following are true as of the date hereof: (u) Landlord is a limited liability company duly formed and existing in good standing under the laws of the state of its organization; (v) Landlord is registered and duly authorized to do business as a foreign entity in the state in which the Premises is located, (w) the execution, delivery and performance by Landlord of this Amendment (i) are within the powers of Landlord, (ii) have been duly authorized on behalf of Landlord by all requisite action, and (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound, (x) this Amendment is a valid and binding obligation of Landlord enforceable in accordance with its terms, and (y) to Landlord’s knowledge, neither Landlord nor Tenant is in breach or default of any of its respective obligations under the Current Lease. The representations and warranties set forth in this Section shall survive the expiration or earlier termination of the term of the Lease.

6. Miscellaneous.

6.1 This Amendment, including Exhibit A, Exhibit B and Schedule I attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

6.2 Except as herein modified or amended, the provisions, conditions and terms of the Current Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Current Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Current Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

6.3 Submission of this Amendment by Landlord is not an offer to enter into this Amendment. Landlord, Tenant and Guarantor shall not be bound by this Amendment until this Amendment has been fully-executed and delivered. Landlord and Tenant agree that the effectiveness of this Amendment is expressly conditioned upon the Existing Mortgagee’s written consent to this Amendment subject to the terms of this Section 6.3. In the event Tenant does not receive a copy of such written consent from the Existing Mortgagee on or before the date which is ninety (90) days following the date of this Amendment, then, following the expiration of such ninety (90) day period, Tenant shall have thirty (30) days to terminate this Amendment upon written notice to Landlord. If Tenant timely elects in writing to terminate this Amendment, then this Amendment shall terminate immediately and be null and void and of no further force or effect and Tenant shall not be deemed to have withdrawn Tenant’s extension notices with respect to the first extension options under the Current Lease and MaPs Lease, or to have waived Tenant’s right to submit the determination of Market Rent with respect to Tenant’s first extension options to arbitration pursuant to the provisions of the Current Lease and the MaPs Lease. Landlord agrees to use commercially reasonable efforts to obtain written confirmation (which may be in the form of an amendment to the existing Subordination, Non-Disturbance and Attornment Agreement or an amended and restated Subordination, Non-Disturbance and Attornment Agreement) from the Existing Mortgagee that the Current Lease, as amended by this Amendment, remains subject to the existing Subordination, Non-Disturbance and Attornment Agreement.

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6.4 Landlord and Tenant hereby each represent and warrant to the other that it has dealt with no real estate broker, finder or agent in connection with this Amendment, other than JLL, which represented Tenant (the “Broker”). Landlord and Tenant each agree to indemnify, protect, defend and hold harmless the other from and against any and all losses, liabilities, damages, claims, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees) suffered or incurred by the other in connection with any leasing commissions or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, finder or agent other than the Broker in connection with this Amendment or the transaction contemplated hereby. Landlord and Tenant shall each be responsible for one-half (1/2) of the fees payable to Broker in connection with this Amendment pursuant to separate written agreements.

6.5 Landlord and Tenant represent and warrant to each other that the signatory executing this Amendment on behalf of such respective party has the authority to execute and deliver the same on behalf of such party.

6.6 Notwithstanding anything to the contrary contained in the Lease, (i) redress for any claim against Landlord under the Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Property, and (ii) the obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any other form of special, indirect or consequential damages.

6.7 This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6.8 The counterparts of this Amendment may be executed and delivered by facsimile or other electronic means and the parties may rely on the receipt of such counterpart so executed and delivered by facsimile or other electronic means as if the original had been received. Signatures in pdf form or other electronic means (including, without limitation, DocuSign) delivered by electronic mail shall have the same binding effect as original signatures.

[Signature Page Follows]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

GI TC 850 WINTER STREET, LLC,
a Delaware limited liability company

By:	/s/ Tony Lin
Name: Tony Lin
Title: Authorized Person

TENANT:

ALKERMES, INC.,
a Pennsylvania corporation

By:	/s/ Mike Landine
Name: Mike Landine
Title: SVP

By:	/s/ Jim Frates
Name: Jim Frates
Title: CFO

[Signature page to Sixth Amendment to Lease]

The undersigned (“Guarantor”): (i) hereby consents and agrees to the modifications and all other matters contained in this Amendment; (ii) reaffirms to Landlord each of the representations, warranties, covenants and agreements of Guarantor set forth in that certain Guaranty dated May 16, 2014, executed by Guarantor in connection with the Current Lease (the “Guaranty”), with the same force and effect as if each such representation, warranty, covenant and agreement were separately stated in this Amendment and made as of the date of this Amendment; (iii) reaffirms to Landlord that it satisfies the Financial Test (as defined in the Third Amendment) as of the date of this Amendment; and (iv) acknowledges and agrees that the Guaranty will continue in full force and effect with respect to the Current Lease, as amended by this Amendment, and that all references in the Guaranty to the “Lease” are hereby amended to refer to the Current Lease, as amended by this Amendment.

Guarantor hereby notifies Landlord that the Guarantor’s agent for service of process listed in Section 10 of the Guaranty has been changed to: Goulston & Storrs PC, 400 Atlantic Avenue, Boston, Massachusetts 02110, Attn: Jonathan N. Nichols, Esq.

GUARANTOR:

ALKERMES, PLC,
an Irish public limited company

By:	/s/ Tom Riordan
Name: Tom Riordan
Title: Assistant Company Secretary

[Signature page to Sixth Amendment to Lease]

EXHIBIT A

EXPANSION SPACE

EXHIBIT B

APPROVED TENANT IMPROVEMENTS

SCHEDULE I

BASE RENT

1. All such Base Rent set forth below shall be payable by Tenant in accordance with the terms of the Current Lease. Notwithstanding anything contained in the Current Lease to the contrary, Base Rent shall be payable as follows:

a. commencing on the Expansion Space Commencement Date, the Base Rent payable by Tenant for the Premises (excluding the Fourth Expansion Space) shall be Five Million Six Hundred Sixty Six Thousand Nine Hundred Sixteen and 00/100 Dollars ($5,666,916.00) per annum, payable in equal monthly installments of Four Hundred Seventy-Two Thousand Two Hundred Forty Three and 00/100 Dollars ($472,243.00), calculated at the rate of Thirty Four Dollars ($34.00) per rentable square foot of the Premises (excluding the Fourth Expansion Space) per annum, and shall increase on May 1, 2022 and on each May 1 thereafter during the Premises First Extension Term, by two and twenty-five one hundredths percent (2.25%) on a cumulative, compounded basis.

b. commencing on September 1, 2021, the Base Rent payable by Tenant for the Fourth Expansion Premises shall be Four Hundred Fifty Four Thousand Four Hundred Ten and 00/100 Dollars ($454,410.00) per annum, payable in equal monthly installments of Thirty Seven Thousand Eight Hundred Sixty Seven and 50/100 Dollars ($37,867.50), calculated at the rate of Thirty Four Dollars ($34.00) per rentable square foot of the Fourth Expansion Premises per annum, and shall increase on November 1, 2022 and each November 1 thereafter during the Fourth Expansion Space First Extension Term, by two and twenty-five one hundredths percent (2.25%) on a cumulative, compounded basis.

c. commencing on September 1, 2021, the Storage Base Rent (as defined in the Fourth Amendment) payable by Tenant shall be Five Thousand Two Hundred Ninety Five and 00/100 Dollars ($5,295.00) per annum, payable in equal monthly installments of Four Hundred Forty-One 25/100 Dollars ($441.25), calculated at the rate of Fifteen Dollars ($15.00) per rentable square foot of the Storage Space (as defined the Fourth Amendment) per annum, and shall increase on November 1, 2022 and each November 1 thereafter during the Fourth Expansion Space First Extension Term, by two and twenty-five one hundredths percent (2.25%) on a cumulative, compounded basis.

2. Notwithstanding the foregoing, Base Rent (and, as applicable, Storage Base Rent) payable with respect to (i) the Premises (excluding the Fourth Expansion Space) shall be abated for the months of March 2021 and April 2021 and (ii) the Fourth Expansion Space shall be abated for the months of September 2021 and October 2021; provided, however, Tenant shall not be entitled to such abatement so long as an Event of Default has occurred under the Lease which has not been cured after the giving of any required notice and expiration of any applicable period of cure or grace; provided, further, that upon the occurrence of any such Event of Default, Tenant’s right to such abatement shall be suspended and tolled during the pendency of such Event of Default, and if, as and when said Event of Default is cured by Tenant in accordance with the terms and conditions of the Lease, then said suspension shall cease and said right to abatement shall resume (such that, provided Tenant cures such Event of Default and there are no other uncured Events of Default, Base Rent be abated for two (2) months with respect to the Premises (excluding the Fourth Expansion Space) and the Fourth Expansion Space), in accordance with and subject to all of the terms and conditions of this Section. During the period of such abatement, Tenant shall have no obligation to pay Base Rent (or, as applicable, Storage Base Rent); provided however, Tenant shall continue to be responsible for the payment of all other monetary obligations under the Lease, including, without limitation, Additional Rent.